Exhibit 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

ANC RENTAL CORPORATION,

and

THE OTHER DEBTORS LISTED ON SIGNATURE PAGES HEREOF,

debtors-in-possession

and

CAR ACQUISITION COMPANY LLC

and

CERBERUS CAPITAL MANAGEMENT, L.P.

dated as of June 12, 2003

i

Schedules

Schedule 1	Debtor Subsidiaries
Schedule 1.2(e)	Knowledge Employees
Schedule 2.1(a)	Acquired Subsidiaries
Schedule 2.1(b)	Acquired Franchise/Sales Agreements
Schedule 2.1(c)	Acquired Sales Agency, Travel Agency and Tour Operator Commitments
Schedule 2.1(d)	Acquired Commitments with Vehicle Manufacturers and Repurchase Programs
Schedule 2.1(e)	Acquired Vehicle Lease Commitments
Schedule 2.1(f)	Acquired Fuel Supply Commitments
Schedule 2.1(g)	Acquired Collective Bargaining Commitments and Benefit Plans
Schedule 2.1(h)	Acquired Airport Concessions and Licenses
Schedule 2.1(i)	Acquired Marketing and Barter Commitments
Schedule 2.1(j)	Acquired Association Commitments
Schedule 2.1(k)	Acquired Joint Venture, LLC and Partnership Commitments
Schedule 2.1(l)	Acquired Affiliation Commitments
Schedule 2.1(m)	Acquired Vendor Commitments
Schedule 2.1(n)	Acquired Insurance Commitments
Schedule 2.1(o)	Acquired Real Property Lease and Sublease Commitments
Schedule 2.1(q)	Acquired National Corporate and Sales Accounts
Schedule 2.1.(u)	Acquired Owned Real Property
Schedule 2.1(x)	Acquired Intellectual Property Contracts
Schedule 2.1(aa)	Acquired Insurance Proceeds, Awards, Claims and Causes of Action
Schedule 2.1(cc)	Acquired Operating or Capitalized Lease Commitments
Schedule 2.1 (mm)	Acquired Intellectual Property of Spirit Rent-A-Car, Inc.
Schedule 2.2(a)	Equity Securities Not Included in Acquired Assets
Schedule 2.2(j)	Excluded Commitments
Schedule 2.2(l)	ALM Business Asset
Schedule 2.3(i)	Assigned MBIA Contracts
Schedule 2.3(f)	Assumed Litigation Liabilities
Schedule 2.1(g)	Assumed Benefits and COBRA Liabilities
Schedule 2.4	Specified Excluded Liabilities
Schedule 3.3(a)	Equity Securities of all Subsidiaries
Schedule 3.3 (b)	Rights and Transfer Restrictions Relating to Equity Securities of Acquired Subsidiaries
Schedule 3.4	Exceptions to SEC Reports
Schedule 3.5(b)	Foreign Subsidiaries’ Financial Statements
Schedule 3.5(c)	Securitization Subsidiaries’ Financial Statements
Schedule 3.5(d)	Undisclosed Liabilities of Acquired Subsidiaries
Schedule 3.6	Conflicts or Violations; Required Third Party Consents
Schedule 3.7(a)(i)	Acquired Subsidiaries’ Real Property Leases
Schedule 3.7(a)(ii)	Acquired Subsidiaries’ Owned Real Property
Schedule 3.7(a)(iii)	Exceptions to Title

Schedule 3.7(b)	Third Party Options to Acquire Interests in Acquired Assets
Schedule 3.7(c)	Real Property Leases in Default
Schedule 3.7(e)	Unassignable Real Property Leases
Schedule 3.7(f)	Materially Defective Real Property
Schedule 3.8	Certain Changes
Schedule 3.9(a)	Exceptions to Compliance with Law
Schedule 3.9(b)	Unresolved Regulatory Complaints and Investigations
Schedule 3.10	Litigation, Orders
Schedule 3.11(a)	Material Permits
Schedule 3.11(b)	Material Defaults on Permits
Schedule 3.12(a)	Exceptions to Commitments
Schedule 3.12(b)	Acquired Subsidiaries Commitments
Schedule 3.12(c)(i)	Previously Assumed Contracts
Schedule 3.12(c)(ii)	Commitments Subject to Assumption Motions
Schedule 3.12(d)	Unassignable Contracts
Schedule 3.13(a)	Employee Benefit Plans
Schedule 3.13(c)	Benefit Plans Subject to ERISA
Schedule 3.13(d)	Multiemployer Plans
Schedule 3.13(e)	ERISA Liabilities
Schedule 3.13(i)	Potential Disqualifications of Benefit Plans
Schedule 3.13(j)	Litigation Relating to Benefit Plans
Schedule 3.13(k)	Payments and Benefits Increases to Employees Resulting from Transaction
Schedule 3.13(l)	Benefits Beyond Retirement or Termination of Employment
Schedule 3.13(n)	Foreign Benefit Plans
Schedule 3.14(a)(i)	Unfair Labor Practices and Discrimination Claims
Schedule 3.14(a)(ii)	Collective Bargaining Agreements
Schedule 3.14(a)(iii)	Union Organizing Activity
Schedule 3.14(c)	Employment, Consulting and Severance Agreements
Schedule 3.14(e)	WARN Act
Schedule 3.15(a)(i)	Compliance with Environmental Laws
Schedule 3.15(a)(ii)	Environmental Permits
Schedule 3.15(b)	Environmental Claims
Schedule 3.15(c)	Assumed or Retained Environmental Claims
Schedule 3.15(d)	Environmental Claims Involving Hazardous Materials
Schedule 3.15(e)	Releases
Schedule 3.16(a)	Intellectual Property Licenses
Schedule 3.16(b)	Infringements by the Seller or any Subsidiary of Intellectual Property Rights of Any Person
Schedule 3.16(c)	Infringements by any Person of Intellectual Property Rights of Seller or any Subsidiary
Schedule 3.16(d)	Intellectual Property and Intellectual Property Contracts
Schedule 3.17	Tax Returns
Schedule 3.17(h)	Treatment of Acquired Subsidiaries for Tax Purposes
Schedule 3.18	Brokers of Seller
Schedule 3.19	Existing Vehicles

v

Schedule 3.20	Affiliate Transactions
Schedule 3.21(a)	Airport Concessions
Schedule 3.21(b)	Exceptions to Airport Concessions
Schedule 3.21(c)	Airport Concession Required Consents
Schedule 3.23(b)	Franchise Exceptions and Litigation
Schedule 3.24(b)	Vehicle Lease and Purchase Orders
Schedule 3.25(c)	Amortization Events
Schedule 3.26(a)	Insurance Policies
Schedule 3.26(b)	Business Risks
Schedule 3.26(c)	Ancillary Counter Insurance Products
Schedule 4.3	Consents; No Violations
Schedule 5.1(a)	Conduct of Business Prior to Closing
Schedule 5.1(a)(xxviii)	Subsidiaries for Consolidating Financial Statements
Schedule 5.1(a)(xxxiii)	Fleet Parameters
Schedule 5.1(a)(xxxv)	New Franchise/Sale Agreements
Schedule 5.1(a)(xlii)	Workforce Restructuring Plan
Schedule 6.2(b)	Consents for Closing

Exhibits

Exhibit A	Canada-US Normal Course Transactions
Exhibit B	EMEA-US Normal Course Transactions
Exhibit C	Capital Expenditures Plan
Exhibit D	Form of Escrow Agreement
Exhibit E	Baseline Working Capital Statement and Current Assets and Current Liabilities as of March 31, 2003
Exhibit F	New Severance Plan
Exhibit G	Bidding Procedures Order
Exhibit H	Target Amount, Target Balance Sheets and Target Working Capital Statement
Exhibit I	Projected Weekly Cash Flows
Exhibit J	Revenue Amount
Exhibit K	Agreed Upon Procedures
Exhibit L	Bonus Pool

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement“), dated as of June 12, 2003, is entered into by and among ANC Rental Corporation, a Delaware corporation (“Seller“), the Subsidiaries set forth on Schedule 1 (Seller and such Subsidiaries collectively referred to as the “Debtors“), CAR Acquisition Company LLC, a Delaware limited liability company (“Purchaser“), Cerberus Capital Management, L.P., a Delaware limited partnership (“CCM”) and, solely with respect to Section 2.5, Lehman Commercial Paper Inc., a New York corporation (“Lehman”). Capitalized terms used herein (and in the Exhibits hereto) without definition shall have the meaning ascribed to such terms in Article I hereof.

RECITALS

WHEREAS, Seller and the Subsidiaries primarily own and operate car rental businesses and license the right to operate car rental businesses in the airport and off-airport leisure and business travel rental markets mainly throughout the United States, Canada and Europe, under the brand names Alamo, National and Guy Salmon (excluding the ALM Business, the “Business“);

WHEREAS, Debtors are debtors and debtors-in-possession under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101-1330 (as amended, the “Bankruptcy Code“), having each commenced voluntary cases (Case No. 01-11200 et al., Jointly Administered) on November 13, 2001 (the “Petition Date“) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court“) (which cases, together with all legal proceedings instituted in the Bankruptcy Court in connection with the transactions described herein or otherwise involving Debtors are referred to collectively herein as the “Bankruptcy Case“); and

WHEREAS, Debtors desire to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser desires to purchase and acquire from Debtors, all of the Acquired Assets, and Purchaser is willing to assume the Assumed Liabilities, on the terms and subject to the conditions set forth herein and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows (subject, in the case of Debtors, to approval of this Agreement by the Bankruptcy Court):

ARTICLE I

DEFINITIONS

Section 1.1             Defined Terms.

For the purposes of this Agreement, the following terms shall have the following meanings:

“Adjustment Amount” shall initially be zero. The Adjustment Amount shall be increased to the extent that the dollar amount (if positive) of Permitted Cash Distributions from March 31, 2003 to the Closing Date from the Acquired Subsidiaries (and the subsidiaries of the Acquired Subsidiaries) to Debtors, net of Permitted Cash Investments by Debtors during such period in the Acquired Subsidiaries (and the subsidiaries of the Acquired Subsidiaries) from March 31, 2003 to the Closing Date, exceeds the net amount projected therefor during such period in the projected Weekly Cash Flows attached as Exhibit I hereto and set forth in paragraphs B4, B5 and B6 of the Agreed Upon Procedures, and the Adjustment Amount shall be reduced to the extent that the dollar amount (if positive) of Permitted Cash Investments by Debtors in the Acquired Subsidiaries (and the subsidiaries of the Acquired Subsidiaries) from March 31, 2003 to the Closing Date, net of Permitted Cash Distributions to Debtors during such period by the Acquired Subsidiaries (and the subsidiaries of the Acquired Subsidiaries), exceeds the net amount projected therefor during such period in the Weekly Cash Flows as set forth in paragraphs B4, B5 and B6 of the Agreed Upon Procedures. The Adjusted Amount shall be increased to the extent that the dollar amount of Extraordinary Cash Distributions from March 31, 2003 to the Closing Date exceeds the dollar amount of Extraordinary Cash Investments from March 31, 2003 to the Closing Date, and shall be decreased to the extent that the dollar amount of the Extraordinary Cash Investments from March 31, 2003 to the Closing Date exceeds the dollar amount of Extraordinary Cash Distributions from March 31, 2003 to the Closing Date. The Adjustment Amount shall be decreased to the extent up to U.S. $2,500,000 (actual amount to be determined by actual cash paid and the current exchange rate) is paid from Republic Industries Automotive Group (Switzerland) AG to National Car Rental Canada Inc. The Adjusted Amount shall be increased to the extent that, as of the close of any monthly measurement period, any payable (including any payable determined in a manner consistent with the Debtors’ current methodology pursuant to and reflected in the line item “Fleet Financing and Lease Payments”) then existing by any Debtor to any Acquired Subsidiary (or any subsidiary of an Acquired Subsidiary) that was projected to be paid in the Weekly Cash Flow on or prior to the close of such measurement period, has not been paid, and the Adjusted Amount shall be decreased to the extent that, as of the close of any monthly measurement period, any receivable (including any receivable determined in a manner consistent with the Debtors’ current methodology pursuant to and reflected in the line item “Fleet Financing and Lease Payments”) then existing of any Debtor from any Acquired Subsidiary (or any subsidiary of any Acquired Subsidiary) that was projected to be paid in the Weekly Cash Flow on or prior to the close of such measurement period, has not been paid. Notwithstanding the foregoing, that no adjustment shall be made to the Adjustment Amount pursuant to this definition to the extent such adjustment is duplicative of an adjustment otherwise made pursuant to this definition.

“Affiliate” of any Person shall mean any Person that controls, is controlled by, or is under common control with such Person. As used herein, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreed Upon Procedures Definitions” shall mean, collectively, the following defined terms:  ALM Business, Bankruptcy-Related Professional Fees, Baseline Working Capital, Current Assets, Current Liabilities, Target Amount, Adjustment Amount, ARG I, ARG II, Securitization Subsidiaries, IAG, EMEA-US Normal Course Transactions, Canada-US Normal Course Transactions, Extraordinary Cash Distributions, Extraordinary Cash Investments, Permitted Cash Distributions, Permitted Cash Investments and Target Working Capital Statement.

“ALM Business” shall mean the car rental business previously operated by Spirit Rent-A-Car, Inc. and its predecessors in the car replacement market throughout the United States under one or more of the brand names “Spirit”, “CarTemps USA” or “Alamo Local”.

“Amortization Event”, with respect to a Securitization Transaction, shall have the meaning specified in the related Securitization Documents.

“Antitrust Laws” shall mean antitrust, merger control or competition Laws.

“ARG I” shall mean ARG Funding Corp., a Delaware corporation.

“ARG II” shall mean ARG Funding Corp. II, a Delaware corporation.

“Assigned Contracts” shall mean (a) all Commitments relating to the Business entered into by Debtors on or after the Petition Date, (b) all Commitments relating to the Business entered into prior to the Petition Date that Debtors have assumed prior to the date hereof pursuant to Section 365 of the Bankruptcy Code and that are identified on Schedule 3.12(c)(i) hereto as a “previously assumed contract” and (c) all other Commitments relating to the Business entered into prior to the Petition Date, other than those Commitments that Purchaser does not intend to assume in accordance with Sections 2.2(j) and 5.12 of this Agreement; provided, that the Commitments referred to in subsections (a), (b) and (c) are limited to (i) those Commitments listed on Schedules 2.1(b) through (o), (q), (x), (cc), (mm) and (nn) as such Schedules are updated from time to time for Commitments entered into after the date hereof in accordance with Section 5.1, (ii) the Commitments of the type described in Sections 2.1(p), (hh), (kk) and (ll), and (iii) any Commitment referred to in clause (a) above that is cancelable by the Debtor party thereto (and Purchaser as its assignee) without penalty, premium or liability thereunder on not more than 90 days notice or involving payments to or from any Debtor of not more than $100,000 annually or $250,000 in the aggregate over the remaining term of such Commitment, whether or not such Commitment is listed on a Schedule hereto. Without limiting the foregoing, the Assigned Contracts shall not include any Commitment relating to indebtedness for borrowed money, mortgages or security interests, except for Commitments relating to the

DIP Credit Agreement, the Liberty Bonding Commitment and the capitalized lease Commitments set forth on Schedule 2.1(cc).

“Assigned MBIA Contracts” shall mean those documents listed on Schedule 2.3(i) hereto.

“AutoNation Settlement Agreement” shall mean the Settlement Agreement and Mutual Release, dated May 13, 2003 and included as an exhibit in Seller and Debtors’ Motion for an Order Pursuant to Bankruptcy Code Section 105 and Section 9019 Approving the Settlement Among the Debtors, AutoNation and the Creditors’ Committee dated April 15, 2003.

“AutoNation Side Letter” shall mean the side letter dated May 8, 2003 entered into by Seller and AutoNation in conjunction with the AutoNation Settlement Agreement.

“Bankruptcy-Related Professional Fees” shall mean the fees and expenses (including out of pocket expenses) whether or not billed, of the following professionals who were retained in connection with the Bankruptcy Case pursuant to orders of the Bankruptcy Court: (i) Fried, Frank, Harris, Shriver & Jacobson, counsel for the Debtors; (ii) Blank Rome Comisky & McCauley, LLP, counsel for the Debtors; (iii) Lazard Freres & Co., financial advisors to the Debtors; (iv) AlixPartners, financial advisors to the Debtors; (v) Alvarez & Marsal, Inc., financial advisors to Congress Financial Corporation; (vi) Wilmer, Cutler & Pickering, counsel for the Official Committee of Unsecured Creditors (the “Committee”); (vii) Young Conaway Stargatt & Taylor, LLP, counsel for the Committee; (viii) CONSOR Intellectual Asset Management, consultants to the Committee; (ix) Berger & Epstein, P.A., accountants to the Committee; (x) FTI Consulting, Inc., financial advisors to the Committee; (xi) Brown Brothers Harriman & Co., financial advisors to the Debtors; (xii) Donlin, Recano & Company, Inc., agent for creditor correspondence and claim distribution/collection; (xii) PriceWaterhouseCoopers, LLP, financial advisors to the Committee; (xiv) Cohen & Company, accountants for the ALM Business; (xv) the United States Trustee; and (xvi) professional fees and expenses for Lehman Commercial Paper Inc.

“Baseline Working Capital” shall mean the excess of Current Assets over Current Liabilities as of March 31, 2003 as set forth in the Baseline Working Capital Statement.

“Baseline Working Capital Statement” shall mean the statement delivered by Seller to Purchaser pursuant to Section 3.5(e), setting forth in reasonable detail the Current Assets and Current Liabilities as of March 31, 2003 as derived from the March 31, 2003 financial statements delivered to Purchaser pursuant to Section 3.5(a).

“Business Day” shall mean a day, other than a Saturday or Sunday, on which banks are open for business in New York City, New York.

“Business Records” shall mean all books, records, ledgers and files or other similar information used or held for use in the operation or conduct of the Business by any Debtor or Acquired Subsidiary, including price lists, customer lists, vendor lists, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, research materials, Tax Returns, contracts, instruments, filings, administrative and pricing manuals, records (including, without limitation, claim records, sales records, underwriting records, financial records, compliance records and Tax records), personnel records, corporate minute books and other materials to the extent relating, directly or indirectly, to the Acquired Assets (or the assets of any Acquired Subsidiary), whether or not in the possession of any Debtor or Acquired Subsidiary or their respective representatives, stored in hardcopy form or on magnetic, optical or other media.

“Canada-US Normal Course Transactions” means the transactions of the type listed on Exhibit A.

“Capital Expenditures Plan” shall mean the capital expenditure plan of the Seller and its Subsidiaries, as set forth in Exhibit C attached hereto.

“Claims” shall mean any and all rights, claims, credits, allowances, rebates, causes of action, known or unknown, pending or threatened (including all causes of action arising under Sections 510, 544 through 551 and 553 of the Bankruptcy Code or under similar state Laws, including preferences and fraudulent conveyance claims, and all other causes of action of a trustee and debtor-in-possession under the Bankruptcy Code) or rights of set-off.

“Closing Working Capital” shall mean the Working Capital as of the Closing Date.

“Closing Working Capital Statement” shall mean a statement setting forth the Closing Working Capital.

“COBRA” shall mean the continuation coverage plan under Section 4980B of the Code or Part 6 of Title I of ERISA enacted as part of the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral Installment Payments” shall have the meaning ascribed to such term in the Supplemental Term Sheet for Liberty Mutual Insurance Company Bonding for ANC Rental Corp., et al, Debtors in possession.

“Commitments” shall mean any contract (including Intellectual Property Contracts), lease, sublease, capitalized lease, agreement, license, Benefit Plan, collective bargaining agreement, or binding understanding, arrangement or commitment, including all amendments thereof and supplements thereto.

“Competition Approvals” shall mean all approvals, consents, certificates, waivers and other authorizations required to be obtained from, or filings or other notices required to be made with or to, any Governmental Bodies relating to Antitrust Laws having jurisdiction over the business of Seller or any Subsidiary in order to consummate the transactions contemplated by this Agreement, including the expiration or termination of any waiting period (or any extension thereof) under the HSR Act.

“Confidentiality Agreement” shall mean the agreement between Seller and CCM, dated March 2, 2003.

“Current Assets” shall mean the following assets of Debtors as of the Closing Date determined in accordance with GAAP, and on an unconsolidated combined basis:  cash and cash equivalents; net receivables (but excluding receivables from Seller or any Subsidiary); inventory; fleet-DNR salvage reserve (contra-asset portion only); fleet-warrant reserve (contra-asset portion only); fleet-reject reserve (contra-asset portion only); fleet-excess mileage reserve (contra-asset portion only); prepaid tags and licenses; prepaid insurance (other than prepaid directors and officers liability insurance) and refunds to Purchaser of premiums relating to prepaid insurance; prepaid marketing (barter); prepaid marketing (non-barter); prepaid rent; prepaid property and other taxes; prepaid airport concessions; prepaid service vehicles; prepaid – other; deposits – Liberty Mutual; deposits – National Union; deposits – Rosedale Dodge (lease deposits); deposits – AIG collateral; deposits – Royal Indemnity; deposits – Travelers; deposits - rent; deposits – airport bids; deposits - other; provided that, for purposes of calculating Estimated Closing Working Capital and Final Closing Working Capital, Current Assets shall be reduced, on a dollar for dollar basis, by the amount of the proceeds received by Debtors from the sale or other disposition after March 31, 2003 and prior to the Closing Date of any asset (other than a Current Asset) that would have been included in the Acquired Assets but for such sale or disposition. The Current Assets do not include the current assets of Debtors attributable to the ALM Business (except as set forth in Schedule 2.2(l)) or any Excluded Assets.

“Current Liabilities” shall mean the following liabilities of Debtors as of the Closing Date determined in accordance with GAAP, and on an unconsolidated combined basis:  accounts payable (excluding any portion thereof that constitutes Pre-Petition Liabilities, any portion thereof attributable to Bankruptcy-Related Professional Fees and any portion thereof that constitutes any payables to Seller or any Subsidiary); accrued payroll and benefits (excluding any unpaid Key Employee Retention Plan payments, Pre-Petition Liabilities, and liabilities for post-retirement medical and life insurance benefits to retirees and active employees); the following accrued liabilities: other, primarily seasonality change; capital leases; accrued legal (excluding any portion thereof that constitute Pre-Petition Liabilities not being assumed by Purchaser and Bankruptcy-Related Professional Fees); accrued airport concessions (net of receivables) (excluding any portion thereof that constitutes Pre-Petition Liabilities); accrued equipment lease (excluding any portion thereof that constitutes Pre-Petition Liabilities); accrued advertising (excluding any portion thereof that constitutes Pre-Petition Liabilities); commissions; accrued rental liability (barter) (excluding any portion thereof that constitutes Pre-Petition Liabilities); accrued real estate taxes (excluding any portion thereof that constitutes Pre-Petition Liabilities); accrued audit and tax fees (excluding any portion thereof that constitutes Pre-Petition Liabilities); sales and use taxes payable (excluding any portion thereof that constitutes Pre-Petition Liabilities); state, county and city surcharges (excluding any portion thereof that constitutes Pre-Petition Liabilities); accrued fleet reserves (turn back reserves); customer deposits; deferred revenue; accrued rent (excluding any portion thereof that constitutes Pre-Petition Liabilities); accrued taxes (motor vehicle rental, state/local fuel excluding income taxes); accrued travel partners rebates; accrued insurance (general liability and other accrued insurance); other accruals – monthly IT accrual (but excluding any portion thereof that constitutes Pre-Petition Liabilities); other accrual – commissions (but excluding any portion thereof attributable to Pre-Petition Liabilities); other accrual – Emerald Club; other accrual-Miscellaneous invoices not received (but excluding any portion thereof attributable to Pre-Petition Liabilities); other accrual – miscellaneous (but excluding any portion thereof attributable to Pre-Petition Liabilities); other accrual-bank service fees; other accrual – Mitsubishi and Chrysler operating lease payment; and other accrual – benefits reserve; and the following self-insurance accruals: workers’ compensation; health; and auto liability (including for the ALM Business) provided that for purposes of determining Estimated Working Capital and Final Working Capital, accruals for auto liability (including for the ALM Business) shall be determined pursuant to Section 2.5(f). The Current Liabilities do not include any Cure Costs or any Excluded Liabilities; any liability under the Bonus Plan; any liability that remains unpaid as of the Closing under the New Severance Plan; any amounts payable to any Acquired Subsidiary (or any direct or indirect subsidiary thereof); accrued environmental reserve; accrued merger reserve; the current liabilities of Debtors attributable to the ALM Business (other than for self-insurance accruals for auto liability); debt; accrued interest; other accrual – adjusted fleet clearing; other accrual – AMT valuation reserve; other accrual – unclaimed property; other accrual – Eurodollar acquisition reserve; city closure reserve; other accrual – excess accrued legal fees; other accrual – money collected on behalf of German bankrupt entity; deferred gain on sale/leaseback transaction; deferred revenue related to Perot; interest rate hedges with West LB; and the indebtedness under the DIP Credit Agreement.

“Cure Costs” shall mean the amounts necessary to cure or remedy all defaults of Debtors under the Assigned Contracts arising or accruing prior to the Petition Date (without giving effect to any acceleration clauses relating to bankruptcy or insolvency) that must be cured pursuant to Section 365 of the Bankruptcy Code prior to an assumption of such Assigned Contracts.

“Cure Costs Statement” shall mean a statement setting forth the Cure Costs.

“Cure Costs Threshold” shall mean the sum of (i) $6,000,000 plus (ii) the dollar amount of any reduction in the principal amount outstanding under the DIP Credit Agreement from the sale or other disposition after March 31, 2003 and prior to the Closing Date of any asset that would have been an Excluded Asset but for such sale or disposition plus (iii) Cure Costs, if any, associated with Perot Systems Corporation .

“Deductible Amount” shall mean $15,000,000.

“DIP Credit Agreement” shall mean the Loan and Security Agreement, dated as of March 17, 2003, by and among Seller, the guarantors named therein and DaimlerChrysler Corporation, as amended, supplemented, modified or any substitutions therefor.

“EMEA-US Normal Course Transactions” means the transactions of the type listed on Exhibit B.

“Encumbrance” shall mean any lien, claim, charge, encumbrance, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, covenant or other similar restriction or right (whether on voting, sale, transfer, disposition, or otherwise) affecting, or interest in, against, or with respect to any tangible or intangible property or rights, whether imposed by agreement, understanding, law, equity, or otherwise.

“Environmental Claims” refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, department, bureau, office or other authority, or any Third Party involving violations of Environmental Laws or Releases of Hazardous Materials from  any assets, properties or businesses of Seller, or any of the Subsidiaries from or onto any facilities which received Hazardous Materials generated by Seller or any of the Subsidiaries.

“Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; the Clean Water Act, 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act, 29 U.S.C. 655 et seq., and any other international, European, federal, state, local or municipal laws, treaties, statutes, regulations, rules, codes of practice, guidance notes, circulars or ordinances of any jurisdiction (whether foreign or domestic) imposing liability or establishing standards of conduct for protection of the environment.

“Environmental Liabilities” shall mean any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any Governmental Body or any Third Party which relate to any violations of Environmental Laws, Remedial Actions, Releases or threatened Releases of Hazardous Materials from or onto (i) any property presently or formerly owned or occupied by Debtors or any Acquired Subsidiary, or (ii) any facility which received Hazardous Materials generated by Debtors or any Acquired Subsidiary.

“Equity Securities” shall mean, with respect to any Person, (i) capital stock of, partnership interests, membership interests or other equity interests in, such Person, (ii) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in such Person or (iii) options, warrants or other rights to acquire the securities described in clauses (i) and (ii), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any of Debtors, are treated as a single employer under any and all of Sections 414(b), (c), (m) or (o) of the Code on either the date of this Agreement or the Closing Date.

“Estimated Closing Working Capital” shall mean the Purchaser’s estimate of Working Capital as of the Closing Date prepared in accordance with Section 2.5(d).

“Estimated Closing Working Capital Statement” shall mean a statement setting forth the Estimated Closing Working Capital, delivered by Purchaser pursuant to Section 2.5(d).

“Estimated Cure Costs” shall mean Purchaser’s estimate of Cure Costs as of the Closing Date prepared in accordance with Section 2.5(d).

“Estimated Cure Costs Statement” shall mean a statement setting forth the Estimated Cure Costs, delivered by Purchaser pursuant to Section 2.5(d).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include reference to the comparable section, if any, of any such successor federal statute.

“Expense Reimbursement Order” shall mean the order of the Bankruptcy Court entered on April 3, 2003 granting Debtors’ Motion filed on March 14, 2003 pursuant to Sections 105(a) and 363(b) of the Bankruptcy Code Authorizing Debtors to Reimburse Prospective Purchasers for Due Diligence Expenses Incurred in Connection with Potential Sale of All or Substantially All of Debtors’ Assets which order is a Final Order.

“Extraordinary Cash Distributions” means, with respect to the Acquired Subsidiaries (or any subsidiaries thereof) cash distributions and payments from such companies to the Debtors that do not constitute Permitted Cash Distributions. The term “Extraordinary Cash Distributions” does not include cash payments from the Acquired Subsidiaries (or any subsidiaries thereof) by the Debtors for EMEA-US Normal Course Transactions and Canada-US Normal Course Transactions and cash payments and distributions from the Securitization Subsidiaries to the Debtors in a manner consistent with Debtors’ current methodology pursuant to and reflected in the line item “Fleet Financing and Lease Payments.”

“Extraordinary Cash Investments” means, with respect to the Acquired Subsidiaries (or any subsidiaries thereof) cash investments in and payments to such companies by the Debtors that do not constitute Permitted Cash Investments. The term “Extraordinary Cash Investments” does not include payments to the Acquired Subsidiaries (or any subsidiaries thereof) to the Debtors for EMEA-US Normal Course Transactions and Canada-US Normal Course Transactions and cash investments in and payments to the Securitization Subsidiaries by the Debtors in a manner consistent with Debtors’ current methodology pursuant to and reflected in the line item “Fleet Financing and Lease Payments.”

“Final Order” shall mean an order or judgment of the Bankruptcy Court as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending or in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired.

“Fixtures” shall mean all furniture, furnishings, computers and other tangible personal property, whether affixed or moveable, owned or leased by any Debtors and located on the Transferred Real Property or the premises leased by Debtors pursuant to any Assigned Contract.

“Foreign Pension Plan” shall mean any Foreign Plan which provides retirement income for any employee or former employee of Seller or any of the Subsidiaries employed outside of the United States, results in a deferral of income for such employees in contemplation of retirement or provides payments to be made to such employees upon termination of employment or retirement.

“Foreign Plan” shall mean any benefit arrangement of the type described in Section 3.13(a) maintained or contributed to primarily for the benefit of any employee or former employee of Seller or any of the Subsidiaries employed outside of the United States, and which plan is not subject to ERISA or the Code.

“Foreign Subsidiaries” shall mean any Subsidiary organized in a jurisdiction outside the United States.

“Franchisee” shall mean any franchisee, licensee or sub-licensee counterparty of any Debtor or Acquired Subsidiary to a Franchise/Sales Agreement.

“Franchise/Sales Agreements” shall mean each agreement, license, sublicense, arrangement or understanding pursuant to which Seller or any of its Subsidiaries has granted a franchise or exclusive right to operate, sublicense, develop or act as sales agent for the Business in any jurisdiction.

“GAAP” shall mean U.S. generally accepted accounting principles consistently applied.

“Governmental Body” shall mean (i) any legislative, executive, judicial or administrative unit of any governmental entity (foreign, federal, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof, (ii) any self-regulatory organization, agency or commission or (iii) any court or arbitral tribunal.

“Hazardous Materials” shall include, without regard to amount and/or concentration (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components, including but not limited to asbestos-containing materials and manufactured products containing Hazardous Materials.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IAG” means International Automotive Group Insurance Company, Ltd.

“Intellectual Property” shall mean (i) inventions and discoveries, whether patentable or not, all patents, patent applications, together with all patent disclosures, reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof, trademarks, tradenames, service marks, trade dress, logos, domain names and designs, and other indicia of origin, and all goodwill associated therewith, and all applications, registrations, extensions, modifications and renewals in connection therewith, all published and unpublished works of authorship, whether copyrightable or not, copyrights and copyright applications and all registrations and renewals and all extensions, restorations and reversions thereof, in connection therewith; (ii) all know-how, trade secrets and confidential business information, customer and supplier lists; (iii) all IT Systems; (iv) all other intangible proprietary rights; and (v) all Commitments related to any of the foregoing.

“Intellectual Property Contracts” shall mean all Commitments concerning the Seller Intellectual Property owned or licensed by or to Debtors or any Acquired Subsidiary, including without limitation agreements granting rights to use any such Seller Intellectual Property, and any trademark coexistence, consent and non-assertion agreements relating to the Seller Intellectual Property.

“Internet Domain Name Deed” shall mean the information (e.g. user name and password) or documentation (e.g. registrar transfer form or letter of consent) required to transfer title with the applicable registrar of the Transferred Domain Names from a Debtor to Purchaser.

“IT Systems” means any electronic data processing, information, record keeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and Internet websites and related content, including without limitation, the “Legacy” system.

“Law” shall mean any national, foreign, federal, state, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree of any jurisdiction (whether foreign or domestic).

“Liabilities” shall mean any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Liberty Bonding Commitment” shall mean the Order of the Bankruptcy Court dated March 13, 2002 (the “March 13th Order”) and the “Summary of Terms and Conditions of Liberty Bond Services Post-Petition Bonding,” attached to and approved by the March 13th Order (“Term Sheet I”), providing, among other things, for the Debtors to obtain certain post-petition bonding under certain circumstances and subject to certain conditions, and authorizing and granting certain liens, collateral, rights, and other protections for the benefit of Liberty. The

March 13th Order and Term Sheet I were modified in certain respects pursuant to certain subsequent orders dated May 10, 2002, and by order dated June 28, 2002, and as subsequently modified by the Order dated March 19, 2003, pursuant to which that certain document entitled the “Supplemental Term Sheet” between Liberty and the Debtors was approved, and which provided, among other things, for further continued post-petition bonding and additional liens, collateral, rights and other protections being granted to Liberty.

“M & A Qualified Beneficiary” shall have the meaning set forth in Treasury Regulation Section 54.4980B-9, and specifically includes, to the extent Debtors no longer maintain a group health plan after the Closing Date, individuals who remain employed by Debtors after the Closing Date in order to provide transition services regardless of how long such individuals remain employed to provide these services.

“Material Adverse Effect” shall mean any change, effect, event, occurrence, development, circumstance or state of facts materially adverse to the business, properties, operations, financial condition or results of operations of the Acquired Assets and the Business taken as a whole or which materially impair the ability of Debtors to perform their obligations under this Agreement or any Related Document or have a material adverse effect on or prevent or materially delay the consummation of the transactions contemplated hereby and thereby; provided, however, that the following shall be excluded from any determination as to whether a “Material Adverse Effect” has occurred:  (i) any change, effect, event, occurrence, development, circumstance or state of facts in general economic or political conditions, conditions in the United States or worldwide capital markets and any act of terrorism or any outbreak of hostilities or war and (ii) any failure by Seller to meet published revenue or earnings projections (but not any change underlying such failure to meet published revenue or earnings projections to the extent such change or effect would otherwise constitute a Material Adverse Effect).

“New Severance Plan” means the severance plan of the Debtors attached hereto as Exhibit F.

“Non-Filing Subsidiaries” shall mean, collectively, the Subsidiaries that are not debtors in the Bankruptcy Case as of the date hereof.

“Noteholder” shall mean any holder of Notes.

“Notes” shall mean the outstanding asset-backed notes issued in a Securitization Transaction.

“Offering Memoranda” shall mean each of the final offering circulars relating to the Notes.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past practices of Seller and the Subsidiaries, taking into consideration conduct or actions required as a result of the Bankruptcy Case, and shall include any actions taken in furtherance of any order of the Bankruptcy Court.

“Pension Plan” shall mean each “employee pension benefit plan” as defined in Section 3(2) of ERISA.

“Permitted Cash Distributions” means (i) with respect to the Securitization Subsidiaries, cash distributions and payments from the Securitization Subsidiaries to the Debtors in a manner consistent with Debtors’ current methodology pursuant to and reflected in the line item “Fleet Purchases and Enhancement”, (ii) with respect to IAG, cash distributions and payments from IAG to the Debtors in a manner consistent with Debtors’ current methodology pursuant to and reflected in the line item entitled “Transaction/Variable-Other Insurance”, (iii) with respect to ANC Rental Corporation (Holdings) Limited and its subsidiaries, cash distributions and payments from such companies to the Debtors in a manner consistent with Debtors’ current methodology pursuant to and reflected in the line item “Potential Funds to/Receipt from Europe and Canada” and (iv) with respect to Alamo Rent-A-Car (Canada) Inc., National Car Rental (Canada) Inc. and their respective subsidiaries, cash distributions and payments from such companies to the Debtors in a manner consistent with Debtors’ current methodology pursuant to and reflected in the line item “Potential Funds to/Receipt from Europe and Canada.”  The term “Permitted Cash Distributions” does not include cash payments and distributions from the Acquired Subsidiaries (or any subsidiaries thereof) to the Debtors for EMEA-US Normal Course Transactions and Canada-US Normal Course Transactions and cash payments and distributions from the Securitization Subsidiaries to the Debtors in a manner consistent with Debtors’ current methodology pursuant to and reflected in the line item “Fleet Financing and Lease Payments.”

“Permitted Cash Investments” means (i) with respect to the Securitization Subsidiaries, cash investments in and payments to the Securitization Subsidiaries by the Debtors in a manner consistent with Debtors’ current methodology pursuant to and reflected in the line item entitled “Fleet Purchases and Enhancement”, (ii) with respect to IAG, cash investments in and payments to IAG by the Debtors in a manner consistent with Debtors’ current methodology pursuant to and reflected in the line item entitled “Transaction/Variable-Other Insurance”, (iii) with respect to ANC Rental Corporation (Holdings) Limited and its subsidiaries, cash investments in and payments to such companies by the Debtors in a manner consistent with Debtors’ current methodology pursuant to and reflected in the line item “Potential Funds to/Receipt from Europe and Canada” and (iv) with respect to Alamo Rent-A-Car (Canada) Inc., National Car Rental (Canada) Inc. and their respective subsidiaries, cash investments in and payments to such companies by the Debtors in a manner consistent with Debtors’ current methodology pursuant to and reflected in the line item “Potential Funds to/Receipt from Europe and Canada.”  The term “Permitted Cash Investments” does not include cash payments to the Acquired Subsidiaries (or any subsidiaries thereof) by the Debtors for EMEA-US Normal Course Transactions and Canada-US Normal Course Transactions and cash investments in and payments to the Securitization Subsidiaries by the Debtors in a manner consistent with Debtors’ current methodology pursuant to and reflected in the line item “Fleet Financing and Lease Payments.”

“Permitted Encumbrance” shall mean (i) statutory liens for current Taxes not yet due and payable; (ii) mechanics, carriers, workers, materialmen’s, warehousemen’s liens incurred in the Ordinary Course of Business for sums not due and payable or payments, (iii) with respect to any Real Property Leases, the Encumbrances contained in the corresponding lease and any Encumbrance on the title of the fee owner; (iv) local, state and federal laws, ordinances or governmental regulations including, without limitation, building and zoning laws, ordinances and regulations now or hereafter in effect; and (v) zoning restrictions, adverse claims, easements, leases, rights-of-way, encroachments, defects, Encumbrances and similar restrictions relating to real estate that do not result in a Material Adverse Effect.

“Perot Agreement” shall mean one or more agreements in form and substance satisfactory to the Purchaser in its sole discretion concerning the outsourcing of information technology services relating to the Business with Perot Systems Corporation.

“Person” shall mean any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, any Governmental Body, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

“Pre-Petition Liability” shall mean any “claim” against or obligation of any of Debtors, as such term is defined in Section 101(5) of the Bankruptcy Code, arising or occurring on or before the Petition Date, which claim or obligation has not been assumed by Debtors in the Bankruptcy Case pursuant to Section 365 of the Bankruptcy Code, waived, or otherwise satisfied in accordance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules or order of the Bankruptcy Court.

“Prime Rate” shall mean the U.S. “prime rate” as reported daily by The Wall Street Journal.

“Qualified Bid” has the meaning specified in Section 5.7(d).

“Real Estate Deed” shall mean each deed transferring title to Transferred Real Property from a Debtor to Purchaser.

“Registered” shall mean issued, registered, renewed or the subject of a pending application.

“Related Document” shall mean any agreement or document executed or delivered in connection with the consummation of the transactions contemplated hereby.

“Release” shall mean any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

“Remedial Action” shall mean all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. 9601.

“Rental Vehicle” means any vehicle owned, leased or operated by any Debtor for the purpose of renting such vehicle to customers of the Business.

“Representatives” shall mean with respect to any Person, any officer, director or employee of, or any investment banker, attorney or other advisor, agent or representative of such Person.

“Repurchase Program” shall mean a program pursuant to which a Vehicle Manufacturer or an Affiliate thereof has agreed with Debtors or any Acquired Subsidiary to repurchase or guarantee the auction sale price of vehicles manufactured by such Vehicle Manufacturer or any of its Affiliates.

“Sale Approval Order” shall mean an order of the Bankruptcy Court in form and substance reasonably satisfactory to Purchaser approving this Agreement and consummation of the transactions contemplated hereunder, under Sections 105, 363, 365 and 1146(c) of the Bankruptcy Code. The Sale Approval Order shall provide, among other things:  (a) that the transfer of the Acquired Assets by Debtors to Purchaser or its designated Affiliates and the assumption thereof by Purchaser from Debtors:  (i) is or will be a legal, valid and effective transfer of the Acquired Assets, (ii) vests or will vest Purchaser with good title to the Acquired Assets free and clear of all Liabilities and Encumbrances, except those expressly assumed or permitted by Purchaser hereunder and (iii) constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code and applicable Law; (b) that all Persons having Claims or Encumbrances of any kind or nature whatsoever against or on any Debtor or the Acquired Assets shall be forever barred, estopped and permanently enjoined from pursuing such Claims or asserting such Encumbrances against Purchaser, any of its assets, property, successors or assigns, or the Acquired Assets, other than with regard to the Assumed Liabilities and Permitted Encumbrances; (c) that the transactions contemplated by this Agreement are undertaken by Purchaser in good faith, as that term is used in Section 363(m) of the Bankruptcy Code; and (d) except as specifically provided for in this Agreement, for the assumption by Debtors, and assignment to Purchaser, of all Assigned Contracts pursuant to Sections 105 and 365 of the Bankruptcy Code and state:  (i) that all defaults of Debtors under the Assigned Contracts arising or accruing prior to the date of the Sale Approval Order (without giving effect to any acceleration clauses or any default provisions in such contracts of a kind specified in Section 365(b)(2) of the Bankruptcy Code) have been cured or will be promptly cured by Debtors and (ii) that Purchaser shall have no liability or obligation with respect to any default arising or accruing with respect thereto prior to Closing.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Act shall include reference to the comparable section, if any, of such successor federal statute.

“Securitization Documents” shall mean, with respect to a Securitization Transaction, the indenture, indenture supplement, any credit enhancement documents, and any other transaction documents or agreements relating to the issuance of the related Notes, and any documents or agreements directly or indirectly pledged as collateral for the applicable Issuer’s obligations under such Notes (including but not limited to any master lease agreement, note or manufacturer repurchase agreement).

“Securitization Subsidiaries” shall mean Alamo Financing L.P., Alamo Financing L.L.C., National Car Rental Financing Limited Partnership, National Car Rental Financing Corporation, CarTemps Financing L.P., CarTemps Financing L.L.C., ARG I and ARG II.

“Securitization Transaction” shall mean each of the transactions pursuant to which (a) ARG I issued its Asset Backed Notes, Series 1991-1, Series 1999-3, Series 2000-4 and Series 2001-2, and (b) ARG II issued its Asset Backed Notes, Series 2002-2, and any similar transaction entered into by Seller or any of its Subsidiaries after the date hereof.

“Seller Intellectual Property” shall mean all Intellectual Property (a) owned by Seller or any Subsidiary (individually referred to herein as the “Seller Owned Intellectual Property”), and/or (b) that is necessary for the conduct of the Businesses of Seller and/or any of the Subsidiaries, as applicable, as currently conducted, in each case, excluding any Seller Intellectual Property used exclusively in connection with the ALM Business, except for any Seller Intellectual Property listed on Schedule 2.1(mm).

“Subsidiaries” shall mean any entities (i) the accounts of which would be consolidated with those of Seller in Seller’s consolidated financial statements if such financial statements were prepared in accordance with GAAP; or (ii) of which securities, membership interests or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are owned, controlled or held by Seller or one or more direct or indirect Subsidiaries.

“Support Vehicles” shall mean all trucks, vans, buses, dollies and other vehicles (including those held for employees’ benefit and marketing purposes), owned, leased or operated by Debtors and not constituting Rental Vehicles but used by Debtors in the Business.

“Target Amount” shall mean the target Working Capital, for the applicable month, as set forth in the Target Working Capital Statements as adjusted pursuant to Section 2.5(c). “Target Working Capital Statement” shall mean the Working Capital Statements attached as Exhibit H to this Agreement.

“Tax” or “Taxes” shall mean any federal, state, local, foreign or other taxes, assessments, duties or charges of any kind whatsoever, including, without limitation, franchise, income, sales, use, ad valorem, gross receipts, value added, profits, license, capital gains, transfer (including stamp duty and stamp duty reserve tax), minimum, alternative minimum, environmental, withholding, payroll, employment, excise, property, customs and occupation taxes, including any interest, fine, penalty or addition thereto, whether disputed or not, and including any liability for the payment of any of the above amounts as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferee or successor liability.

“Tax Return” shall mean any federal, state, local, foreign or other return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto.

“Telephone Numbers” means all operating telephone numbers for the offices owned and/or leased by Debtors (that constitute Acquired Assets) and/or the Acquired Subsidiaries and all other telephone numbers relating to the Business and controlled (by agreement, lease or otherwise) by Debtors (with respect to Acquired Assets) and/or the Acquired Subsidiaries on the date hereof and which under existing agreements, regulations and Law, may be transferred to Purchaser on the Closing Date.

“Third Party” shall mean any Person not an Affiliate of the other referenced Person or Persons.

“Transferred Domain Names” shall mean any and all Internet domain names that are Registered and owned by a Debtor, excluding those used exclusively in connection with the ALM Business.

“Transferred Marks” shall mean any and all trade marks that are registered and owned by a Debtor, excluding those used exclusively in connection with the ALM Business.

“Transferred Real Property” shall mean the real property set forth on Schedule 2.1(u).

“Trade Mark Deeds” shall mean a duly executed short-form assignment transferring title to one or more Transferred Marks from a Debtor to Purchaser.

“Treasury Regulations” shall mean the United States Income Tax Regulations, including Temporary Regulations, promulgated under the Code.

“Vehicle Manufacturers” shall mean the manufacturers of vehicles used by Seller or any of the Subsidiaries in connection with the Business.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act (29 U.S.C. Sections 2101, et seq.).

“Working Capital” shall mean (i) the Current Assets minus the Current Liabilities less (ii) the Adjustment Amount, if positive and plus (iii) the absolute value of the Adjustment Amount, if negative.

Additional Defined Terms . For purposes of this Agreement, the following terms shall have the meanings specified in the Sections indicated below:

Term	Section

2002 Extended Return	Section 5.16(c)
2003 Year	Section 3.17(o)
Accountants	Section 2.5(c)
Acquired Assets	Section 2.1
Acquired Subsidiaries	Section 2.1(a)
Affiliated Group	Section 3.17(a)

Agreed Upon Procedures	Section 2.5(c)
Agreed Upon Procedures Report	Section 2.5(c)
Agreement	Preamble
Airport Concessions	Section 3.21(a)
Allocation Statement	Section 2.6
Alternative Transaction	Section 5.7(g)
Aon	Section 2.5(e)(i)
Aon Closing Report	Section 2.5(e)(iv)
Aon Estimated Report	Section 2.5(e)(i)
Aon March Report	Section 2.5(e)(i)
ARAC	Section 5.23(b)
Asset Backed Notes	Section 5.2(b)
Assumed Liabilities	Section 2.3
Auction	Section 5.7(f)(i)
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Benefit Plans	Section 3.13(a)
Bid	Section 5.7(c)
Bid Deadline	Section 5.7(c)
Bidding Procedures	Section 5.7(a)
Bidding Procedures Order	Section 5.7(a)
Bonus Pool	Section 5.9(g)(ii)
Business	Recitals
CCM	Preamble
Closing	Section 2.8
Closing Date	Section 2.8
Closing Date Amount	Section 2.5(a)
Closing Escrow Deposit	Section 2.5(a)
Comment Period	Section 2.5(c)
Concessionaire	Section 3.21(a)
Consents, Approvals and Filings	Section 3.6
Debtors	Preamble
Definitive Sale Documentation	Section 5.7(c)
Deposit	Section 2.7
Determination Date	Section 2.5(e)(iii)
Determination Date Amount	Section 2.5(e)(iii)
Determination Date Statement	Section 2.5(e)(iii)
Differential	Section 2.5(f)(ii)
Dispute Notice	Section 2.5(e)(ii)
Dispute Notice Period	Section 2.5(e)(ii)
Drop Dead Date	Section 7.1(a)(vii)
Escrow Agreement	Section 2.7
Escrow Holder	Section 2.7
Escrow Release Event	Section 2.7
Excluded Assets	Section 2.2

Excluded Liabilities	Section 2.4
Existing Vehicles	Section 3.19(a)
Final Closing Working Capital Statement	Section 2.5(e)(iii)
Final Cure Costs Statement	Section2.5(e)(iii)
Interest Rate	Section 2.5(e)(iii)(A)
Internal Restructuring Transactions	Section 5.22
Knowledge of Seller	Section 1.2(e)
Lehman	Preamble
Litigation	Section 3.10(a)
Management Accrual Amount	Section 2.5(f)(i)
March Management Accrual Amount	Section 2.5(f)(ii)
Material Commitment	Section 5.1(xli)
Negotiation Period	Section 2.5(e)(ii)
Objection Notice	Section 2.5(c)
Owned Real Property	Section 3.7
Permits	Section 3.11(a)
Petition Date	Recitals
Policies	Section 3.26(a)
Purchase Price	Section 2.5(a)
Purchaser	Preamble
Purchaser Savings Plan	Section 5.9(e)
Purchaser Tax Indemnitee	Section 5.16(a)
Qualified Bid	Section 5.7(d)
Qualified Bidder	Section 5.7(c)
Real Property Leases	Section 3.7
Related Party Agreements	Section 3.20
Sale	Section 5.7(a)
Sale Hearing	Section 5.7(b)
SEC Reports	Section 3.4
Section 338 Election	Section 5.18
Seller	Preamble
Seller Owned Intellectual Property	Section 1.1
Seller Tax Indemnitee	Section 5.16(a)
Statement	Section 5.16(c)
Straddle Period	Section 5.16(b)
Tax Asset	Section 5.15
Tax Structure	Section 5.2(d)
Terminating Purchaser Breach	Section 7.1(a)(iii)
Terminating Seller Breach	Section 7.1(a)(iv)
Termination Fee	Section 5.7(g)
Transfer Tax Returns	Section 5.8
Transfer Taxes	Section 5.8
Transferred Employee	Section 5.9(a)

Section 1.2             Other Definitional and Interpretive Matters . Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)           Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(b)           Headings. The provisions of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(c)           Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(d)           Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(e)           Knowledge. The phrase “Knowledge of Seller” (or words of similar import) shall mean the actual knowledge after due inquiry of the employees of Seller or any of the Subsidiaries who are primarily responsible for the relevant area as to which Knowledge is qualified, as set forth on Schedule 1.2(e);.

(f)            Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. While Debtors have attempted in good faith to cross reference between Schedules and Exhibits as applicable, the parties hereto agree that any item disclosed in any particular Schedule or Exhibit shall be deemed disclosed for purposes of any other Schedule or Exhibit with respect to which it is reasonably apparent from a reading of such information on such first Schedule or Exhibit that such information is applicable to such other Schedule or Exhibit.

ARTICLE II

PURCHASE AND SALE OF ACQUIRED ASSETS

Section 2.1             Purchase and Sale of Acquired Assets . Upon the terms and subject to the conditions hereof, at the Closing, Debtors will sell, assign, transfer, convey and deliver to Purchaser, free and clear of all Encumbrances (other than Permitted Encumbrances) and Purchaser will, and CCM will cause Purchaser to, purchase, acquire and accept from Debtors, all of Debtors’ legal and beneficial right, title and interest in and to all of their business, properties, assets, goodwill, contracts, rights and claims of whatever kind or nature, real or personal, tangible or intangible, whether known or unknown, actual or contingent, wherever located, other than the Excluded Assets (collectively, the “Acquired Assets”). The Acquired Assets shall include, but shall not be limited to, all right, title and interest of any Debtor in, to and under all of the following:

(a)           the Equity Securities of each of the Non-Filing Subsidiaries listed on Schedule 2.1(a) (such Non-Filing Subsidiaries are referred to herein as the “Acquired Subsidiaries”);

(b)           all Franchise/Sales Agreements to which any Debtor is a party listed in Schedule 2.1(b), and any such Commitments entered into on or after the date hereof and prior to the Closing Date in accordance with Section 5.1;

(c)           all general sales agency, travel agency and tour operator Commitments to which any Debtor is a party listed in Schedule 2.1(c), and any such Commitments entered into on or after the date hereof and prior to the Closing Date in accordance with Section 5.1;

(d)           all Commitments with Vehicle Manufacturers and Repurchase Programs to which any Debtor is a party listed in Schedule 2.1(d), and any such Commitments entered into on or after the date hereof and prior to the Closing Date in accordance with Section 5.1;

(e)           all vehicle lease Commitments to which any Debtor is a party listed in Schedule 2.1(e), and any such Commitments entered into on or after the date hereof and prior to the Closing Date in accordance with Section 5.1;

(f)            all fuel supply Commitments to which any Debtor is a party listed in Schedule 2.1(f), and any such Commitments entered into on or after the date hereof and prior to the Closing Date in accordance with Section 5.1;

(g)           all collective bargaining Commitments to which any Debtor is a party listed in Schedule 2.1(g) and all Benefit Plans to which any Debtor is a party listed in Schedule 2.1(g);

(h)           all Commitments for Airport Concessions to which any Debtor is a party listed in Schedule 2.1(h), and any such Commitments entered into on or after the date hereof and prior to the Closing Date in accordance with Section 5.1;

(i)            all marketing and barter Commitments to which any Debtor is a party listed in Schedule 2.1(i), and any such Commitments entered into on or after the date hereof and prior to the Closing Date in accordance with Section 5.1;

(j)            all association Commitments to which any Debtor is a party listed in Schedule 2.1(j), and any such Commitments entered into on or after the date hereof and prior to the Closing Date in accordance with Section 5.1;

(k)           all joint venture, limited liability company and partnership Commitments to which any Debtor is a party listed in Schedule 2.1(k), and any such

Commitments entered into on or after the date hereof and prior to the Closing Date in accordance with Section 5.1;

(l)            all affiliation Commitments to which any Debtor is a party listed in Schedule 2.1(l), and any such Commitments entered into on or after the date hereof and prior to the Closing Date in accordance with Section 5.1;

(m)          all vendor Commitments to which any Debtor is a party, including all vendor allowances, including volume and promotional incentive allowances and any other credits of any Debtor received by or accruing to such Debtor related to such vendor Commitments listed in Schedule 2.1(m), and any such Commitments entered into on or after the date hereof and prior to the Closing Date in accordance with Section 5.1;

(n)           to the extent legally assignable, all insurance or reinsurance Commitments and/or policies and similar arrangements for the period covering the years 2002 and 2003 under which any Debtor is a party listed on Schedule 2.1(n), all other similar Commitments for the periods prior to the year 2002 and any such Commitments entered into on or after the date hereof and prior to the Closing Date in accordance with Section 5.1;

(o)           all real property lease and sublease Commitments under which any Debtor is a party listed in Schedule 2.1(o), and any such Commitments entered into after the date hereof and prior to the Closing Date in accordance with Section 5.1;

(p)           any other Commitments to which any Debtor is a party not otherwise covered by this Section 2.1 relating to the Business designated by Purchaser as an Assigned Contract not less than five Business Days prior to the date scheduled for the Bankruptcy Court hearing on the Sale Approval Order;

(q)           all national corporate and sales accounts to which any Debtor is a party listed in Schedule 2.1(q) and any such Commitments entered into on or after the date hereof and prior to the Closing Date in accordance with Section 5.1;

(r)            all vehicles (including Rental Vehicles and Support Vehicles) owned by any Debtor used in the Business;

(s)           all other tangible personal property of any Debtor used in the Business, including, without limitation, all tangible personal property located at the premises set forth in Schedule 2.1(o) and 2.1(u);

(t)            (i) all accounts receivable or other receivables as of the Closing Date of any Debtor arising out of the operation of the Business, including, without limitation, (A) credit card receivables, direct bill receivables, tour receivables, Vehicle Manufacturer receivables, Franchisee receivables, notes receivable and subrogation receivables (except for receivables relating exclusively to Commitments that are not Assigned Contracts), (B) customer deposits, Franchisee deposits, dealer deposits, security and collateral, (C) all receivables from Acquired Subsidiaries and their direct and indirect subsidiaries, and (D) all causes of action relating or pertaining to the foregoing and (ii) all other Current Assets as of the Closing Date and all causes of action relating or pertaining thereto;

(u)           all real property owned by any Debtor listed on Schedule 2.1(u) and the Fixtures and appurtenances located within the bounds of such real property;

(v)           all Business Records of any Debtor (other than the corporate minute books, stock transfer and similar records and corporate seals of the Debtors);

(w)          any interest in and to any refund of Taxes, but only to the extent (i) the Taxes to be refunded were paid at any time by Purchaser or its Affiliate or paid after the Closing Date by an Acquired Subsidiary (or a direct or indirect subsidiary of an Acquired Subsidiary) or such Taxes were reflected as an asset on the Final Closing Working Capital Statement and (ii) such Taxes were not reflected as a liability on the Final Closing Working Capital Statement;

(x)            all Seller Owned Intellectual Property of any Debtor, including, without limitation, the “Alamo”, “National” and “Guy Salmon” names and marks (including word marks and design marks, whether registered or unregistered), and all derivations thereof and all Internet domain names owned by any Debtor, whether or not used in the Business, including, without limitation, all IT Systems used by the Debtors in the Business and all Intellectual Property Contracts of any Debtor listed on Schedule 2.1(x), and any such Intellectual Property Contracts entered into on or after the date hereof and prior to the Closing Date in accordance with Section 5.1;

(y)           to the extent legally assignable, all Permits of the Debtors;

(z)            the following, to the extent that they relate to any Assumed Liability or Acquired Asset: claims, credits, security or other deposits (including recoverable deposits), prepayments, prepaid assets, prepaid expenses (including garage space and gas inventory), prepaid rent, deferred charges, refunds or claims for refunds (except as excluded in Section 2.2(i)), causes of action, defenses, counterclaims, rights of recovery, rights of setoff and rights of recoupment of any Debtor (and, in each case, security interests relating thereto), as applicable, as of the Closing Date;

(aa)         all insurance proceeds, awards, claims and causes of action of any Debtor with respect to or arising in connection with (i) any Assumed Liability, (ii) any real property owned by any Debtor, (iii) any Acquired Asset (including any Assigned Contract) or the Business, (iv) to the extent not legally assignable pursuant to Section 2.1(n), any Commitment of the type specified in Section 2.1(n) that is not an Assigned Contract or (v) the matters listed in Schedule 2.1(aa);

(bb)         all cash, cash equivalents and short term investments of Debtors reflected in Current Assets, including all restricted cash and all collateral (including cash and short term investments) supporting the insurance programs or surety bonding programs of any Debtor or any Acquired Subsidiary;

(cc)         all operating or capitalized lease Commitments relating to tangible personal property (other than vehicles) to which any Debtor is a party listed on Schedule 2.1(cc), and any such Commitments entered into on or after the date hereof and prior to the Closing Date in accordance with Section 5.1(a);

(dd)         all goodwill of any Debtor associated with the Acquired Assets, together with the right to represent to third parties that Purchaser is the successor to the Business;

(ee)         all rights, title and interest of Debtors in and to the Telephone Numbers;

(ff)           all assets, properties, goodwill, rights and claims of any Debtor of any kind and nature related to the Business (other than Excluded Assets) not otherwise described above;

(gg)         all tools, machinery, replacement and spare parts and supplies of any Debtor relating to the Business;

(hh)         all confidentiality and similar agreements entered into by any Debtor or any of their respective Representatives in connection with a sale of the Acquired Assets or the Business;

(ii)           all preference or avoidance claims or actions of any Debtor arising out of Sections 544 through 553, inclusive, of the Bankruptcy Code (i) against the Acquired Subsidiaries, (ii) against Purchaser or its Affiliates or (iii) relating to an Assigned Contract or a Current Asset as of the Closing Date;

(jj)           all bank accounts, to the extent legally assignable, deposits accounts and lock-box accounts of Debtors relating to the Business or the Acquired Assets;

(kk)         the DIP Credit Agreement;

(ll)           the Liberty Bonding Commitment;

(mm)       the Intellectual Property of Spirit Rent-A-Car, Inc. listed on Schedule 2.1(mm); and

(nn)         any other Commitments to which any Debtor is a party relating to the Business listed on Schedule 2.1(nn) and any such Commitments entered into on or after the date hereof and prior to the Closing Date in accordance with Section 5.1.

Section 2.1A         Designated Affiliates. Purchaser may, at any time prior to the Closing at its sole discretion but upon timely prior notice, assign its rights to purchase any or all of the Acquired Assets or any other rights under this Agreement to one or more of its wholly-owned subsidiaries or other Affiliates; provided, however, that such Person assumes and agrees to perform, discharge and satisfy all of Purchaser’s liabilities, duties and obligations hereunder; and provided, further, that such assignment shall not release or relieve Purchaser or CCM from any of their respective duties, liabilities or obligations hereunder. For purposes of this Agreement, Purchaser and its wholly-owned subsidiaries or Affiliates, if applicable, shall collectively be referred to herein as “Purchaser.”

Section 2.2             Excluded Assets . Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include any of the following assets of Debtors (the “Excluded Assets“):

(a)           the Equity Securities of the Subsidiaries listed on Schedule 2.2(a);

(b)           all cash, restricted cash, and cash equivalents and short term investments (other than collateral supporting the insurance programs or surety bonding programs of any Debtor or any Acquired Subsidiary) not reflected in Current Assets;

(c)           the rights of Debtors under this Agreement and the proceeds of the Purchase Price;

(d)           any item expressly excluded pursuant to the provisions of Section 2.1 above;

(e)           any Commitment that is not an Assigned Contract (including, without limitation, any Commitment relating to the ALM Business) and receivables relating exclusively to such Commitments;

(f)            any Commitment terminated or expired prior to the Closing;

(g)           all preference or avoidance claims and actions of any Debtor arising under Sections 544 through 553, inclusive, of the Bankruptcy Code that are not specified in Section 2.1(ii);

(h)           insurance proceeds, awards, claims and causes of action not of the type not contemplated by Section 2.1(aa);

(i)            any interest in and to any refund of Taxes but only to the extent (i) the Taxes to be refunded were paid at any time by any Debtor or paid on or before the Closing Date by an Acquired Subsidiary (or a direct or indirect subsidiary of an Acquired Subsidiary) and such Taxes were not reflected as an asset on the Final Closing Working Capital Statement or (ii) such Taxes were reflected as a liability on the Final Closing Working Capital Statement;

(j)            any Commitment set forth in Schedule 2.2(j), and any additional Commitments (whether or not listed on a Schedule to this Agreement on the date hereof) that, pursuant to Section 5.12 herein, Purchaser notifies Seller after the date hereof that Purchaser does not intend to assume, so long as such notice is provided to Debtors no later than five Business Days prior to the date scheduled for the Bankruptcy Court hearing on the Sale Approval Order; provided, however, that the Purchaser cannot make any such notification with respect to (1) any Commitment entered into after the Petition Date and on or prior to the date hereof and disclosed on the Schedules hereto (as they exist on the date hereof and without supplementation) or not required to be disclosed on such Schedules because such Commitment is of the type specified in clause (iii) of the proviso in the definition of the term Assigned Contracts, (2) any Commitment entered into after the date hereof provided that such Commitment was entered into in accordance with Section 5.1, (3) any Commitment that was previously assumed by any of the Debtors pursuant to Section 365 of the Bankruptcy Code and disclosed on Schedule 3.12(c)(i) or (4) the Liberty Bonding Commitment;

(k)           any real property owned by a Debtor not listed on Schedule 2.1(u) and the fixtures and appurtenances located on such owned real property;

(l)            the assets relating exclusively to the ALM Business except for those listed on Schedule 2.1(mm) and those included in Schedule 2.2(l); and

(m)          any claim to, or any interest in, any payments to the Trust (as defined in the AutoNation Settlement Agreement) pursuant to the AutoNation Settlement Agreement.

Section 2.3             Assumed Liabilities  . Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall, and CCM shall cause Purchaser to, assume only those Liabilities of Debtors set forth or described in paragraphs (a) through (i) below (collectively, the “Assumed Liabilities“):

(a)           Liabilities under the DIP Credit Agreement;

(b)           Liabilities under the Liberty Bonding Commitment;

(c)           Liabilities under Assigned Contracts;

(d)           Liabilities relating to or incurred in connection with the Acquired Assets (other than the Assigned Contracts which are covered by Section 2.3(c) herein) that arise after the Closing Date;

(e)           Current Liabilities as of the Closing Date and reflected on the Final Closing Working Capital Statement;

(f)            (i) Liabilities incurred after the Petition Date with respect to those Litigations (other than those relating to accidents involving vehicles of the Business (which are covered by Section 2.3(g))) to which any Debtor is a party set forth in Schedule 2.3(f), (ii)  allowed post-petition administrative priority claims under Sections 503(b) and 507(a)(1) of the Bankruptcy Code with respect to Litigation (other than those relating to accidents involving vehicles of the Business (which are covered by Section 2.3(g)) that are identified on Schedule 2.3(f) as being covered by this clause (ii), and (iii) Litigation relating to the Business or Acquired Assets arising after the date hereof in the Ordinary Course of Business;

(g)           Liabilities (except for vicarious Pre-Petition Liabilities arising from pre-petition auto accidents) relating to accidents involving the vehicles of the Business and the ALM Business (i) reflected on or of a category reserved against on the March 31, 2003 consolidated balance sheet of Seller and outstanding on the Closing Date or (ii) incurred in the Ordinary Course of Business after March 31, 2003;

(h)           Liabilities related to COBRA solely for the purposes of benefit plans that are listed on Schedule 3.13(a) for M&A Qualified Beneficiaries regardless of whether such Liabilities arise prior to, on or after the Closing Date, to the extent that Debtors no longer maintain a group health plan after the Closing Date and Liabilities relating to or incurred in connection with Benefit Plans that are listed on Schedule 2.1(g); and

(i)            Liabilities under the Assigned MBIA Contracts.

Section 2.4             Excluded Liabilities . The parties acknowledge and agree that, other than the Assumed Liabilities, Purchaser is not assuming and shall not be responsible or liable for, and Debtors shall retain, and shall indemnify, hold harmless and defend Purchaser from, all Liabilities of any Debtor (collectively, “Excluded Liabilities“). The Excluded Liabilities shall include, without limitation, the following:

(a)           all Liabilities set forth in Schedule 2.4;

(b)           all Liabilities associated with any Excluded Assets;

(c)           all Liabilities for expenses of Debtors (i) for the negotiation and preparation of this Agreement, (ii) relating to the transactions contemplated hereby (including, but not limited to, Bankruptcy-Related Professional Fees) or (iii) incurred in connection with the commencement and continuance of the Bankruptcy Case;

(d)           all Taxes of Seller or any Subsidiary not constituting an Acquired Subsidiary except to the extent such Taxes were reflected as Liabilities on the Final Closing Working Capital Statement;

(e)           all Liabilities associated with Commitments that are not Assigned Contracts;

(f)            all Liabilities relating to Pre-Petition Liabilities, except for Cure Costs and except as set forth in Sections 2.3(c), (e), (g), (h) and (i);

(g)           all Liabilities arising out of, or served by or related to, or any Encumbrance on any Acquired Asset, other than Liabilities secured by Permitted Encumbrances;

(h)           except as provided in Sections 2.3(f) and 2.3(h), any Liabilities of Debtors to current or former employees of Debtors related to or arising out of any period prior to the Closing arising out of any unlawful discrimination, wrongful termination, violations of Law, breach of terms of any Benefit Plan or failure to pay or discharge such employees wages or benefits when due, except to the extent that such Liabilities may be satisfied by payment from a Benefit Plan set forth on Schedule 2.1(g), but only to the extent of the original amount or benefit that should have been made when due;

(i)            except as provided in Sections 2.3(f) and 2.3(h), any Liability of any Debtor that constitutes, or is alleged to constitute, a violation of Law;

(j)            any Liabilities of any Debtor relating to (i) indebtedness for borrowed money, (ii) evidenced by bonds, debentures, notes and similar instruments, (iii) related to indebtedness of others guaranteed by any Debtor, and (iv) in respect of letters of credit, letters of guaranty or similar instruments, in each case other than Liabilities under the DIP Credit Agreement, the Liberty Bonding Commitment and the Assigned Contracts; and

(k)           all Liabilities of any Debtor relating to any Benefit Plans not listed on Schedule 2.1(g) (other than as provided in Section 2.3(h)) including the Key Employee Retention Plan, the 401(k) Plan, the Company Health and Welfare Plan, the New Severance Plan and all Liabilities of any Debtor under FAMPACT.

The listing of any specific item or matter as an Excluded Liability shall in no respect (i) limit the generality of the first sentence of this Section 2.4 or (ii) create any implication that any item or matter not so listed is an Assumed Liability.

Section 2.5             Purchase Price . (a)   Upon the terms and subject to the conditions hereof, in consideration of the sale, transfer, assignment, conveyance and delivery by Debtors of the Acquired Assets to Purchaser or its designated Affiliates, Purchaser or its designated Affiliates shall, and CCM shall cause Purchaser or Purchaser’s designated Affiliates to, (x) pay to Debtors, at the Closing, an amount equal to $230,000,000 less the aggregate amount of the letters of credit outstanding under the Congress Financial facility that are not fully cash collateralized as of the date hereof, as further adjusted pursuant to this Section 2.5 (as adjusted, the “Purchase Price“), and (y) assume the Assumed Liabilities. The Purchase Price payable pursuant to clause (x) above shall be paid by Purchaser to Seller on behalf of Debtors at Closing (A) by delivery to Seller of the Deposit and any interest accrued thereon in accordance with the Escrow Agreement, (B) by delivery of the Indemnity Escrow Amount to the escrow agent for the Indemnity Escrow Amount as set forth in Section 2.5(h) and (C) the balance (i.e. the difference between the Purchase Price and payments under clause (A) and (B) herein, as adjusted by Section 2.5(b)) by wire transfer of immediately available same day funds, in each case to an account or accounts designated by Seller at least two (2) Business Days prior to the Closing Date. The amount paid by Purchaser to Seller on the Closing Date (which shall be deemed to include the Escrow Indemnity Amount) pursuant to this Section 2.5(a) is referred to as the “Closing Date Amount“.

(b)           The amount of cash to be delivered to Seller by Purchaser at Closing shall be: (i) if the Estimated Cure Costs are greater than the Cure Costs Threshold, reduced by such excess and (ii)(A) if the Estimated Closing Working Capital is less than the Target Amount for the month end at which the Closing occurs, reduced by such shortfall or (B) if the Estimated Closing Working Capital is greater than the Target Amount for the month end at which the Closing occurs, increased by such excess and provided that an adjustment shall be made pursuant to clause (ii) in favor of Seller or Purchaser, as the case may be, only to the extent that the aggregate of such adjustments exceeds the Deductible Amount. In addition, in the event that the amount of cash to be delivered to Seller at Closing is reduced pursuant to clause (ii)(A) of this Section 2.5(b), and the preliminary estimated closing working capital calculated by Seller pursuant to Section 2.5(d)(i) is greater than the Estimated Closing Working Capital, Purchaser shall deposit an amount equal to such excess in an escrow account pursuant to the terms of the Escrow Agreement as defined in Section 2.7; provided, that the amount of the escrow deposit shall in no event exceed the difference between (i) $230,000,000 and (ii) the sum of (A) the cash paid by Purchaser to Seller at Closing, (B) the aggregate amount of letters of credit outstanding under the Congress Financial facility that are not fully cash collateralized on the date hereof and

(C) the Estimated Cure Costs in excess of the Cure Cost Threshold. The amount so deposited into escrow on the Closing Date shall be referred to as the “Closing Escrow Deposit“.

(c)           (i) Promptly following the entry of the Bidding Procedures Order, Seller shall deliver a copy of the Baseline Working Capital Statement, the Target Working Capital Statements, the Weekly Cash Flows and the Agreed Upon Procedures to KPMG LLP or, if KPMG LLP is unwilling or unable to perform, such other accounting firm as Seller, Lehman and Purchaser shall jointly select (KPMG or such other accounting firm, the “Accountants”), which shall be retained by Purchaser and Seller to promptly conduct a review, in accordance with the Agreed Upon Procedures set forth on Exhibit K, as may be modified in good faith by agreement of Purchaser, Seller and Lehman after discussions with the Accountants (the “Agreed Upon Procedures“), of the Baseline Working Capital Statement and the Target Working Capital Statement to determine, in addition to the matters specified in the Agreed Upon Procedures, whether (i) the adjustments to the March 31, 2003 balance sheets of the Debtors, furnished to Purchaser pursuant to Section 3.5(a) and reflected in the Baseline Working Capital Statement, and (ii) the adjustments made to the Target Working Capital Statements to determine the Target Amount, were made in a manner consistent with the Agreed Upon Procedures and the definitions of Current Assets, Current Liabilities, ALM Business, Target Amount and Securitization Subsidiaries set forth herein. The fees and expenses of the Accountants shall be borne 50% by Purchaser and 50% by Seller (to the extent Seller does not pay all or any of its portion of such fees and expenses, Lehman shall pay such fees and expenses and shall be entitled to promptly recover such amount from Seller as an immediately payable administrative claim). The Accountants shall be instructed to issue a preliminary report to Purchaser, Seller and Lehman, which shall set forth in reasonable detail whether the Baseline Working Capital Statement and the adjustments to the Target Working Capital Statements were prepared in a manner consistent with Agreed Upon Procedures and such definitions within 15 days of their retention, setting forth the nature of any inconsistency. The performance of the Agreed Upon Procedures will not result in any adjustment to the dollar values reflected in the unaudited financial statements of the Debtors at March 31, 2003 or, other than to correct any inconsistency with the methodology required by the Agreed Upon Procedures and the definitions herein, in the Target Working Capital Statements. Each of Purchaser, Seller and Lehman may, within five Business Days of the delivery of the preliminary report (the “Comment Period“), deliver to the Accountants in writing its views as to why it believes the preliminary report is not correct (and if it shall do so, then it shall furnish a copy thereof to each of Purchaser, Seller and Lehman) (an “Objection Notice“). Each party shall have the right, within two Business Days following the expiration of the Comment Period, to deliver to the Accountants (with a copy to each other party, as above) its comments on any Objection Notice delivered by any other party. Within five Business Days following the expiration of the Comment Period, the Accountants shall deliver to Purchaser, Seller and Lehman its final report (the “Agreed Upon Procedures Report“) as to the consistency of (x) the adjustments to the March 31, 2003 balance sheets of Sellers furnished to Purchaser pursuant to Section 3.5(a) and reflected in the Baseline Working Capital Statement and (y) the adjustments made to the Target Working Capital Statements, were made in accordance with the Agreed Upon Procedures and the definitions of Current Assets, Current Liabilities, ALM Business, Target Amount and Securitization Subsidiaries. Such report shall be final and binding upon the Purchaser, Debtors and Lehman. To the extent that the Agreed Upon Procedures Report shall state that there is any inconsistency, then the Seller shall issue a revised Baseline Working Capital Statement and revised Target Working Capital Statements, which shall be accompanied by a report of the Accountants that such Baseline Working Capital Statement and adjustments to Target Working Capital Statements are prepared in a manner consistent with the Agreed Upon Procedures and the definitions of Current Assets, Current Liabilities, ALM Business, Target Amount and Securitization Subsidiaries, which statements shall be final and binding upon Purchaser, Debtors and Lehman, and such revised Baseline Working Capital Statement and revised Target Working Capital Statements shall be deemed the “Baseline Working Capital Statement” and the “Target Working Capital Statements” attached to this Agreement as Exhibits E and H, respectively.

(ii)           Seller shall furnish to Purchaser, Lehman and the Accountants as promptly as practicable (and in any event on or prior to the 21st day of the succeeding month, except on or prior to June 30, 2003 with respect to the April 2003 and May 2003 month-end reporting periods) following the closing of each of its month-end reporting periods ending after April 30, 2003 and prior to the Closing Date, detailed schedules (the “Month End Working Capital Schedules”) setting forth a computation of Working Capital, Current Assets, Current Liabilities and Adjustment Amount as of the end of such month, including (A) a comparison of each line item included in Current Asset and Current Liabilities to the corresponding line item in the Target Working Capital Statement for such month-end, (B) a comparison of each line item included in Permitted Cash Distributions and Permitted Cash Investments to the corresponding line item in the Weekly Cash Flows for such period, (C) a schedule setting forth each Extraordinary Cash Distribution and each Extraordinary Cash Investment and (D) a schedule setting forth the computation of the Adjustment Amount. Promptly following the receipt of the Month End Working Capital Schedule, the Accountants shall conduct a review in accordance with the Agreed Upon Procedures, of the Month End Working Capital Statement to determine whether Working Capital, Current Assets, Current Liabilities and Adjustment Amount were determined in a manner consistent with the Agreed Upon Procedures and the definitions thereof set forth herein. The Accountants shall be instructed to issue a preliminary report to Purchaser, Seller and Lehman, which shall set forth in reasonable detail whether the Month End Working Capital Statement and the components thereof were prepared in a manner consistent with the Agreed Upon Procedures and such definitions within 10 days of the delivery of the Month End Working Capital Statement, setting forth the nature of any inconsistency.

(d)           (i)  Not later than 3:00 p.m. on the 5th Business Day immediately preceding the Closing Date, Debtors shall prepare and deliver to Purchaser the preliminary estimated closing working capital statement and estimated cure costs statement, prepared in accordance with this Agreement, together with a schedule to each statement setting forth in reasonable detail the calculations of the estimated closing working capital and estimated cure costs, respectively, supporting Debtors computations thereof, and accompanied by a certificate of the chief accounting officer of Seller as to the accuracy of such estimated closing working capital statement and estimated cure costs statement.

(ii)           Not later than 9:00 a.m. on the Business Day immediately preceding the Closing Date, Purchaser shall prepare and deliver to Seller and Lehman the Estimated Closing Working Capital Statement and the Estimated Cure Costs Statement, prepared in accordance with this Agreement, together with a schedule to each statement setting forth in reasonable detail the calculations of Estimated Closing Working Capital and the Estimated Cure

Costs, respectively, supporting Purchaser’s computations thereof, and accompanied by a certificate of a senior officer of Purchaser as to the accuracy of such Estimated Closing Working Capital Statement and Estimated Cure Costs Statement.

(e)           (i)  Within 75 days following the Closing Date, Purchaser shall deliver to Seller and Lehman a Closing Working Capital Statement and Cure Costs Statement, prepared in accordance with this Agreement, together with a schedule to each statement setting forth in reasonable detail the calculations of Closing Working Capital and Cure Costs respectively, supporting Purchaser’s computations thereof, and accompanied by a certificate of a senior officer of Purchaser as to the accuracy of such Closing Working Capital Statement and Cure Costs Statement. Such Closing Working Capital Statement, at Purchaser’s election, may or may not be accompanied by a report of an independent public accounting firm thereon; provided that such report may not be issued by the Accountants unless Seller and Lehman shall have previously consented to their retention by Purchaser.

(ii)           Promptly following receipt of the Closing Working Capital Statement and the Cure Costs Statement, Seller and Lehman shall review the same and, within 30 days after such receipt (the “Dispute Notice Period“), Seller and Lehman may deliver to Purchaser a notice (a “Dispute Notice“) in the event that Seller and Lehman determine in good faith that the Closing Working Capital Statement misstates the Closing Working Capital and/or the Cure Costs Statement misstates the Cure Costs. If either Seller or Lehman fail to deliver a Dispute Notice within the Dispute Notice Period, Seller and Lehman will be deemed to have irrevocably waived its right to deliver a Dispute Notice. Any Dispute Notice must specify in reasonable detail those items or amounts as to which Seller or Lehman disagree and the basis for their disagreement. Seller and Lehman will be deemed to have agreed with all other items and amounts contained in the Closing Working Capital Statement and the Cure Costs Statement, as applicable, to which no specific objection has been made or no specific basis for an objection has been given. If Seller or Lehman delivers a Dispute Notice within the Dispute Notice Period, Seller, Lehman and Purchaser will negotiate in good faith to agree upon the Closing Working Capital and the Cure Costs. If Seller, Lehman and Purchaser fail to agree to such matters within 30 calendar days (the “Negotiation Period“) after the Dispute Notice is delivered to Purchaser, matters described in the Dispute Notice will be resolved by submission no later than five Business Days following the expiration of the Negotiation Period to the Accountants for determination of Closing Working Capital and/or Cure Costs within 45 calendar days after the items in dispute are submitted to the Accountants. If items in dispute are submitted to the Accountants for resolution, (x) each party will furnish to the Accountants (and to the other party) such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (y) the determination by the Accountants, as set forth in a notice delivered to Debtors, Lehman and Purchaser by the Accountants will be binding and conclusive on Debtors, Lehman and Purchaser; and (z) Debtors, on the one hand, and Purchaser, on the other, will each bear 50% of the fees of the Accountants for such determination.

(iii)          The date on which the Closing Working Capital Statement and the Cure Costs Statement are accepted or finally determined in accordance with this Section 2.5(e)

is referred to as the “Determination Date“. The Closing Working Capital Statement as accepted or finally determined in accordance with this Section 2.5(e) is referred to as the “Final Closing Working Capital Statement“ and the Cure Costs Statement as accepted or finally determined in accordance with this Section 2.5(e) is referred to as the “Final Cure Costs Statement“. On the fifth Business Day following the Determination Date, Purchaser shall deliver to Seller a statement (the “Determination Date Statement“) setting forth the final computation of the cash portion of Purchase Price as follows:  (1) $230,000,000 less the aggregate amount of letters of credit outstanding under the Congress Financial facility that are not fully cash collateralized as of the date hereof, minus (2) the excess, if any, of Cure Costs over the Cure Cost Threshold, plus (3), if Closing Working Capital is greater than the Target Amount, an amount equal to such excess, minus (4), if Closing Working Capital is less the Target Amount, an amount equal to such shortfall; provided that the amount determined pursuant to clause (3) or (4) shall be reduced by the Deductible Amount. The cash portion of the Purchase Price as computed pursuant to the preceding sentence is referred to herein as the “Determination Date Amount“. On the Business Day immediately following the delivery of the Determination Date Statement, the following payment shall be made to an account specified by the recipient prior to such date:

(A)          If the Determination Date Amount exceeds the Closing Date Amount, Purchaser shall, and CCM shall cause Purchaser to, pay to Debtors, out of the Closing Escrow Deposit and, with respect to any remaining balance, from other funds an amount in immediately available same day funds equal to such excess, together with interest on such amount at an annual rate equal to the Prime Rate calculated on a 365-day year (the “Interest Rate“) from the Closing Date to the date of the payment of such amount to Debtors; or

(B)           If the Closing Date Amount exceeds the Determination Date Amount, Debtors shall pay Purchaser, out of the Closing Escrow Deposit and, with respect to any remaining balance, from other funds an amount in immediately available same day funds equal to such excess, together with interest on such amount at the Interest Rate from the Closing Date to the date of the payment of such amount to Purchaser.

(f)            (i)  Prior to the Closing Date, Seller shall deliver to Aon Risk Services (“Aon“) the Month End Working Capital Statement as of the month-end of the month prior to the Closing Date (the “Estimate Date”), prepared in accordance with the Agreed Upon Procedures, and shall cause Aon to prepare an actuarial report (the “Aon Estimated Report“) regarding the adequacy, as at the Estimate Date, of the Debtors’ accruals in such financial statements in respect of auto liability self-insurance exposures for the Business and the ALM Business (other than Large Auto Liability Claims), in a manner consistent with the preparation of the report which Aon delivered to Seller on or about March 31, 2003 regarding the adequacy of such accruals as at February 28, 2003 (the “Aon March Report“) (provided, however, that Aon shall be instructed to (i) take into account, in preparing the Aon Estimated Report, the reserves of IAG in respect of such self-insurance exposures and (ii) to take into account the effects of bankruptcy on the terms of settlements and adequacy of accruals to the same extent it did so in preparing the Aon March Report). Such Aon Estimated Report shall set forth the range of such accruals that Aon believes to be appropriate as of the Estimate Date. The Aon Estimated Report shall be furnished to Seller, Purchaser and Lehman. In addition, not less than the 5th Business Day immediately preceding the Closing Date, Seller shall deliver to Purchaser and Lehman a schedule setting forth the accrual required in respect of auto liability self-insurance exposures for the Business and the ALM Business that involve claims of $1 million or more (“Large Auto Liability Claims”) (such accrual shall be determined in a manner consistent with past practice and shall take into account the effects of bankruptcy on the terms of settlement and adequacy of accruals to the same extent as Seller did so in establishing accruals for Large Auto Liability Claims at March 31, 2003) (the “Management Accrual Amount“).

(ii)           To the extent that the accruals in respect of auto liability self-insurance exposures as of March 31, 2003 included in the Baseline Working Capital Statement differs from the sum of (A) the mid-point of the range of accruals proposed by the Aon March Report and (B) the accruals established as of March 31, 2003 in respect of Large Auto Liability Claims (the “March Management Accrual Amount“), the amount of such difference shall be referred to as the “Differential.”

(iii)          For purposes of calculating Current Liabilities in the Estimated Closing Working Capital Statement, the amount of accruals in respect of auto liability self-insurance exposures shall be the sum of (A) the mid point of the range of accruals proposed by the Aon Estimated Report and (B) the March Management Accrual Amount; provided, however, that, if the accruals as at March 31 (as reflected in the Baseline Working Capital Statement) exceeded the sum of (A) the mid-point of the range proposed by the Aon March Report and (B) the March Management Accrual Amount, the amount of such accruals in the Estimated Closing Working Capital Statement shall be decreased by the Differential or, if the accruals as at March 31 (as reflected in the Baseline Working Capital Statement) were less than the sum of (A) mid-point of the range proposed by the Aon March Report and (B) the March Management Accrual Amount, the amount of such accruals in the Estimated Closing Working Capital Statement shall be increased by the Differential.

(iv)          Promptly following the Closing Date, Purchaser shall cause Aon to prepare an actuarial report (the “Aon Closing Report“) regarding the adequacy, as at the Closing Date, of the Debtors’ accruals that are reflected on the Closing Working Capital Statement in respect of auto liability self-insurance exposures for the Business and the ALM Business (other than Large Auto Liability Claims), in a manner consistent with the preparation of the Aon March Report (provided, however, that Aon shall be instructed to take into account, in preparing the Aon Closing Report, the reserves of IAG in respect of such self-insurance exposures). Such Aon Closing Report shall set forth the range of such accruals that Aon believes to be appropriate as of the Closing Date. The Aon Closing Report shall be furnished to Purchaser and Lehman. In addition, promptly following the Closing Date Purchaser shall deliver to Seller and Lehman a schedule setting forth the accrual required in respect of Large Auto Liability Claims (such accrual shall be determined in a manner consistent with past practice and shall take into account the effects of bankruptcy and the terms of settlement and adequacy of accruals to the same extent as Seller did so in establishing the March Management Accrual Amount (the “Closing Management Accrual Amount”).

(v)           For purposes of calculating Current Liabilities in the Closing Date Working Capital Statement, the amount of accruals in respect of auto liability self-insurance exposures shall be the sum of (A) the mid-point of the range of accruals proposed by the Aon Closing Report and (B) the Closing Management Accrual Amount; provided, however, that, if the accruals as at March 31 (as reflected in the Baseline Working Capital Statement) exceeded the sum of (A) the mid-point of the range proposed by the Aon March Report and (B) the March Management Accrual Amount, the amount of such accruals in the Closing Date Working Capital Statement shall be decreased by the Differential or, if the accruals as at March 31 (as reflected in the Baseline Working Capital Statement) were less than the sum of (A) the mid-point of the range proposed by the Aon March Report and (B) the March Management Accrual Amount, the amount of such accruals in the Closing Date Working Capital Statement shall be increased by the Differential.

(g)           The Seller (and after the Closing, Purchaser)shall fully cooperate with Purchaser, Lehman, their respective representatives, the Accountants, Aon (and after the Closing, Seller) and shall provide Purchaser, Lehman, their respective representatives, the Accountants, Aon (and after the Closing, Seller) with reasonable access, upon reasonable prior notice, during normal business hours, to the assets, properties, offices and other facilities, officers, employees, Commitments and books and records of Seller and any Subsidiary, in connection with their review of the Baseline Working Capital Statement, the Target Working Capital Statements, the Month End Working Capital Statements, the estimated statements delivered pursuant to Section 2.5(d)(i) and (ii) and the determination of appropriate self-insurance accruals.

(h)           The Debtors, Purchaser and Lehman agree that the amount of cash to be delivered to Seller by Purchaser at Closing shall be further reduced by $6 million (“Indemnity Escrow Amount”) which shall be governed by an escrow agreement to be mutually agreed upon by Purchaser, Lehman and Seller (the “Indemnity Escrow Agreement”) unless the issues relating to the state Tax liability set forth in the indemnity letter delivered to Purchaser on the date hereof (the “Indemnity Letter”) are resolved prior to the Closing Date (it being understood that an agreement on apportionment by the applicable state authority and the payment of the state Tax liability to the jurisdiction set forth in the Indemnity Letter shall be deemed to be a full and complete resolution of the issue giving rise to the escrow arrangement).   The scope of the indemnification and the material terms of the escrow arrangement are set forth in the Indemnity Letter.  Lehman shall have the option, at any time during the term of the Indemnity Escrow Agreement, to substitute an indemnification agreement (based on the same terms set forth in the Indemnity Letter) between Purchaser and Lehman for the remaining term of the Indemnity Escrow  Agreement at which time all monies held pursuant to the Indemnity Escrow Agreement shall be released.

Section 2.6             Purchase Price Allocation . Purchaser and Debtors agree that the Purchase Price and other relevant items will be allocated to the Acquired Assets for Tax purposes in a manner consistent with Section 1060 of the Code and the Treasury Regulations thereunder (and the corresponding provisions, if any, of applicable non-U.S., state and local Tax Law). As promptly as practicable after the Closing Date (or before the Closing Date with respect to certain assets, if required by applicable Tax Law), Purchaser shall deliver to Seller a statement that allocates the Purchase Price and other relevant items in accordance with this Section 2.6 (the “Allocation Statement“). An independent, nationally recognized valuation firm selected by Purchaser in its discretion shall be instructed to prepare or review the Allocation Statement, as appropriate; provided, however, that Seller will have the right to raise reasonable objections to the valuation firm selected by Purchaser in a written notice delivered to Purchaser no later than five (5) calendar days after Seller receives notice of such selection. Seller shall pay any incremental costs associated with Purchaser’s selection of a different valuation firm if Seller objects as described in this Section 2.6. The Allocation Statement shall be adjusted in a manner consistent with this Section 2.6 to reflect any adjustments to the Purchase Price. Purchaser and Debtors shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Statement and shall not take any position in any Tax proceeding that is inconsistent with the Allocation Statement.

Section 2.7             Deposit . Upon the entry of the Bidding Procedures Order, Purchaser shall, and CCM shall cause Purchaser to, promptly, but in any event within one Business Day of such date, deposit into escrow with JP Morgan Chase Bank (the “Escrow Holder“) an amount equal to $11,500,000 (the “Deposit“) in immediately available funds, to be held and disbursed pursuant to the escrow agreement among Debtors, CCM Purchaser and the Escrow Holder (the “Escrow Agreement“) in the form attached hereto as Exhibit D. Such Escrow Agreement shall include the provisions set forth in this Section 2.7, including any provisions incorporated by reference herein. Upon receipt of the Deposit, the Escrow Holder shall immediately deposit the Deposit into an interest-bearing account. The Deposit shall only become nonrefundable upon the earlier of (x) the Closing Date, (y) the termination of this Agreement pursuant to Section 7.1(a)(iii)(A) or (z) the last day of the month that all of the conditions set forth in Section 6.2 (with such date replacing the term “Closing” or “Closing Date” in Section 6.2) have been satisfied or waived and Purchaser fails to consummate the transactions contemplated by this Agreement (an event specified in clause (y) or (z), an “Escrow Release Event”). In the event the Deposit becomes non-refundable by reason of a Escrow Release Event, the Escrow Holder shall deliver the Deposit to Debtors in accordance with the Escrow Agreement. Such payment shall not limit Seller’s rights to pursue any claims against Purchaser or CCM for a breach of this Agreement. At the Closing, the Deposit (and any interest accrued thereon) shall be credited toward payment of the Purchase Price. If this Agreement is terminated for any reason other than an Escrow Release Event, the Escrow Holder shall return to Purchaser the Deposit (and any interest accrued thereon) in accordance with the Escrow Agreement  The Escrow Holder’s escrow fees and charges shall be paid by Purchaser.

Section 2.8             The Closing . The closing of the purchase and sale of the Acquired Assets and the Assumed Liabilities hereunder and the other transactions contemplated hereby (the “Closing“) shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, at a date (the “Closing Date“) and time to be mutually agreed by Debtors and Purchaser, which shall be (unless the parties otherwise agree) the last Business Day of the month in which all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver by the party entitled hereunder to waive any such condition of those conditions at the Closing).

Section 2.9             Deliveries at Closing .

(a)           At the time of the Closing, Debtors shall deliver, or cause to be delivered, to Purchaser or its designated Affiliates, the following:

(i)            the stock certificates, duly endorsed in blank or accompanied by a duly executed transfer form in blank or other applicable instrument of transfer,

together with, for each of the non-U.S. Subsidiaries, a power of attorney in respect thereof in a form reasonably satisfactory to the Purchaser and/or other appropriate documents representing the Equity Securities of the Acquired Subsidiaries (together with all required stock transfer tax stamps affixed, if any);

(ii)           assignments and bill of sales to validly transfer title to the Acquired Assets to Purchaser or its designated Affiliates, in form and substance reasonably satisfactory to Purchaser;

(iii)          all consents, waivers and approvals obtained by Debtors that are required by the terms of this Agreement;

(iv)          a copy of the entered Sale Approval Order;

(v)           such other duly executed documents, instruments and certificates as may be necessary or appropriate to be delivered by Debtors pursuant to this Agreement, including without limitation, to the extent requested by Purchaser, resignations of the officers and directors of the Acquired Subsidiaries;

(vi)          duly executed Real Estate Deeds for each Owned Real Property listed on Schedule 2.1(u) in form acceptable for recording in the jurisdiction where the respective Owned Real Property is located;

(vii)         Trade Mark Deeds and Internet Domain Name Deeds as defined herein;

(viii)        the certificates contemplated by Sections 6.2(a) and 6.2(b); and

(ix)           to the extent applicable, the Certificates of Incorporation or other organizational documents, common seal, share register and share certificate book (with any unissued share certificates) and all minute books and other statutory books (which shall be written-up to, but not including, the Closing Date) of each Acquired Subsidiary.

(b)           At the Closing, Purchaser shall deliver, and CCM shall cause to be delivered, to Debtors or to the third parties designated by Debtors at least two Business Days prior to the Closing Date, the following:

(i)            an amount of cash equal to the Purchase Price, (A) less the amount of the Deposit and any interest accrued thereon and (B) less any shortfall of the Estimated Closing Working Capital from the Target Amount for the month in which the Closing occurs or plus any excess of the Estimated Closing Working Capital over the Target Amount for the month in which the Closing occurs, by wire transfer of immediately available same day funds to an account or accounts designated by Debtors at least two Business Days prior to the Closing Date;

(ii)           assumption agreements to effect the assumption by Purchaser or its designated Affiliates of the Assumed Liabilities in form and substance reasonably satisfactory to Seller;

(iii)          all consents, waivers and approvals obtained by Purchaser or its Affiliates that are required by the terms of this Agreement; and

(iv)          such other duly executed documents, instruments and certificates as may be necessary or appropriate to be delivered by Purchaser pursuant to this Agreement.

(c)           At Closing, or as promptly as practicable thereafter, Purchaser shall deliver, and CCM shall cause to be delivered, to the holders of the Assigned Contracts, an amount of cash equal to the applicable Cure Costs thereunder as determined by the Bankruptcy Court.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to CCM and Purchaser as follows:

Section 3.1             Organization and Qualification . Seller is duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Each of the Subsidiaries is duly organized, validly existing and in good standing under the Laws of the state or jurisdiction of its organization. Seller and each of the Subsidiaries have all requisite power and authority to own or lease their respective assets and to conduct the Business. Seller and each of the Subsidiaries, is duly qualified to do business and is in good standing in each jurisdiction where the conduct of its business or the ownership or lease of its assets requires such qualification, except where the failure to be so qualified would not result in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

Section 3.2             Due Authorization; Enforceability . Assuming the entry of the Sale Approval Order, (a) each Debtor has the requisite corporate power and authority to enter into, execute and deliver this Agreement and each Related Document to which it is a party, and to consummate the transactions contemplated hereby and thereby, (b) the execution and delivery by each Debtor of this Agreement, the compliance by each Debtor with each of the provisions of this Agreement and each Related Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby are within the corporate power and authority of each Debtor and have been duly authorized by all necessary corporate action of each Debtor, (c) this Agreement and each Related Document to which it is a party has been validly executed and delivered by each Debtor, and (d) assuming due authorization, and valid execution and delivery by Purchaser of this Agreement and each Related Document to which Purchaser is a party, this Agreement shall constitute a valid and binding agreement of such Debtor enforceable against it in accordance with its terms, except for limitations imposed by general principles of equity.

Section 3.3             Capitalization . (a)     Schedule 3.3(a) sets forth the authorized, issued and outstanding Equity Securities of each of the Subsidiaries as of the date hereof,

together with the identity of each holder of the Equity Securities of the Acquired Subsidiaries. Debtors own all of the Equity Securities of the Acquired Subsidiaries beneficially and of record. Upon delivery to Purchaser or its designated Affiliates of the certificates, if any, and/or relevant instruments of transfer in respect of the outstanding Equity Securities of the Acquired Subsidiaries, at the Closing, Purchaser or its designated Affiliates will acquire good and valid title to such Equity Securities of the Acquired Subsidiaries, free and clear of any Encumbrances, other than Encumbrances under the DIP Credit Agreement and the Liberty Bonding Commitment. As of the date hereof, all of the outstanding Equity Securities of Seller and Subsidiaries have been duly authorized and are validly issued, and are fully paid and nonassessable (in jurisdictions where such concept is recognized).

(b)           Other than pursuant to this Agreement and except as set forth in Schedule 3.3(b), there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other Commitments or rights of any type or other securities (i) requiring the issuance, sale, transfer, repurchase, redemption or other acquisition of the Equity Securities of the Acquired Subsidiaries, (ii) except for restrictions under the DIP Credit Agreement and the Liberty Bonding Commitment (neither of which shall restrict the transfer of the Equity Securities of the Acquired Subsidiaries to Purchaser) and such restrictions that will be inapplicable following the Closing Date, restricting the transfer of any of the Equity Securities of the Acquired Subsidiaries or (iii) relating to the voting of any of the Equity Securities of the Acquired Subsidiaries. There are no issued or outstanding bonds, debentures, notes or other indebtedness of any Acquired Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of any Acquired Subsidiary may vote.

(c)           Except as set forth in Schedule 3.3(a), neither Seller nor any Subsidiary owns or controls any equity interest, or any interest convertible or exchangeable into an equity interest, in any Person other than Seller or any Subsidiary.

Section 3.4             SEC Reports . Except as set forth in Schedule 3.4, Seller has filed with the SEC all reports, proxy statements, registration statements and other documents Seller is required to file under the Securities Act and the Exchange Act since January 1, 2001 (collectively, the “SEC Reports”). On the date of its filing, each SEC Report (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

Section 3.5             Financial Statements; No Undisclosed Liabilities . (a)     Each of the consolidated balance sheets of Seller (including the related notes and schedules) as of December 31, 2001, December 31, 2002 and March 31, 2003, copies of which have been provided to Purchaser, fairly presents, in all material respects, the consolidated financial position of Seller and the Subsidiaries as of its date; and each of Seller’s consolidated statements of results of operations, retained earnings and cash flows of Seller (including the related notes and schedules) for the years ended December 31, 2001 and 2002 and the three months ended March 31, 2003 fairly presents, in all material respects, the results of operations, retained earnings and cash flows, as the case may be, of Seller on a consolidated basis for the periods or as of the dates, as the case may be, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered (except as stated therein or in the notes thereto and except in the case of unaudited interim statements, which interim statements: (i) are subject to normal year-end audit adjustments that are not material and (ii) do not contain all of the footnote disclosures required by GAAP).

(b)           Each of the Profit and Loss Account, Statement of Total Recognized Gains and Losses, Balance Sheet and Reconciliation of Shareholders’ Funds (including the related notes and schedules) of ANC Rental Corporation (Holdings) Limited,  copies of which have been furnished to Purchaser, for the fiscal year ended December 31, 2002 fairly present, in all material respects, the consolidated financial position, the results of operations and other financial data of the ANC Rental Corporation for the years ended December 31, 2001 and 2002, in each case in accordance with the Companies Act 1985 applied on a consistent basis throughout the periods covered.

(c)           Schedule 3.5(c) contains a list of the financial statements (true, correct and complete copies of which have been furnished to Purchaser) of each of the Securitization Subsidiaries for the fiscal year ended December 31, 2002 and the three months ended March 31, 2003. Such financial statements are prepared from the books and records of the Securitization Subsidiaries and fairly present (but for the absence of allocation of overhead, deferred taxes or equity method accounting), in all material respects, the financial position and results of operations of the Securitization Subsidiaries covered thereby for the year ended December 31, 2002 and the three months ended March 31, 2003, and are prepared on a consistent basis throughout the periods covered.

(d)           None of the Acquired Subsidiaries has any claims, liabilities, indebtedness or obligations of any nature (whether known or unknown, accrued, absolute, contingent, asserted, liquidated or otherwise), except (a) as disclosed in Schedule 3.5(d) or any other Schedules to this Agreement; (b) as reflected and reserved against on the December 31, 2002 balance sheet or in the notes thereto; (c) as incurred subsequent to December 31, 2002 and prior to the date hereof in the Ordinary Course of Business (d) as incurred on or after the date hereof in accordance with Section 5.1 of this Agreement or (e) liabilities that would not result in, or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(e)           The Current Assets as of March 31, 2003, as derived from the unaudited March 31, 2003 financial statements provided to Purchaser pursuant to Section 3.5(a), and the Current Liabilities as of March 31, 2003, as derived from the unaudited March 31, 2003 financial statements provided to Purchaser pursuant to Section 3.5(a), are each as set forth in Exhibit E; and the Baseline Working Capital is a deficit of $331,738,000.

Section 3.6             No Conflicts or Violations; Consents . Except as set forth in Schedule 3.6, neither the execution, delivery or performance by any Debtor of this Agreement or any Related Document to which any of them is a party nor, upon the entry of the Sale Approval Order, the consummation of the transactions contemplated hereby and thereby shall: (a) conflict with, or result in a breach or a violation of, any provision of the certificate of incorporation or bylaws or other organizational documents of Seller or any of the Subsidiaries; (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create any Liability or Encumbrance (other than Permitted Encumbrances), or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, (i) under any Law applicable to or binding on Seller or any of the Subsidiaries or any of their respective properties or assets, (ii) under any of the terms, conditions or provisions of (x) any Commitment to which Seller or any Subsidiary is a party or by which any of their respective properties or assets (including the Acquired Assets) is bound or (y) any Permit listed on Schedule 3.11(a) or filing to which Seller or any Subsidiary is subject or by which any of their respective properties or assets (including the Acquired Assets) is bound, except in the case of Commitments and Permits, those breaches, violations, defaults, or rights of termination, modification, cancellation, prepayment, suspension, revocation or acceleration that are excused by or are unenforceable as a result of the Bankruptcy Case or the applicability of the Bankruptcy Code (but only to the extent such excuse, lack of enforceability or application of the Bankruptcy Code will continue to apply in favor of Purchaser following the Closing) or (c) except for (i) any required filings under the Exchange Act or the Securities Act, (ii) the Competition Approvals, and (iii) any consents of third parties set forth in Schedule 3.6 (clauses (i) through (iii) referred to collectively as “Consents, Approvals and Filings“), require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Body or any other Person on the part of Seller or any of the Subsidiaries, except in the case of clause (b) and (c) above, for such breaches, violations, defaults or Consents, Approvals and Filings which the failure of Seller or any of the Subsidiaries to make or obtain would not result in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

Section 3.7             Title to Property . (a)     Schedule 3.7(a)(i) lists all currently effective real property lease and sublease Commitments related to the use and occupancy of real property entered into by the Acquired Subsidiaries at the locations described thereon (together with the real property lease and sublease Commitments listed in Schedule 2.1(o), the “Real Property Leases”). Schedule 3.7(a)(ii) lists all of the real property owned by the Acquired Subsidiaries and the locations of such real properties are described thereon (together with the owned real property listed in Schedule 2.1(u), the “Owned Real Property”). Except as set forth in Schedule 3.7(a)(iii), Seller or its Subsidiaries have, (x) in the case of Owned Real Property, good, valid and marketable title to, (y) in the case of Real Property Leases, valid and binding leasehold interests or license in, and (z) in the case of tangible personal property, good title to, or a valid lease or licenses to use, all of their respective material assets, including, without limitation, the Acquired Assets, and properties, including, without limitation, the Owned Real Property and properties subject to the Real Property Leases, free and clear of any Encumbrances, except, in each case, for Permitted Encumbrances.

(b)           Except as set forth in Schedule 3.7(b), no options or rights of first offer or rights of first refusal or similar rights or options have been granted by Seller or any Subsidiary to any Person (other than Purchaser) that are enforceable despite the continuation of the Bankruptcy Case to (i) purchase, lease or otherwise acquire any interest in any of the Acquired Assets, Owned Real Property or Real Property Leases, (ii) become a Franchisee (or operate the automotive rental business as Franchisee in any territory other than the territory for which such Franchisee is currently licensed by Seller or any Subsidiary) or (iii) use any Seller Intellectual Property.

(c)           Except as set forth on Schedule 3.7(c), neither Seller nor any Subsidiary is in material default under any material Real Property Leases.

(d)           The assets to be transferred pursuant to this Agreement are all the properties and assets (i) owned by Debtors (other than the Excluded Assets) and (ii) material to the operation of the Business as currently conducted. There are no material properties or assets relating to the Business owned by any Subsidiary of the Seller that is not a Debtor, an Acquired Subsidiary or a direct or indirect subsidiary of an Acquired Subsidiary.

(e)           Subject to the entry of the Sale Approval Order, except as set forth on Schedule 3.7(e), all Real Property Leases listed in Schedule 2.1(o) are assumable by Debtors and assignable by Debtors to Purchaser.

(f)            Except as set forth on Schedule 3.7(f), to the Knowledge of Seller, all buildings, structures and other improvements on any of the Owned Real Property or the Real Property Leases are structurally sound with no material defects.

(g)           The Owned Real Property complies, in all material respects, with all laws, ordinance, zoning and other land use requirements.

Section 3.8             Absence of Certain Changes . Except as set forth in Schedule 3.8 or the SEC Reports filed prior to the date of this Agreement and for the continuation of the Bankruptcy Case and the transactions contemplated by this Agreement, (i) Seller and Subsidiaries, taken as a whole, have in all material respects conducted their respective businesses in the Ordinary Course of Business since March 31, 2003, (ii) Seller and Subsidiaries have not taken any actions, and no events, changes or developments have occurred since March 31, 2003 that would result in or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (iii) the Business has not experienced any material damage (whether or not physical), destruction or loss (whether or not covered by insurance) to its material tangible property, software or electronic systems. Without limiting the generality of the foregoing, except as set forth in Schedule 3.8, since March 31, 2003 and through the date hereof, the Debtors and Acquired Subsidiaries have:

(a)           made all capital expenditures with respect to the Business substantially required to be made through May 31, 2003 in accordance with the Capital Expenditures Plan;

(b)           not (1) declared, set aside or paid any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its Equity Securities or caused any Acquired Subsidiary to loan or advance any funds to any Debtors, (2) redeemed, purchased or otherwise acquired directly or indirectly any shares of any class or series of its Equity Securities, or any instrument or security which consists of or includes a right to acquire such securities or (3) formed or established any new Subsidiaries or Affiliates or entered into any new joint venture, limited liability company agreement, partnership agreement or similar agreement;

(c)           not terminated (other than as a result of the expiration of a term not subject to renewal at the option of Seller or any Subsidiary), canceled or amended, or caused the termination, cancellation or amendment of, any insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) maintained by it or them with respect to the Business which is not replaced by a comparable insurance coverage, other than in the Ordinary Course of Business;

(d)           not entered into any settlement or release with respect to any Litigation relating to or affecting the Acquired Assets (unless such Litigation constitutes an Excluded Asset or an Excluded Liability), other than in the Ordinary Course of Business or as required by Law;

(e)           not entered into any (1) Related Party Agreement, (2) options, warrants, convertible securities, stock appreciation rights or similar securities with an exercise or conversion privilege at a price related to, or derived from the value of, any equity or debt security or (3) interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate floor agreement, interest rate exchange agreement, currency exchange agreement, forward contract, repurchase and reverse repurchase contract, or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including any arrangement whereby, directly or indirectly, the party thereto has the right to receive periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such party calculated by applying a fixed or floating rate of interest on the same notional amount or otherwise (other than interest rate protection agreements entered into in connection with or required pursuant to the DIP Credit Agreement and the Securitization Transactions and Commitments related to indebtedness for borrowed money of the Acquired Subsidiaries);

(f)            not purchased, acquired or leased any vehicles;

(g)           continued to sell or dispose of the Existing Vehicles in the Ordinary Course of Business in all material respects and in accordance with the provisions of Section 3.24;

(h)           not (1) entered into any new Franchise/Sales Agreements or barter agreements; or (2) opened new automotive rental business locations; and

(i)            except in accordance with the Airport Concession consolidation program (1) not consented to the termination of any Airport Concession with respect to premises located within any airport, (2) used commercially reasonable efforts to maintain, keep and renew each existing Airport Concession in full force and effect, and (3) paid all rents and fees currently due and payable in accordance with the terms thereof and made and maintained all required deposits relating to each such Airport Concession (other than with respect to rents, fees or deposits arising prior to the Petition Date with respect to Airport Concessions not assumed as of the date hereof in the Bankruptcy Case).

Section 3.9             Compliance with Laws . (a)     Except as set forth in Schedule 3.9(a), (i) Seller and each of the Subsidiaries is in compliance with the requirements of all Laws,

except in instances (A) where failure to so comply would not result in or would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (B) with respect to matters arising under Environmental Laws, which are treated exclusively under Section 3.15, (C) where compliance with such Law is excused or stayed by the Bankruptcy Code or by an order of the Bankruptcy Court, and (ii) no material investigation or review by any Governmental Body with respect to the Acquired Assets or the Assumed Liabilities is or was pending, or, to the knowledge of Seller, threatened, against Seller or any Subsidiary, nor has any Governmental Body indicated in writing an intention to conduct the same, that would result in or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(b)           Except as set forth in Schedule 3.9(b) and except with respect to matters arising under Environmental Laws, which are treated exclusively under Section 3.15, neither Seller nor any Subsidiary has any unresolved regulatory complaints or investigations (including, without limitation, any initiated by one or more Franchisees or a customer of Seller or any Subsidiary or a Governmental Body) relating to the Acquired Assets or the Business, except for unresolved complaints or investigations which would not result in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

Section 3.10           Litigation . Except as disclosed in documents filed prior to the date hereof in connection with the Bankruptcy Case or as set forth in Schedule 3.10, as of the date hereof:

(a)           other than Litigation relating to accidents involving the vehicles of the Business, there is no claim, action, suit, investigation or proceeding (collectively, “Litigation“) pending or, to Seller’s Knowledge, threatened against Seller or any of the Subsidiaries or any of their respective assets or the Business, which if resolved adversely to Seller or any of the Subsidiaries, would result in or which would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; and

(b)           there is no outstanding order, writ, injunction or decree of any Governmental Body against Seller or any of the Subsidiaries, any of the Businesses, the Acquired Assets or any of the Assumed Liabilities which would result in or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

Section 3.11           Permits . (a)     Except as set forth in Schedule 3.11(a) and except with respect to Permits arising under Environmental Laws, which are treated exclusively under Section 3.15, Seller and each of the Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease, and operate their properties and assets (including, but not limited to the Acquired Assets) and to carry on the Business (collectively, the “Permits“), other than Permits that are not material to the operation of the Business or the use, holding or ownership of the Acquired Assets. All Permits material to the operation of the Business have been duly obtained from the appropriate Government Body in each applicable jurisdiction and are in full force and effect. A true and correct list of all the Permits material to the operation of the Business is set forth on Schedule 3.11(a).

(b)           Each holder of a Permit has operated in all material respects in compliance with all terms thereof. No event has occurred which permits the revocation or termination of any of the Permits or the imposition of any restriction thereon, or that would prevent any of the Permits from being renewed on a routine basis or in the Ordinary Course of Business except for any revocation, termination or restriction that would not result in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Schedule 3.11(b), neither Seller nor any Subsidiary is in default (either with the giving of notice or lapse of time or the occurrence of any other condition, event or circumstance) under any such Permit in any material respect.

Section 3.12           Commitments . (a)    Except as set forth in Schedule 3.12(a) and subject to the payment of Cure Costs, as of the date hereof, (i) all Commitments of Debtors and the Acquired Subsidiaries are valid, binding, in full force and effect and enforceable by the applicable Debtor or Acquired Subsidiary, except to the extent that any failure to be binding, in full force and effect or enforceable, would not result in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (ii) there does not exist under any Commitment any violation, breach or event of default, or conflict or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default or lost benefit thereunder or result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the Acquired Assets or the respective properties or assets of the Acquired Subsidiaries, on the part of Debtors or any of the Acquired Subsidiaries, or to the Knowledge of Seller, any other Person, except to the extent that such violation, breach or event of default would not result in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, and (iii) no Commitment contains any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement, except for a change of control or other term or condition that would not result in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(b)           Debtors have delivered or made available to Purchaser true and correct and in all material respects complete copies of (i) all Commitments listed on Schedules 2.1(b) through (o), (q), (x), (cc), (mm) and (nn) and all Commitments of the type described in Sections 2.1(hh) and 3.16(d) (other than any Commitment that involves payments to or from any Debtor of less than $100,000 annually and $250,000 in the aggregate or that is terminable by the Debtor party thereto (and Purchaser as its assignee) on 90 days or less notice without penalty, premium or other liability to such Debtor), (ii) each Commitment of the type listed on Schedules 2.1(b) through (o), (q), (x), (cc), (mm) and (nn) and each Commitment of the type described in Sections 2.1(hh) and 3.16(d), to which any Acquired Subsidiary is a party as of the date hereof (which Commitments are listed on Schedule 3.12(b), other than any such Commitment that involves payments to or from any Acquired Subsidiary of less than $100,000 annually and $250,000 in the aggregate or that is terminable by any Acquired Subsidiary party thereto on 90 days or less notice without penalty, premium or other liability to such Acquired Subsidiary) and (iii) with respect to any of the Acquired Subsidiaries, any Commitments as of the date hereof relating to indebtedness for borrowed money, letters of credit, the deferred purchase price of property, conditional sale arrangements, capital lease obligations, obligations secured by Encumbrances or interest rate or currency hedging activities (which Commitments are listed on

Schedule 3.12(b)). Other than the Commitments described in clauses (i), (ii) and (iii) above there are no other Commitments as of the date hereof to which any Debtor or any Acquired Subsidiary is a party or bound that are, individually or in the aggregate, material to the Business.

(c)           Schedule 3.12(c)(i) hereto contains a complete list of all Commitments as of the date hereof that have been assumed by Debtors after the Petition Date and through the date hereof. Schedule 3.12(c)(ii) hereto contains a list of all Commitments that as of the date hereof are subject to pending assumption motions in the Bankruptcy Case.

(d)           Subject to the entry of the Sale Approval Order and except as set forth on Schedules 3.7(e) or 3.12(d), all Assigned Contracts to be transferred pursuant to this Agreement are assumable by Debtors and assignable by Debtors to Purchaser.

Section 3.13           Employee Benefit Matters .

(a)           Schedule 3.13(a) hereto contains a list of (i) each current “employee benefit plan,” as defined in Section 3(3) of ERISA, covering current employees of Seller or any Subsidiary, or which Seller or any Subsidiary maintains or has an obligation to contribute; and (ii) each current stock purchase, stock option, stock appreciation or other stock-based compensation, salary continuation, tuition assistance, life or other insurance, severance, death benefit, vacation, sick leave, change-in-control, welfare, fringe benefit, bonus, retention, incentive and deferred compensation plan, agreement, program, policy or other arrangement covering current employees of Seller or any Subsidiary, or which Seller or any Subsidiary maintains or sponsors or to which it contributes. All such plans, agreements, programs, policies and arrangements, other than Foreign Plans, shall be collectively referred to as the “Benefit Plans”.

(b)           With respect to each Benefit Plan and each Foreign Plan, complete and correct copy of each of the following documents (if applicable and available) has been provided or made available to Purchaser:  (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of material modifications; (iii) the most recent Form 5500 (including schedules); and (iv) the most recent IRS determination letter.

(c)           Except as set forth on Schedule 3.13(c) and Schedule 3.13(d) hereto, none of the Benefit Plans are subject to Title IV of ERISA or Section 412 of the Code.

(d)           Except as set forth on Schedule 3.13(d), neither Seller nor any Subsidiary or any of their respective ERISA Affiliates is, or to the Knowledge of Seller, was, during the preceding six years, obligated to contribute to, or contributes to, any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(e)           Except as set forth on Schedule 3.13(e) hereto, to the Knowledge of Seller, neither Seller, any Subsidiary nor any of their respective ERISA Affiliates, has any liability (contingent or otherwise) or potential liability (including, but not limited to withdrawal liability with respect to a multi employer plan) to any entity arising under Title IV of ERISA or Section 412 of the Code except as would not result in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(f)            The Benefit Plans and their related trusts that are intended to qualify under Sections 401 and 501(a) of the Code, respectively, have been determined by the IRS to qualify under such Sections and, to the Knowledge of Seller, nothing has occurred since the time of such favorable determination to cause the loss of such qualified status.

(g)           To the Knowledge of Seller, all contributions required to have been made under any Benefit Plan or any Law to any trusts established thereunder or in connection therewith have been made by the due date therefor (including any valid extensions).

(h)           The Benefit Plans have been maintained in compliance with their terms and applicable Laws, including but not limited to the timely filing of applicable reports, documents and notices with the Department of Labor, the Internal Revenue Service and the Pension Benefit Guaranty Corporation, other than any incidents of noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect. There has been no “prohibited transaction” (including without limitation as a result of any of the transactions contemplated hereby) within the meaning of Section 4975(c) of the Code or Section 406 of ERISA involving the assets of any Benefit Plan after giving effect to the exemptions set forth in Section 4975(d) of the Code and Section 408(b) of ERISA.

(i)            Except as set forth in Schedule 3.13(i) hereto, neither Debtors nor any of their respective ERISA Affiliates has used the services or workers provided by Third Party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or persons who have provided services as independent contractors, to an extent that could reasonably be expected to result in the disqualification of any Benefit Plan under applicable Law, or the imposition of penalties or excise Taxes with respect to any Benefit Plan by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Body.

(j)            Except (i) as disclosed in Schedule 3.13(j) hereto or (ii) claims for benefits under the claims procedures of any Benefit Plans, there are no pending or, to the Knowledge of Seller, threatened in writing, actions, claims or proceedings against Seller or Subsidiary or any Benefit Plan or its assets with respect to such plan.

(k)           Except as disclosed in Schedule 3.13(k) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will (i) increase any benefits under any Benefit Plan or Foreign Plan or (ii) result in the acceleration of the time of payment or vesting of any such benefits. In addition, except as disclosed and described in Schedule 3.13(k) hereto, no Benefit Plan or agreement, program, policy or other arrangement by or to which Seller or any Subsidiary is a party, is bound or is otherwise liable, by its terms or in effect would or could possibly require any payment or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement, including but not limited to any employee (current, former or retired) of Seller or any Subsidiary (whether or not any such payment would constitute a “parachute payment” or excess parachute payment within the meaning of Section 280G of the Code).

(l)            Except as disclosed in Schedule 3.13(l) hereto and as required by Section 4980B of the Code or Part 6 of Title I of ERISA, neither Seller nor any Subsidiary has any obligation to provide medical, disability or death benefits (whether or not insured) with respect to their respective current or former employees beyond their retirement or other termination of employment. Except as disclosed in Schedule 3.13(l) hereto, any continuation coverage provided under any welfare benefit plan complies with Section 4980B of the Code or the applicable requirements of Part 6 of Title I of ERISA and is at the expense of the participant or beneficiary.

(m)          Except as required by collective bargaining Commitments, or as required by applicable Law, each Benefit Plan or Foreign Plan may be amended and terminated without advance notice at any time after the Closing Date.

(n)           Schedule 3.13(n) hereto contains a complete list of each Foreign Plan, except for those required by applicable Law. Each Foreign Plan has been established, operated and administered in all material respects in accordance with its terms and with the requirements of applicable Law. All material contributions required to be made under the terms of any Foreign Plan as of the Closing Date have been made or will be timely made on or prior to the Closing Date. Neither Seller nor any Subsidiary has incurred any obligations in connection with the termination of or withdrawal from any Foreign Pension Plan except as required by operation of applicable Law and set forth on Schedule 3.13(n) hereto, and do not have any unfunded liability with respect to benefits under any Foreign Pension Plan except as set forth on Schedule 3.13(n). With respect to any Foreign Pension Plan for which GAAP or applicable Law requires that the reserves be recorded on a statement of financial position, reserves have been so recorded in a manner which is consistent with GAAP, or applicable Law. With respect to any funded Foreign Pension Plan, the plan has been funded in accordance with applicable Law and the terms of such plans. There are no pending or, to Knowledge of Seller, threatened actions which have been asserted in writing or instituted (other than in respect of benefits due in the ordinary course which, in the aggregate are not material) against the assets of any of the Foreign Plans or against Seller or any Subsidiary or any ERISA Affiliate or any fiduciary of the Foreign Plans with respect to the Foreign Plans.

Section 3.14           Labor Relations and Employment.

(a)           (i) Except as set forth in Schedule 3.14(a)(i), there are no claims, charges, complaints, or proceedings pending or, to the Knowledge of Seller, threatened, against Seller or any Subsidiary relating to unfair labor practices, discrimination, or under any legislation relating to employees, nor, to the Knowledge of Seller, are there any valid basis for any such charges, claims or complaints except for claims or proceedings which would not result in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (ii) except as set forth in Schedule 3.14(a)(ii), neither Seller nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by Seller or any Subsidiary, (iii) except as set forth in Schedule 3.14(a)(iii), there is no activity or, to the Knowledge of Seller, any threatened activity the purpose of which is to achieve representation of Persons employed by Seller or any Subsidiary (including, but not limited to, an attempt by a union to organize or represent the labor force of Seller or any Subsidiary) and (iv) there are no strikes, slowdowns, work stoppages, lockouts, material labor disputes or grievances, or, to the Knowledge of Seller, threats thereof, by or with respect to any employees of Seller or any Subsidiary.

(b)           Except as would not result in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, Seller and each Subsidiary are in substantial compliance with all Laws respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to employees.

(c)           Except as otherwise set forth on Schedule 3.14(c), there are no written or oral employment, consulting or severance agreements to which Seller or any Subsidiary is a party or by which it is bound. Except for the arrangements set forth in Schedule 3.14(c), or as otherwise prohibited or regulated by applicable Law or applicable collective bargaining agreement, the employment of each employee of Seller or any Subsidiary may be terminated at any time and for any reason, without notice, and such employees have the right to resign their employment at any time.

(d)           Neither Seller nor any Subsidiary is materially delinquent in payments to any of its or their current employees or any former employees for any wages, salaries, commissions, bonuses or other direct or indirect compensation for any services performed by them, or for amounts required to be reimbursed to their current employees or former employees.

(e)           Except as set forth on Schedule 3.14(e) and except for any events that may be caused by the Purchaser’s decision not to hire certain employees of Debtors employed in the Business, there has been no event that has caused or required the Seller or its Subsidiaries to issue the applicable notices under the WARN Act or other similar Law requiring advance notification for the termination of employees, and in the event that such an event has occurred, such event would not result in Liabilities under the WARN Act or any other similar Law requiring advance notification for the termination of employees.

Section 3.15           Environmental Matters.

(a)           Except as set forth in Schedule 3.15(a)(i), Seller and the Subsidiaries are in compliance with all applicable Environmental Laws and Seller and each Subsidiary has obtained and is in compliance with all Permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except where such non-compliance would not result in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. Schedule 3.15(a)(ii) is a true and correct list of the environmental Permits material to the operation of the Business.

(b)           Except as set forth in Schedule 3.15(b), there are no Environmental Claims pending or, to the Knowledge of Seller, threatened against Seller or any of the Subsidiaries or, to the Knowledge of Seller, against any Person whose liability for any Environmental Claim, Seller or any of the Subsidiaries has or may have retained or assumed either contractually or by operation of Law, in each case, except for such Environmental Claims as would not result in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(c)           Except as set forth in Schedule 3.15(c), to the Knowledge of Seller, there are no circumstances, conditions, events or incidents that could form the basis of any Environmental Claim against Seller or any of the Subsidiaries or against any Person whose liability for any Environmental Claim Seller or any of the Subsidiaries has or may have retained or assumed either contractually or by operation of Law, in each case, except for such Environmental Claims as would not result in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

(d)           Except as set forth in Schedule 3.15(d), to the Knowledge of Seller, no Environmental Claims have been asserted against any facilities that may have received Hazardous Materials generated by Seller or any Subsidiary or any predecessor in interest nor has there been a release at such facility which is reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect.

(e)           Except as set forth in Schedule 3.15(e), there has been no Release at any of the properties owned or operated by Seller or any Subsidiary or a predecessor in interest, which is reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect.

(f)            Except as set forth in Schedule 3.15(a)(i), 3.15(b), 3.15(c), 3.15(d) and 3.15(e), to the Knowledge of Seller, there are no Environmental Liabilities associated with the Acquired Assets or the assets, business or properties (presently or formerly owned or occupied) of the Acquired Subsidiaries, whether accrued, contingent, absolute, determinable or otherwise, that are reasonably likely to result in a Material Adverse Effect and, to the Knowledge of Seller, there are no current facts, conditions, situations or set of circumstances which would reasonably be expected to result in such Environmental Liabilities, except as would not result in or would not reasonably be expected to result in, individually or in the aggregate, in a Material Adverse Effect.

(g)           Debtors have made available for inspection by Purchaser true and, in all material respects, complete copies of all material environmental reports, studies, investigations or correspondence regarding any Environmental Liabilities of Seller and the Subsidiaries, or any environmental conditions at any of the properties which are in possession of Seller or any Subsidiary or their respective agents.

Section 3.16           Intellectual Property.

(a)           Seller and each of the Subsidiaries own and have the right to use (subject to any licenses granted therein that are set forth in Schedule 3.16(a)) or, in the case of licensed rights, have valid rights to use, all Intellectual Property material to the operation of the Business as currently conducted, free and clear of all Encumbrances (other than Permitted Encumbrances and licenses that are set forth in Schedule 3.16(a)). All such Intellectual Property that is Seller Owned Intellectual Property is valid and enforceable in all material respects.

(b)           Except as set forth in Schedule 3.16(b), or as would not reasonably be expected to be material to the operation of the Business as currently conducted, the Business does not infringe upon, violate, or misappropriate the Intellectual Property rights of any Person. Except as set forth in Schedule 3.16(b), no Litigation is pending or, to the Knowledge of Seller, threatened, concerning any claim or position that Seller or any Subsidiary has violated any Intellectual Property rights.

(c)           Except as set forth in Schedule 3.16(c), (i) to the Knowledge of Seller, there is no infringement or unauthorized use by any Person of any Seller Owned Intellectual Property, and (ii) Seller Owned Intellectual Property (including the validity and title thereto) has not been questioned in or the subject of any prior Litigation, is not being questioned in or the subject of any pending Litigation, and, to the Knowledge of Seller, is not the subject of any threatened or proposed Litigation. No Debtor has received actual notice that the Seller Intellectual Property other than the Seller Owned Intellectual Property has been questioned in, or the subject of any prior, pending, threatened or proposed Litigation.

(d)           Schedule 3.16(d) sets forth a true and in all material respects complete list of all (i) Registered or otherwise material Seller Intellectual Property as of the date hereof and (ii) material Intellectual Property Contracts as of the date hereof. Except as set forth in Schedule 3.16(c), no material Seller Owned Intellectual Property, and no Debtor has received notice that any other Seller Intellectual Property, has been abandoned, canceled or adjudicated invalid (excepting any expirations in the ordinary course), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting the rights of Seller or any Subsidiary thereto, or is subject to any challenge or opposition.

(e)           Seller and each Subsidiary has timely made all filings and payments with the appropriate foreign and domestic agencies required to maintain in subsistence all Seller Owned Intellectual Property that is Registered, and has diligently pursued all applications for registration forming part of the Seller Owned Intellectual Property that is Registered, except where failure to make such filings and payments, or to pursue such applications, is intentional based on the sound business judgment of the applicable Seller or any Subsidiary, or where such failure would not be material to the conduct of the business of the applicable Seller or any Subsidiary.

Section 3.17           Taxes. Except as set forth on Schedule 3.17,

(a)           Seller, each Subsidiary and any affiliated, consolidated, combined or unitary group (under any federal, state, local or foreign Tax Law) of which any Seller or any Subsidiary is or has been a member (each, an “Affiliated Group”) has (i) timely filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and (ii) timely paid in full all Taxes due and payable or claimed to be due and payable from it by any Tax authority.

(b)           There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) on any of the Acquired Assets or the assets of any Acquired Subsidiary (or any subsidiary of an Acquired Subsidiary).

(c)           There are no United States federal, state, local or foreign audits, examinations or inquiries pending with respect to any Taxes or Tax Returns of Seller, any Subsidiary, any Affiliated Group or any Acquired Subsidiary (including any audits, examinations or inquiries which could result in a Tax liability for which any Acquired Subsidiary or any direct or indirect subsidiary of an Acquired Subsidiary could be jointly or severally liable under Treasury Regulations Section 1.1502-6 or any comparable state, local or foreign Tax provision), and no written notification has been received by Seller, any Subsidiary, any Affiliated Group or any Acquired Subsidiary that such an audit or other proceeding is pending or threatened with respect to any such Taxes or Tax Returns.

(d)           No deficiency with respect to Taxes has been proposed, asserted or assessed in writing against Seller, any Subsidiary, any Affiliated Group or any Acquired Subsidiary that has not been resolved and, if applicable, paid in full, and there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any material Tax Returns required to be filed with respect to Seller, any Subsidiary, any Affiliated Group or any Acquired Subsidiary.

(e)           No Seller, Subsidiary, Affiliated Group or Acquired Subsidiary has requested any extension of time within which to file any material Tax Return, which Tax Return has not yet been filed.

(f)            Seller, each Subsidiary and each Acquired Subsidiary has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes from the wages or salaries of employees and independent contractors, and has paid over to the proper governmental authorities all amounts required to be so withheld and is not liable for any Taxes for failure to comply with such Laws.

(g)           Each Acquired Subsidiary (and each direct and indirect subsidiary of an Acquired Subsidiary) has (i) timely filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and (ii) timely paid in full all Taxes due and payable or claimed to be due and payable from it by any Tax authority.

(h)           Each Acquired Subsidiary (and each direct and indirect subsidiary of an Acquired Subsidiary) has been included only in the affiliated, consolidated, combined, unitary or similar groups for United States federal, state, local or foreign Tax purposes described in Schedule 3.17(h) hereto.

(i)            To the knowledge of the directors and officers of the Seller and any Acquired Subsidiary (or any direct or indirect subsidiary of an Acquired Subsidiary), no jurisdiction where any Acquired Subsidiary (or any direct or indirect subsidiary of an Acquired Subsidiary) does not file a Tax Return has made a claim that such Acquired Subsidiary (or such subsidiary of an Acquired Subsidiary) is required to file a Tax Return in such jurisdiction.

(j)            No Acquired Subsidiary (and no direct or indirect subsidiary of an Acquired Subsidiary) is a party to, is bound by, or has an obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract and no Acquired Subsidiary (and no subsidiary of an Acquired Subsidiary) has a potential liability or obligation to any Person as a result of, or pursuant to, any such contract.

(k)           No Acquired Subsidiary (and no direct or indirect subsidiary of an Acquired Subsidiary) has agreed to, or is required to, include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of state, local or foreign Law) by reason of a change in accounting method or otherwise (nor has any Tax authority proposed in writing any such adjustment or change of accounting method).

(l)            No consent or election under Section 341 of the Code has been made for any Acquired Subsidiary or any direct or indirect subsidiary of an Acquired Subsidiary.

(m)          The acquisition of Equity Securities of any Acquired Subsidiary or any other Acquired Assets will not be a factor causing any payments to be made by an Acquired Subsidiary (or any direct or indirect subsidiary of an Acquired Subsidiary) to be nondeductible (in whole or in part) pursuant to Section 280G or 162(m) of the Code, and neither any Acquired Subsidiary nor any direct or indirect subsidiary of an Acquired Subsidiary is a party to any agreement or understanding that could require it to pay any amount that would not be deductible under either Section.

(n)           Neither any Acquired Subsidiary nor any direct or indirect subsidiary of an Acquired Subsidiary has filed with respect to any item a disclosure statement pursuant to Section 6662 of the Code or any comparable disclosure with respect to state, local or foreign Tax statutes.

(o)           The net operating loss carryover available under Section 172(a) of the Code to the affiliated group of which Seller is the common parent for United States federal income tax purposes for the taxable year of such group that began on January 1, 2003 (the “2003 Year) is not less than $520,000,000, excluding the effect of filing amended Tax Returns as required under the AutoNation Settlement Agreement and AutoNation Side Letter. Except as otherwise contemplated by this Agreement (including, for the avoidance of doubt, any Internal Restructuring Transactions approved by Purchaser under Section 5.22) or as required under the AutoNation Settlement Agreement and AutoNation Side Letter, since January 1, 2003, neither Seller nor any Subsidiary (or any Affiliate of Seller or any Subsidiary) has acted or failed to act in any way that would materially reduce the availability of such net operating losses for the 2003 Year.

Section 3.18           Brokers. Except as set forth on Schedule 3.18, no agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Seller or any Subsidiary in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Subsidiary or Affiliate.

Section 3.19           Vehicles.

(a)           Schedule 3.19 contains the following information which is correct in all material respects as of the dates set forth in such Schedule (except that no information need be provided under clause (ii)(C), (D), (E), (F) or (G) with respect to leased Existing Vehicles):

(i) a list of all vehicles owned, leased or operated by Seller or Subsidiary for purposes of renting such vehicle to customers of the Business (the “Existing Vehicles”); and (ii) for each Existing Vehicle, (A) Seller or Subsidiary owner or lessee thereof, (B) whether such Existing Vehicle is owned or leased, (C) the original purchase price thereof, (D) the date such vehicle was delivered to Purchaser thereof, (E) the current net book value thereof, (F) the current monthly depreciation charges in respect thereof (expressed as a percentage of the original purchase price), (G) the respective vehicle identification number or equivalent thereof, (H) the manufacturer and model year and (I) the mileage thereof.

(b)           None of the Existing Vehicles listed on Schedule 3.19 have been the subject of theft, loss, casualty, or destruction, or have been sold or otherwise disposed of (except for such thefts, losses, casualties, destruction, sales or dispositions which are within the range customarily experienced in the Ordinary Course of Business).

(c)           Seller and the Subsidiaries have adequate information systems to determine the location (or, if rented, the location to which it is assigned) of each Existing Vehicle used or held for use by Seller or any Subsidiary in connection with the Business.

Section 3.20           Affiliate Transactions. Schedule 3.20 hereto sets forth a description in reasonable detail of (a) all transactions between an Acquired Subsidiary, on the one hand, and a Debtor, on the other hand, after December 31, 2001 and through May 31, 2003; (b) all indebtedness of the Acquired Subsidiaries to Debtors at May 31, 2003; (c) all indebtedness of Debtors to all Acquired Subsidiaries at May 31, 2003; (d) all other material Commitments and other material arrangements as of the date hereof between an Acquired Subsidiary (or a direct or indirect subsidiary of an Acquired Subsidiary), on the one hand and a Debtor, on the other hand, after December 31, 2001 and through the date hereof; and (e) all transactions occurring after December 31, 2002 and prior to the date hereof that would be required to be disclosed pursuant to Item 404 of Regulation S–K (collectively, “Related Party Agreements”).

Section 3.21           Airport Concessions. (a)    Schedule 3.21(a) contains a correct and, in all material respects, complete list of all airport concessions or licenses (whether evidenced in the form of a Commitment or otherwise) entered into by, granted, to or applicable to Seller or any Subsidiary as of the date hereof and which relate to the Business (collectively, “Airport Concessions”). Prior to the date hereof true, correct and, in all material respects, complete copies of all Airport Concessions have been made available by Debtors to Purchaser. Except as set forth in Schedule 3.21(a), all Airport Concessions are valid, binding and in full force and effect and are enforceable by Seller and/or applicable Subsidiary as concessionaire (or licensee, however designated, the “Concessionaire”) thereunder.

(b)           Except as set forth in Schedule 3.21(b), each Airport Concession grants the applicable Concessionaire (i) the right to use and occupy the counter areas, if any, in the terminals on an exclusive basis and the right to use and occupy the rental operations area and related parking areas designated therein and (ii) non-exclusive right to use and occupy such other areas of the applicable airport as may be necessary for the operation of the Business at such airport. Except as set forth in Schedule 3.21(b), all material covenants to be performed by Seller and/or the applicable Subsidiary and, to the Knowledge of Seller, all material covenants to be performed by (x) the applicable airport authority or airport operator or (y) the applicable Franchisee under each Airport Concession, have been performed in all material respects, and no event has occurred or circumstance exists which, with the delivery of notice or the passage of time or both, would constitute a breach or default under the applicable Airport Concession, or which would permit the termination, modification or revocation of such Airport Concession, except that Debtors have not made certain payments under certain Airport Concessions in connection with or in anticipation of the Bankruptcy Cases.

(c)           Subject to the entry of the Sale Approval Order, except as set forth in Schedule 3.21(c), no consent is required for the assignment of any Airport Concession contemplated hereby.

Section 3.22           Business Records. Seller and each Subsidiary has at all times since January 1, 2002 maintained Business Records which accurately reflect all its material transactions, and have at all time maintained accounting controls, policies and procedures reasonably designed to provide that such transactions are executed in accordance with its management’s general or specific authorization, and recorded in a manner which permits the preparation of financial statements in accordance with GAAP (or in the case of a Foreign Subsidiary reconciliation of financial statements to GAAP) and applicable regulatory accounting requirements and other account and financial data, and the documentation pertaining thereof is retained, protected and duplicated in accordance with applicable regulatory requirements.

Section 3.23           Franchisee Matters. (a)     Debtors have delivered or made available to Purchaser a true and, in all material respects, complete copy of the current uniform franchise offering circular and other disclosure statements of Seller and the Subsidiaries in connection with its sale of franchises to subfranchisors and Franchisees, both U.S. and foreign. As of their respective dates, such documents complied in all material respects with the requirements of the Federal Trade Commission Act of 1914, as amended, to the extent applicable.

(b)           Except as set forth in Schedule 3.23(b), to the Knowledge of Seller, (i) each Franchisee operates substantially in accordance with the policies, procedures and guidelines of the Business as the same may be, or have been, in effect from time to time and (ii) as of the date hereof there is no Litigation pending or threatened against any such Franchisee by Seller or any of the Subsidiaries in connection with the conduct of the Business.

Section 3.24           Vehicle Return Pursuant to Repurchase Programs; Vehicle Orders.

(a)           Since March 31, 2003 and through the date hereof, Seller and each Subsidiary has sold, returned or otherwise disposed of, each vehicle subject to a Repurchase Program (other than a vehicle that has been the subject of theft, loss, casualty, or destruction) to the related manufacturer official auction or other facility designated by the relevant Vehicle Manufacturer or Affiliate thereof at the relevant lessee’s sole expense after the minimum term or mileage limit under such Repurchase Program for such vehicle is achieved, but prior to the expiration of the maximum term and/or prior to reaching the maximum mileage limit under such Repurchase Program for such vehicle, other than (i) isolated cases not exceeding more than 50 vehicles in any calendar month on average and (ii) vehicles redesignated as “non-program vehicles” in accordance with the applicable Securitization Documents.

(b)           Schedule 3.24(b) sets forth, in all material respects, as of the dates set forth in such Schedule, each outstanding vehicle purchase or lease order placed by Seller or any Subsidiary with Vehicle Manufacturers relating to the Acquired Assets specifying (i) the date of the relevant order, (ii) the number, type and year model of the vehicles covered by such order, (iii) the purchase price per vehicle and (iv) the expected date of delivery thereof.

Section 3.25           Securitization Matters. (a)     None of the Offering Memoranda, nor any report, statement and certificate delivered to any Noteholders pursuant to any Securitization Document, contained at the time delivered any untrue statement of a material fact or omitted to state a material fact required to be stated otherwise or necessary to make the statements therein, in the light of circumstances under which they were made, not misleading.

(b)           Debtors have delivered or made available to Purchaser true and complete copies of (i) all material Securitization Documents with respect to each Securitization Transaction and (ii) all material reports, communications and certificates furnished by Seller or any Subsidiary to any Noteholders or the trustee for any Securitization Transaction. None of the provisions of any Securitization Document has been waived, supplemented or amended.

(c)           Other than the Amortization Events caused by the commencement of the Bankruptcy Case by Debtors or as set forth on Schedule 3.25(c), no Amortization Event (or event which, but for the giving of notice or the passage of time, would become an Amortization Event) has occurred with respect to any Securitization Transaction.

Section 3.26           Insurance.

(a)           Schedule 3.26(a) contains a true, accurate and, in all material respects, complete description of all policies of collision, fire, casualty, liability, workmen’s compensation and other forms of insurance, reinsurance and similar arrangements as of the date hereof (other than any such arrangements covered by Section 3.13(a)) collectively, the “Policies”) pursuant to which Seller or any Subsidiary seeks to limit, or transfer to a Third Party, financial or other risk, owned or held by Seller or any of the Subsidiaries, applicable to Seller or Subsidiary or any of their respective assets, in each case relating to or in connection with the Business. Except as set forth in Schedule 3.26(a), as of the date hereof, all Policies are in full force and effect, all premiums with respect thereto covering all periods through the dates specified on Schedule 3.26(a) have been paid, or are current with respect to agreed-upon installment plans, and no notice of cancellation or termination has been received with respect to any such policy. For each such Policy, Schedule 3.26(a) provides:  (i) the date of such Policy; (ii) the name of the insurer; (iii) the risks covered thereby; and (iv) expiration date. Such Policies (or replacement Policies providing substantially equivalent coverage) (v) are sufficient, as of the date hereof, for compliance in all material respects with Law and of all Commitments to which Seller or any of its Subsidiaries is a party, (w) are valid, outstanding and enforceable policies, (x) provide adequate insurance coverage for the assets and operations of Seller and each of its Subsidiaries, and (y) will remain in full force and effect through the respective dates set forth in Schedule 3.26(a) without payment of additional premiums except pursuant to negotiated installment payments, auditable Policies, premium financing agreements and retrospectively rated Policies. Prior to the date of this Agreement, Seller has provided or made available to Purchaser a list of all claims made under the Policies with respect to which Debtors have retained risk and of all payments made to the insured party or parties thereunder since January 1, 2002 through March 31, 2003, it being understood that the information contained in such list is true, accurate and, in all material respects complete.

(b)           Schedule 3.26(b) identifies all risks with respect to the Business which Seller and the Subsidiaries have been specifically designated as being self insured or self fronted with respect to which Debtors have retained risk (other than arrangements covered by Section 3.13(a)).

(c)           Schedule 3.26(c) identifies:  (i) each type of ancillary counter insurance product offered by Seller and/or the Subsidiaries to renters of Rental Vehicles; and (ii) a description of the material terms of any insurance or reinsurance purchased in respect thereof. Seller has provided or made available to Purchaser true and, in all material respects, complete copies of (x) all materials pursuant to which such ancillary counter insurance product coverage is offered to customers of the Business and (y) the policies of such insurance or reinsurance. Prior to the date of this Agreement, Seller has provided Purchaser with a true, correct and, in all material respects, complete claims history since January 1, 2002 and through March 31, 2003 in respect of each such type of insurance coverage offered to customers of the Business with respect to which Debtors have retained risk.

(d)           Except as set forth in Schedule 3.26(c), each of the policies being transferred to Purchaser pursuant to Section 2.1(n) provides insurance coverage for the exclusive benefit of the Business, including Persons granted rights thereunder as additional insured in the Ordinary Course of Business.

Section 3.27           Exclusivity of Representations and Warranties. No representations or warranties are made by the Sellers, including, without limitation, any implied warranties as to merchantability or fitness for a particular purpose or any other implied warranties, other than as expressly set forth in this Agreement. The Sellers hereby disclaim any such other or implied representations or warranties, notwithstanding the delivery of disclosure to the Purchaser or its officers, directors, employees, agents or representatives of any documentation or other information (including any financial projections or other supplemental data not included in this Agreement).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CCM AND PURCHASER

CCM and Purchaser hereby jointly and severally represent and warrant to Seller, as follows:

Section 4.1             Organization and Qualification. Each of CCM and Purchaser is duly organized, validly existing, and in good standing under the Laws of the state or jurisdiction of its organization, and has all requisite power and authority to own, lease, and operate its assets and to conduct its business.

Section 4.2             Due Authorization. Each of Purchaser and CCM has the requisite power and authority to enter into, execute and deliver this Agreement and each Related Document to which it is a party to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser and CCM of this Agreement and each Related Document to which either is a party, the compliance by Purchaser and CCM with each of the provisions of this Agreement and each Related Document to which either is a party, and the consummation by Purchaser and CCM of the transactions contemplated hereby and thereby are within the power and authority of Purchaser and CCM and have been duly authorized by all necessary action on the part of Purchaser and CCM. This Agreement and each Related Document to which either is a party has been validly executed and delivered by Purchaser and CCM. Assuming due authorization and valid execution and delivery by Debtors of this Agreement and each Related Document to which any of them are a party, this Agreement and each Related Document to which Purchaser or CCM is a party shall constitute a valid and binding agreement of Purchaser or CCM enforceable against Purchaser or CCM in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

Section 4.3             Consents; No Violations. Neither the execution, delivery or performance by Purchaser or CCM of this Agreement and each Related Document to which either is a party nor the consummation by Purchaser or CCM of the transactions contemplated hereby and thereby will:  (a) conflict with, or result in a breach or violation of, any provision of the organizational documents of Purchaser or CCM; (b) constitute, with or without notice or the passage of time or both, a breach, violation or default, create an Encumbrance, or give rise to any right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, under any Law or any provision of any Commitment to which Purchaser or CCM is a party, or to which Purchaser or CCM or any of their respective assets or properties is subject, except, with respect to the matters set forth in clause (b) of this Section 4.3, for breaches, violations, defaults, Encumbrances, or rights of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration, which would not result in or would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of Purchaser or CCM to consummate the transactions contemplated hereby; or (c) except as set forth in Schedule 4.3 and except for the Competition Approvals, require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Body or any other Person on the part of Purchaser or CCM.

Section 4.4             Litigation. There is no Litigation pending, or to the knowledge of Purchaser or CCM, threatened, before any court, arbitrator, or other Governmental Body which would or would reasonably be expected to adversely affect the ability of Purchaser or CCM to consummate the transactions contemplated by this Agreement.

Section 4.5             Sufficiency of Funds. CCM has made sufficient funds or financing available to Purchaser for the payment of the Purchase Price and the consummation of the transactions contemplated by this Agreement.

Section 4.6             Revolving Credit Facility. CCM has committed to provide Purchaser with a $150 million revolving credit facility immediately following the Closing, secured by a lien on all of the Acquired Assets, subordinated only to the liens created by the DIP Credit Agreement and the Liberty Bonding Commitment.

Section 4.7             Information. CCM and Purchaser acknowledge that they have conducted their own investigation of the business finances and operations of Seller and Subsidiaries and the relevant materials relating to the consummation of the transactions contemplated hereby. CCM, Purchaser or their Representatives have had an opportunity to review all materials made available to them relating to the business, finances and operations of Seller and Subsidiaries and relevant materials relating to the sale of the Acquired Assets and the assumption of the Assumed Liabilities which have been provided to CCM, Purchaser or their Representatives in response to their request. CCM, Purchaser and their Representatives have been afforded the opportunity to ask questions of Debtors’ management concerning Seller and the Subsidiaries.

Section 4.8             Brokers. No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from Seller or any of the Subsidiaries in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CCM, Purchaser or any of their Affiliates.

ARTICLE V

CERTAIN COVENANTS

Section 5.1             Conduct of Business by Seller and the Subsidiaries Pending the Closing.

(a)           Subject to any obligations as a debtor in possession under the Bankruptcy Code and except as set forth in Schedule 5.1(a), during the period from the date hereof and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing, unless Purchaser otherwise agrees in writing (such consent not to be unreasonably withheld or delayed in the case of the matters specified in clauses (viii), (ix), (xv), (xix), (xx), (xxxv), (xxxvi), (xl), (xli) and (xliv)), Seller shall, and shall cause each of the Subsidiaries to:

(i)            except as may be required in order to comply with the provisions of this Agreement, conduct the Business in the Ordinary Course of Business;

(ii)           except as may be required in order to comply with the provisions of this Agreement, use commercially reasonable efforts to preserve and maintain its relationships with its Franchisees, customers, suppliers, partners, lessors, licensors, licensees, contractors, distributors, bonding sources, agents, and other non-Affiliated Persons, in each case, with which Seller or such Subsidiary has significant business relationships or that are otherwise material to the Business;

(iii)          use commercially reasonable efforts to preserve and maintain, in all material respects, the Acquired Assets (or, in the case of any Acquired Subsidiary or any subsidiary of an Acquired Subsidiary, its assets) in the condition in which they existed on the date hereof, ordinary wear and tear excepted, other than assets no longer used or useful in the Business;

(iv)          make all capital expenditures with respect to the Business substantially in accordance with the Capital Expenditures Plan;

(v)           maintain its Business Records in the Ordinary Course of Business and in accordance with GAAP or, in the case of a Foreign Subsidiary, in accordance with generally accepted accounting principles of the jurisdiction of organization of such Foreign Subsidiary and in a manner sufficient to permit reconciliation to GAAP;

(vi)          comply in all material respects with applicable Laws;

(vii)         [intentionally omitted];

(viii)        not terminate (other than at the expiration of a term not subject to renewal at the option of Seller or any Subsidiary), release, assign any rights under or discharge any other party thereunder of any of their obligations under any Assigned Contract (or, in the case of any Acquired Subsidiary or any direct or indirect subsidiary of an Acquired Subsidiary, any Commitment to which it is a party), and, subject to the provisions of clause (xli), not amend any of the terms and conditions thereof, in each case except in the Ordinary Course of Business;

(ix)           except with respect to any Commitment that Purchaser has designated to be a rejected Commitment pursuant to Section 5.12, timely comply with all monetary and non-monetary Liabilities under each Commitment (including Assigned Contracts (except for breaches and defaults of the type referred to in Section 365(b)(2) of the Bankruptcy Code with respect to Assigned Contracts not yet assumed in the Bankruptcy Case)) or, in the case of the Acquired Subsidiaries, the Commitments to which they are a party, as in effect on the date hereof, and not file any notice or otherwise seek to assume or reject any Commitment (including Assigned Contracts);

(x)            not (1) amend in any material respect its certificate of incorporation or by-laws or similar organizational documents, (2) allot, issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its Equity Securities or voting debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire or subscribe for, any shares of any class or series of its Equity Securities or any voting debt, (3) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its Equity Securities or cause any Acquired Subsidiary to do so, or cause any Acquired Subsidiary to loan or advance any funds to any Debtors, (4) split, combine or reclassify any shares of any class or series of its Equity Securities, (5) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its Equity Securities, or any instrument or security which consists of or includes a right to acquire such securities or (6) form or establish any new Subsidiaries or Affiliates;

(xi)           not permit, other than in the Ordinary Course of Business, any of the Acquired Assets (or, in the case of any Acquired Subsidiary or any direct or indirect subsidiary of an Acquired Subsidiary, its assets) including the Owned Real Property and the property demised by the Real Property Leases or the assets of any Acquired Subsidiary to be sold, licensed, mortgaged, leased, subleased, licensed, transferred, terminated, varied, surrendered or subjected to any Encumbrance (other than Permitted Encumbrances);

(xii)          not (1) increase the compensation provided to any employee of the Business (except in accordance with collective bargaining agreements or pay increases associated with the filling of open positions not subject to the limitations of clause (6) below), (2) change payroll periods in respect of any employee of the Business, (3) increase the benefits or vacation accruals in respect of any employee of the Business (except routine increases in benefits and vacation accruals in accordance with written policies of the Seller and its Subsidiaries in effect on the date hereof and previously disclosed to Purchaser), (4) except (A) with respect to non-U.S. employees in the Ordinary Course of Business in accordance with policies of the Seller and its Subsidiaries in effect on the date hereof and previously disclosed to Purchaser, (B) with respect to non-union employees of Debtors, in accordance with the New Severance Plan or (C) with respect to union employees of Debtors in accordance with the applicable collective bargaining agreements and excluding employees’ participation in Benefit Plans in accordance with the terms thereof and applicable Law, establish, increase or enter into any retention, severance, deferred compensation, pension retirement, profit sharing or sales bonus arrangement with any employee of the Business, (5) hire any employee in the U.S. designated as an “exempt employee” or (6) fill any open employee position in the U.S. above grade level 13 with an existing employee;

(xiii)         not establish any new Benefit Plan or, except as required by applicable Law or to maintain the Tax qualification of any Benefit Plan, amend or modify any existing Benefit Plan, to the extent such action would affect any employee of the Business or make any sales bonus payments to any employee of the Business other than commission payments made in the Ordinary Course of Business;

(xiv)        use commercially reasonable efforts to obtain and renew all material Permits held by or in connection with the Business;

(xv)         administer insurance claims involving or relating to the Business and the Acquired Assets in the Ordinary Course of Business. The claims administration performed by Seller and the Subsidiaries regarding and with respect to the Business (including the Business conducted by the Acquired Subsidiaries) and Acquired Assets shall include, but not be limited to:  (1) the provisions of forms necessary for submission and processing of claims; (2) the receipt of notices and review of all claims, and the creation and maintenance of files with respect to, and administration to final disposition and payment of, each such claim; (3) acknowledgment to claimants of the receipt of notices received from claimants in connection with any claim to the extent required by applicable Law as promptly as practicable; (4) investigation of any claim, as necessary, to determine its validity and compensability, including verification of coverage as promptly as practicable; (5) performance of appropriate administrative and clerical work in connection with any claim; (6) notification to claimants of declined claims and the reasons for such declinations; (7) provision of the services of claim experts on matters relating to claims; (8) compliance with claims file maintenance, record retention and reconciliation requirements in conformity with ordinary course standards; (9) subject to settlement of claims in accordance with Section 5.1(xx), prosecution and defense of disputes involving claims; (10) engagement and direction, consistent with past practice of outside counsel, consultants or other professionals in connection with the processing and handling of claims; (11) the establishment of adequate reserves in respect of claims; and (12) payment of claims processed in accordance with the foregoing procedures subject, with respect to Pre-Petition claims, to the orders of the Bankruptcy Court, dated December 5, 2001 and June 17, 2002, it being understood that each of these items may not be substantially satisfied as to each claim but will be substantially complied with when taking claims in the totality;

(xvi)        not change, in any material respect, any of its or their accounting principles, practices, methods or policies (including any reserving and depreciation methods, practices and policies) used by it or them, in each case except as may be required as a result of a change in Law or GAAP (or, in the case of a Foreign Subsidiary, as a result of a change in Law or generally accepted accounting principles of the jurisdiction of organization of such Foreign Subsidiary);

(xvii)       not terminate (other than at the expiration of a term not subject to renewal at the option of Seller or any Subsidiary), cancel or amend, or cause the termination, cancellation or amendment of, any insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) maintained by it or them with respect to the Business which is not replaced by a comparable insurance coverage;

(xviii)      use commercially reasonable efforts to preserve and protect all material Seller Owned Intellectual Property;

(xix)         not enter into any new collective bargaining agreements or amend or modify any existing collective bargaining agreements, in each case, applicable to employees of the Business except as required by Law;

(xx)          except as set forth in Sections 5.1(a)(xv) and (xxxvi), not enter into any settlement or release with respect to any Litigation relating to or affecting the Business or the Acquired Assets (unless such Litigation constitutes an Excluded Asset or an Excluded Liability) other than in the Ordinary Course of Business or as required in the Bankruptcy Case;

(xxi)         not grant, terminate (other than at the expiration of a term not subject to renewal at the option of Seller or any Subsidiary), transfer, or otherwise materially alter any material licenses or other Commitments relating to any proprietary Seller Intellectual Property except with respect to new Franchise/Sale Agreements in accordance with Schedule 5.1(a)(xxxv);

(xxii)        not enter into any new joint venture, limited liability company agreement, partnership agreement or similar agreement;

(xxiii)       not enter into any (1) Related Party Agreement, (2) any transaction between a Debtor or any Subsidiary thereof operating in the United States, on the one hand, and any Subsidiary of Seller operating in Canada, on the other, (3) any transaction between a Debtor or any Subsidiary thereof operating in the United States, on the one hand, and any Subsidiary of Seller (other than IAG) on the other, operating outside of the United States and Canada, (4) options, warrants, convertible securities, stock appreciation rights or similar securities with an exercise or conversion privilege at a price related to, or derived from the value of, any equity or debt security or (5) interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate floor agreement, interest rate exchange agreement, currency exchange agreement, forward contract, repurchase and reverse repurchase contract, or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including any arrangement whereby, directly or indirectly, the party thereto has the right to receive periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such party calculated by applying a fixed or floating rate of interest on the same notional amount or otherwise (other than interest rate protection agreements entered into in connection with or required pursuant to the DIP Credit Agreement and the Securitization Transactions and Commitments related to indebtedness for borrowed money of the Acquired Subsidiaries);

(xxiv)       except as provided in Section 5.22, not make or change any material Tax election, file any amended Tax Return (except as required under the AutoNation Settlement Agreement and AutoNation Side Letter), enter into any closing agreement or request a Tax ruling from a Tax authority, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Taxes, Tax Return or Tax claim, in each case with respect to any Acquired Subsidiary (or any direct or indirect subsidiary of an Acquired Subsidiary) or Acquired Assets;

(xxv)        except as set forth on Schedules 3.17(a) and (c), (1) prepare and timely file all Tax Returns required to be filed by Seller and each Subsidiary in a manner consistent with past practice, (2) timely pay all Taxes due and payable in respect of any Tax Returns of Seller and Subsidiaries and (3) promptly notify Purchaser of any federal, state, local or foreign Tax audit, inquiry or proceeding pending or threatened in writing against or with respect to Seller or any Subsidiary (or any significant developments with respect to any ongoing material Tax matters);

(xxvi)       except for the sale of Acquired Assets contemplated hereby and an Internal Restructuring Transaction approved by Purchaser pursuant to Section 5.22, not permit Seller or any Subsidiary to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, reorganization or any comparable transaction;

(xxvii)      not, at any time during the Bankruptcy Case, file a motion or otherwise seek to convert to a case under Chapter 7 of the Bankruptcy Code;

(xxviii)     within 30 days from the last day of each calendar month, deliver to Purchaser consolidated (and consolidating with respect to the Subsidiaries set forth on Schedule 5.1(a)(xxviii)) statements of income for the calendar month then ended, and the related balance sheets of Seller and Subsidiaries as of the end of such calendar month, in each case prepared in accordance with GAAP (other than the absence of footnote disclosures and subject to normal year end audit adjustments and other than financial statements of Foreign Subsidiaries not regularly prepared in accordance with GAAP, which financial statements shall be prepared in accordance with the generally accepted accounting principles of the jurisdiction of organization of such Foreign Subsidiary) and accompanied by (w) a schedule of all capital expenditures made by Seller and the Subsidiaries during such calendar month, (x) a schedule of payments made during such calendar month by Seller and the Subsidiaries under or pursuant to Related Party Agreements, (y) a schedule of all intercompany balances and obligations of Seller and the Subsidiaries as of the end of such calendar month and (z) a certificate of the chief accounting officer of Seller stating that such financial statements fairly present in all material respects the financial condition and results of operations of Seller and the Subsidiaries and that the other information accompanied thereto is true, accurate and correct in all material respects;

(xxix)       within five Business Days of the delivery thereof, copies of all monthly vehicles statements and quarterly non-program vehicle reports required to be delivered pursuant to vehicle leases or agreements;

(xxx)        within five Business Days of the delivery thereof to the applicable lessor, trustee, holder or lender under any Commitment relating to any amount outstanding under the DIP Credit Agreement or any Securitization Transaction, copies of all statements, reports, certificates, financial statements and other information required to be delivered pursuant to such Commitments;

(xxxi)       within five Business Days of entering into any amendment, modification or supplement to any Commitment relating to any amount outstanding under the DIP Credit Agreement, Debtors shall deliver a copy of each such amendment, modification or supplement to Purchaser;

(xxxii)      five Business Days prior to the Closing Date, deliver to Purchaser a detailed report of all amounts estimated to be outstanding under the DIP Credit Agreement that will be outstanding at Closing, accompanied by a certificate of the chief financial officer of Seller stating that the information contained in such report is true, accurate and correct in all material respects;

(xxxiii)     not purchase, acquire or lease any vehicles, except in accordance with Schedule 3.24(b) and the fleet parameters set forth on Schedule 5.1(a)(xxxiii);

(xxxiv)     not enter into any capital leases;

(xxxv)      not (1) enter into any new Franchise/Sales Agreements or barter agreements; or (2) open new automotive rental business locations;

(xxxvi)     except in accordance with the Airport Concession consolidation program (1) not consent to the termination or variation of any Airport Concession with respect to premises located within any airport, (2) use commercially reasonable efforts to maintain, keep and renew each existing Airport Concession in full force and effect, (3) pay all rents and fees currently due and payable in accordance with the terms thereof and make and maintain all required deposits relating to each such Airport Concession (other than with respect to such Airport Concessions that arose prior to the Petition Date with respect to Airport Concessions not yet assumed in the Bankruptcy Case) and (4) use commercially reasonable efforts to resolve or settle all existing and future disputes or Litigation with respect to Airport Concessions in a manner that would secure Airport Concessions following the resolution or settlement of any such dispute or Litigation with respect to the operation of any automotive rental location within any airport;

(xxxvii)    not enter into, amend, modify or (other than at the expiration of a Commitment not subject to renewal at the option of Seller or any Subsidiary) terminate any Commitment with any Vehicle Manufacturer;

(xxxviii)   (1) not amend, modify or supplement the terms and conditions of any Commitment relating any amount outstanding under the DIP Credit Agreement or the Liberty Bonding Commitment; in each case to the extent any such amendment, modification or supplement could be reasonably expected to adversely affect Purchaser; and (2) not permit any Acquired Subsidiary to enter into any Securitization Transaction or to incur any indebtedness for borrowed money other than working capital borrowing under facilities in effect on the date hereof;

(xxxix)      make all scheduled Collateral Installment Payments to Liberty Mutual Insurance Company prior to the Closing Date;

(xl)           use commercially reasonable efforts to obtain the consent of each party to a new Commitment relating to the Business, or any amendment or modification to an existing Commitment relating to the Business to the assignment of such Commitment to Purchaser upon consummation of the transactions contemplated hereby;

(xli)          not (A) enter into any new Commitment relating to the Business or any amendment or modification to an existing Commitment, involving payments to or from Seller or any of the Subsidiaries in excess of: (1) $500,000 annually on average or $2,000,000 total during the remaining term of the agreement for the minimum annual guaranty in an airport concession agreement; (2) $500,000 annually or $5,000,000 total during the remaining term of the agreement for rent in an airport service facility or quick turnaround facility agreement; (3) $500,000 annually or $1,000,000 total during the remaining term of the agreement for anticipated revenue under a tour agreement; (4) $2,500,000 annually or $7,500,000 total during the remaining term of the agreement for anticipated revenue under a corporate rental agreement; (5) $2,000,000 annually or $6,000,000 total during the remaining term of the agreement for anticipated revenue under a travel agency consortia agreement; (6)

$1,000,000 annually or $3,000,000 total during the remaining term of the agreement for anticipated revenue under an affiliation or association agreement; (7) $1,000,000 annually or $3,000,000 total during the remaining term of the agreement for payments under a vendor agreement; (8) $300,000 annually on average or $900,000 total during the remaining term of the agreement for rent in a non-airport real property lease; (9) $1,000,000 annually or $3,000,000 total during the remaining term of the agreement for payments under a telecom agreement; or (10) $500,000 annually or $500,000 total during the remaining term of the agreement for payments under any other agreement; and (B) enter into any information technology, non-telecom agreement (each of the foregoing, a “Material Commitment”);

(xlii)         effectuate the Workforce Restructuring Plan set forth on Schedule 5.1(a)(xlii) in accordance with its terms;

(xliii)        except as otherwise contemplated by this Agreement (including, for the avoidance of doubt, any Internal Restructuring Transactions approved by Purchaser under Section 5.22) or as required under the AutoNation Settlement Agreement and AutoNation Side Letter, not act or fail to act in any way that would materially reduce the availability of net operating losses (as described in Section 3.17(o)) for the 2003 Year; and

(xliv)       not enter into any compromise or settlement of any post-petition administrative priority claims relating to the Litigations specified in Section 2.3(f)(ii).

(b)           Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, between the date hereof and the Closing Date, Seller shall not, and shall cause each of the Subsidiaries not to, take any action that is reasonably likely to result in (other than such failure to take action by reason of Purchaser not granting any consent requested by Seller pursuant to Section 5.1(a)) (i) any of the representations and warranties set forth in Article III becoming false or inaccurate in any material respect (without regard to the Material Adverse Effect qualifications set forth therein) or (ii) the failure of any of the conditions set forth in Article VI to be satisfied.

(c)           Except for the provisions which shall be governed by Section 5.22, any request for consent (such consent not to be unreasonably delayed) pursuant to Section 5.1(a) shall be made in writing to the designated representatives of Purchaser (who shall initially be Lenard Tessler and William Lobeck, until their successors are designated by Purchaser in a written notice delivered to Seller) and delivered to the address of the Purchaser set forth in Section 8.1. Any response to such request shall not be unreasonably delayed; provided that any such request shall be deemed denied unless granted by one of the designated representatives of Purchaser within five Business Days of delivery to Purchaser of such request for consent.

Section 5.2             Access to Information; Cooperation; Confidentiality.

(a)           Between the date hereof and the Closing, Debtors shall, and shall cause each of the Subsidiaries to (i) afford Purchaser and Purchaser’s Representatives reasonable access, upon reasonable prior notice, during normal business hours, to the assets, properties, offices and other facilities, officers, employees, Commitments and books and records of Seller and each Subsidiary, (ii) notify Purchaser of any material business development of Seller or any

Subsidiary, and (iii) consult regularly with Purchaser on the operation of the Business prior to Closing. In addition, each Debtor shall, and shall cause each Subsidiary to, furnish to Purchaser any such other information concerning all assets, properties and personnel and the Business as Purchaser may reasonably request at any time and from time to time and which can be made available to Purchaser without undue burden or expense. No investigation by Purchaser shall diminish or obviate in any way any of the representations, warranties, covenants or agreements of Debtors under this Agreement.

(b)           Prior to the Closing, Seller agrees that it and its Subsidiaries will cooperate with CCM, Purchaser and their Representatives and provide information reasonably required by CCM, Purchaser and their Representatives in connection with the offer, sale and placement of, or obtaining commitments for the purchase of, asset-backed securities secured by the Rental Vehicles located in the United States and other financings (collectively, “Asset Backed Notes”) that may take place immediately following the Closing. Such cooperation will include, without limitation, (i) the assistance in the preparation of an offering circular or private placement memorandum with respect to any offering of Asset Backed Notes, (ii) the delivery of such financial and statistical information relating to Seller and its Subsidiaries and the Rental Vehicles as may be reasonably requested and (iii) using commercially reasonable efforts to assist in the marketing and sale of any Asset Backed Notes, including making appropriate officers of Seller and its Subsidiaries available for due diligence meetings and for participation in the road show and meetings with prospective purchasers of the Asset Backed Notes, it being understood that all reasonable out-of-pocket expenses incurred by Seller and the Subsidiaries in connection with this provision shall be paid by, or promptly reimbursed to Seller by, Purchaser and CCM.

(c)           Prior to Closing, the parties will cooperate with each other and provide information reasonably required by the other party or its representatives necessary, (i) to complete any filings with or notices to any Governmental Body with respect to the transfer or assignment of Permits as contemplated by Section 2.1(y) and (ii) to obtain authorizations, licenses, permits, certificates, approvals or orders by any Governmental Body or third party to carry on the Business following the Closing and to complete the acquisition by Purchaser of the Acquired Assets.

(d)           Any information disclosed to Purchaser in connection with the investigations contemplated by this Section 5.2 shall be subject to the terms of the Confidentiality Agreement. NOTWITHSTANDING ANYTHING IN THE FOREGOING OR ANYTHING ELSE CONTAINED IN THIS AGREEMENT TO THE CONTRARY, EACH PARTY (AND ANY EMPLOYEE, REPRESENTATIVE OR OTHER AGENT THEREOF) MAY DISCLOSE TO ANY AND ALL PERSONS, WITHOUT LIMITATION OF ANY KIND, THE TAX TREATMENT AND TAX STRUCTURE OF THE TRANSACTION AND ALL MATERIALS OF ANY KIND (INCLUDING OPINIONS AND OTHER TAX ANALYSES) THAT ARE PROVIDED TO THE PARTIES RELATING TO SUCH TAX TREATMENT AND TAX STRUCTURE. FOR THIS PURPOSE, “TAX STRUCTURE) “ MEANS ANY FACTS THAT MAY BE RELEVANT TO UNDERSTANDING THE PURPORTED OR CLAIMED FEDERAL INCOME TAX TREATMENT OF THE TRANSACTION.

(e)           After the Closing, CCM shall, and shall cause Purchaser and its affiliates designated pursuant to Section 2.1A to, afford Seller and Seller’s representatives, to the extent necessary for the administration of Debtors’ estate, reasonable access, upon reasonable prior notice and during normal business hours and in a manner that will not unreasonably interfere with the operation of the Business, to officers and employees of the Business and the Business Records in existence on the Closing Date required to be retained under current retention policies and to make such Business Records available after the Closing Date for inspection and copying by Seller or Seller’s representatives, at Seller’s expense.

Section 5.3             Commercially Reasonable Efforts; Notification.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable, the transactions contemplated by this Agreement in accordance with the terms hereof and to bring about the satisfaction of all other conditions to the other party’s obligations hereunder; provided, however, that nothing in this Agreement shall obligate any Debtor, or Purchaser, or any of their respective Affiliates, to waive or modify any of the terms and conditions of this Agreement or any documents contemplated hereby, except as expressly set forth herein.

(b)           (i) Seller shall give notice to Purchaser as soon as practicable upon (x) becoming aware of any event, circumstance, condition, fact, effect, or other matter that resulted in, or that would be reasonably likely to result in, (A) any representation or warranty set forth in Article III being or becoming untrue or inaccurate in any material respect as of any date on or after the date hereof (as if then made, except to the extent such representation or warranty is expressly made only as of a specific date, in which case as of such date), (B) the failure by Debtors to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by Debtors under this Agreement or (C) any change, effect, event, occurrence, state of facts or development of which it becomes aware that would result in or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (y) entering into, amending or modifying any Material Commitment after the date hereof and prior to the Closing Date and shall update the applicable Schedule set forth in Section 2.1; (ii) Seller shall give notice to Purchaser at least one Business Day prior to filing any pleading in the Bankruptcy Case that is related to or affects the Business, the Acquired Assets, Acquired Subsidiaries or the transactions contemplated under this Agreement by delivery to Purchaser of a copy of any such proposed pleading, together with all exhibits and attachments thereto (in substantially final form); and (iii) Purchaser shall give written notice to Seller as soon as practicable upon becoming aware of any event, circumstance, condition, fact, effect, or other matter that has resulted in, or that would reasonably be likely to result in, (A) any representation or warranty set forth in Article IV being or becoming untrue or inaccurate in any material respect with respect to Purchaser or CCM as of any date on or after the date hereof (as if then made, except to the extent such representation or warranty is expressly made only as of a specific date, in which case as of such date), (B) failure by Purchaser or CCM to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by Purchaser or CCM under this Agreement, or (C) any change, effect, event, occurrence, state of facts or development of which Purchaser or CCM becomes aware that would result in or would reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of Purchaser or CCM to consummate the transactions contemplated by this

Agreement, provided, however, that no such notification shall affect or cure a breach of any of the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 5.4             HSR Act Filings; Competition Approvals.

(a)           Each of Seller and Purchaser shall (and Seller shall cause the Subsidiaries to) (i) promptly make or cause to be made the filings, if any, required of such party under the HSR Act and any other Antitrust Laws with respect to the transactions contemplated by this Agreement (except for filings that are required to be made prior to the date hereof, which have been made as of the date hereof), (ii) comply at the earliest practicable date with any request under the HSR Act or such other Antitrust Laws for additional information, documents, or other material received by such party or any of the Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Body in respect of such filings or the transactions contemplated hereby, and (iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Body under any Antitrust Laws with respect to such filing or the transactions contemplated hereby. Each of Seller, the Subsidiaries and Purchaser shall promptly inform the other of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Body regarding any such filings or the transactions contemplated hereby.

(b)           Each of Seller and Purchaser shall (and Seller shall cause the Subsidiaries to) use all reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions provided for in this Agreement under the Antitrust Laws. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the transactions provided for in this Agreement as violative of any Antitrust Law, each of Seller, the Subsidiaries and Purchaser shall cooperate and use all reasonable best efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated hereby. Each of Seller and Purchaser shall (and Seller shall cause the Subsidiaries to) use all reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as possible after the execution of this Agreement.

(c)           Each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable the transactions contemplated by this Agreement, including, but not limited to, (i) obtaining all other necessary actions or nonactions, waivers, consents and approvals from Governmental Bodies and the making of all other necessary registrations and filings (including other filings with Governmental Bodies, if any), (ii) obtaining all necessary consents, approvals or waivers from Third Parties, and (iii) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

Section 5.5             Public Announcement. CCM and Purchaser, on the one hand, and Debtors, on other hand, shall consult with each other before issuing any press release or public announcement pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld, except as may required by applicable Law, in which case the party required to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

Section 5.6             Further Assurances. At any time and from time to time after the date of this Agreement, Debtors and Purchaser agree to use their respective reasonable efforts to cooperate with each other and (a) at the reasonable request of the other party, execute and deliver any instruments or documents, and (b) take, or cause to be taken, all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

Section 5.7             Submission for Bankruptcy Court Approval. On May 30, 2003, Debtors filed with the Bankruptcy Court, a motion seeking the approval of this Section 5.7 and authorizing the observance and performance of such terms by Debtors and Purchaser and seeking approval of the Sale Approval Order.

(a)           Debtors acknowledge that this Agreement is the culmination of an extensive process undertaken by Debtors to identify and negotiate a transaction with a bidder who was prepared to pay the highest and best purchase price for the Acquired Assets while assuming or otherwise satisfying the Assumed Liabilities in order to maximize the value of those assets. Set forth below are the bidding procedures (the “Bidding Procedures”) to be employed with respect to this Agreement concerning the sale of the Acquired Assets to Purchaser (the “Sale”); provided, that Purchaser reserves the right to further comment on the form of the order of the Bankruptcy Court approving the Bidding Procedures (the “Bidding Procedures Order”). The Bidding Procedures may be as amended, modified or supplemented with the consent of the Purchaser.

(b)           The Sale is subject to competitive bidding only as set forth herein and approval by the Bankruptcy Court at a hearing under Sections 105, 363 and 365 of the Bankruptcy Code (the “Sale Hearing”). The following overbid provisions and related bid protections are designed to reimburse Purchaser for its efforts and agreements to date and to facilitate a full and fair process designed to maximize the value of the Acquired Assets for the benefit of Debtors’ creditors and stakeholders.

(c)           Bid Deadline. All Bids (as defined below) must be submitted to Debtors c/o Lazard Frères & Co., LLC, 30 Rockefeller Plaza, New York, New York, 10020, Attention:  Perk Hixon so as to be received not later than 11:00 a.m., eastern time on the date which is three Business Days prior to the date scheduled by the Bankruptcy Court for the Sale Hearing (the “Bid Deadline”). Debtors will immediately distribute by facsimile transmission, personal delivery or reliable overnight courier service in accordance with Section 8.1, a copy of each Bid upon receipt to counsel to Purchaser. For purposes of this Agreement, “Bid” shall mean one or more letters from one or more Persons whom the respective Board of Directors of

Debtors have determined in the exercise of their fiduciary duty are financially able to consummate the purchase of the Acquired Assets (a “Qualified Bidder”) stating that (i) such Qualified Bidder offers to purchase all or a portion of the Acquired Assets upon the terms and conditions set forth in a copy of this Agreement, together with all Exhibits and Schedules hereto (the “Definitive Sale Documentation”), marked to show those amendments and modifications to the Definitive Sale Documentation, including, but not limited to, price and the time of closing, that such Qualified Bidder proposes, (ii) such Qualified Bidder is prepared to enter into and consummate the transaction not later than December 31, 2003, and (iii) each such Qualified Bidder’s offer is binding until the closing of a purchase of the Acquired Assets.

(d)           Qualified Bid. Only Qualified Bids will qualify for consideration at the Auction (as defined below). For purposes of this Agreement, a “Qualified Bid”  is a Bid that:

(i)            complies in all respects with this Section 5.7;

(ii)           is a proposal which Debtors determine, in the good faith opinion of their respective Boards of Directors or managers, as the case may be, after consultation with the independent financial advisor of Debtors, is not materially more burdensome or conditional than the terms of this Agreement and has a value greater than or equal to the sum of (x) the value, as reasonably determined by the independent financial advisor of Debtors, of Purchaser’s offer plus (y) the amount of the Termination Fee plus (z) in the case of the initial Qualified Bid and in the case of any subsequent Qualified Bids, one half of one percent (1/2%), over the preceding Qualified Bid;

(iii)          is substantially on the same or better terms and conditions as those set forth in a copy of the Definitive Sale Documentation;

(iv)          is accompanied by satisfactory evidence of committed financing or other ability to perform; and

(v)           is accompanied by a deposit (by means of a certified bank check from a U.S. bank or by wire transfer) equal to or greater than the Termination Fee.

(e)           If Debtors do not receive any Qualified Bids, Debtors will report the same to the Bankruptcy Court and will proceed with a sale and assignment of the Acquired Assets to Purchaser pursuant to the terms of this Agreement. This Agreement executed by Purchaser shall constitute a Qualified Bid for all purposes.

(f)            Auction, Bidding Increments, and Bids Remaining Open.

(i)            If Debtors receive a Qualified Bid, Debtors will conduct an auction (the “Auction”) at the offices of Fried, Frank, Harris, Shriver & Jacobson, on the date that is one Business Day prior to the date scheduled by the Bankruptcy Court for the Sale Hearing, beginning at 11:00 a.m. (EDT) or such later time or other place as Debtors shall notify all Qualified Bidders who have submitted Qualified Bids. Only Purchaser, Debtors, Representatives of Lazard, Representatives of Lehman, Liberty, MBIA, any representative of the creditors’ committee appointed in the Bankruptcy Case and any Qualified Bidders who have timely submitted Qualified Bids shall be entitled to attend the Auction, and only Purchaser and Qualified Bidders will be entitled to make any subsequent Qualified Bids at the Auction. Bidding at the Auction will continue until such time as the highest and best Qualified Bid is determined. Debtors may announce at the Auction additional procedural rules that are reasonable under the circumstances (e.g., the amount of time allotted to make subsequent overbids) for conducting the Auction so long as such rules are not inconsistent with these Bidding Procedures.

(ii)           At least one Business Day prior to the Auction, Debtors will give Purchaser and all other Qualified Bidders a copy of the highest and best Qualified Bid received and copies of all other Qualified Bids. In addition, Debtors will inform Purchaser and each Qualified Bidder who has expressed its intent to participate in the Auction the identity of all Qualified Bidders that may participate in the Auction.

(g)           Termination Fee. In the event that Debtors (i) accept a Bid, other than that of Purchaser, as the highest and best offer, (ii) sell, transfer, lease or otherwise dispose directly or indirectly, including through an asset sale, stock sale, merger, reorganization or other similar transaction (by any Debtor or otherwise), all or substantially all or a material portion of the Acquired Assets (or agree to do any of the foregoing) in a transaction or series of transactions to a party or parties other than Purchaser within one year from the date hereof, or (iii) choose not to sell, transfer, lease or otherwise dispose of, directly or indirectly, including through an asset sale, stock sale, merger, reorganization or other similar transaction (by any Debtor or otherwise), all or substantially all or a material portion of the Acquired Assets (or agree to do any of the foregoing) to Purchaser whether as a result of the proposal of a stand-alone plan of reorganization or otherwise (either of clause (i), (ii) or (iii), an “Alternative Transaction”), Debtors shall pay to Purchaser an amount equal to: (x) $12,500,000, plus (y) its reasonable, actual out-of-pocket costs and expenses (including, without limitation, expenses of counsel, expenses of financial advisor and expenses of other consultants and the HSR Act filing fee or other fees paid in connection with any notices or fillings made pursuant to Antitrust Laws) incurred by CCM and Purchaser in connection with this Agreement and the transactions contemplated hereby in excess of those expenses paid pursuant to the Expense Reimbursement Order, not to exceed $1,500,000 (together, the “Termination Fee”); provided, however, that in no event shall the Termination Fee be payable to Purchaser (1) if Purchaser terminates this Agreement pursuant to Section 7.1(a)(vi), the proviso to Section 7.1(a)(viii)(3), Section 7.1(a)(ix) or Section 7.1(a)(x), (2) if this Agreement is terminated by Debtors pursuant to Section 7.1(a)(iii)(A), (3) if this Agreement is terminated pursuant to Section 7.1(a)(i) or (4) if on the last day of the month that all of the conditions set forth in Section 6.2 (with such date replacing the terms “Closing” and “Closing Date” in Section 6.2) have been satisfied or waived without the Closing having occurred Purchaser fails to consummate the transactions contemplated by this Agreement. The Termination Fee shall be paid as an administrative priority expense of Debtors under Section 503(b)(1) of the Bankruptcy Code upon the termination of this Agreement.

Section 5.8             Transfer Taxes. To the extent provided in the Sale Approval Order, in accordance with Section 1146(c) of the Bankruptcy Code, the instruments transferring the Acquired Assets to Purchaser shall contain the following endorsement:

“Because this [instrument] has been authorized pursuant to Order of the United States Bankruptcy Court for the District of Delaware relating to a chapter 11 plan of the Grantor, it is exempt from transfer taxes, stamp taxes or similar taxes pursuant to 11 U.S.C. Section 1146(c).”

To the extent the foregoing endorsement is not applicable or effective, Seller and Purchaser shall each pay 50% of any real property transfer or gains Tax, sales Tax, use Tax, excise Tax, stamp Tax, stock transfer Tax or, registration Tax, documentary Tax or other similar Tax incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). No later than 15 days prior to the date any Tax return that must be filed by Seller (or the applicable Subsidiary) in connection with Transfer Taxes required to be paid pursuant to this Section 5.8 (such Tax returns, “Transfer Tax Returns”) is due, Seller (or the applicable Subsidiary) shall prepare, on a basis consistent with the allocations determined in accordance with Section 2.6, all Transfer Tax Returns and provide copies of such Transfer Tax Returns to Purchaser for its review and consent, which consent shall not be unreasonably withheld or delayed. Seller (or the applicable Subsidiary) shall file any such Transfer Tax Return prepared pursuant to this Section 5.8 that is required to be filed under applicable Law.

Notwithstanding anything to the contrary in this Agreement, if Seller’s portion of such Transfer Taxes are not paid on or prior to the Closing, Purchaser shall be entitled to escrow (on reasonable terms) from the Purchase Price an amount sufficient to secure Seller’s and the Subsidiaries’ obligations under this Section 5.8.

Section 5.9             Employment.

(a)           Hiring of Employees. Purchaser shall offer employment as of the Closing Date to at least 90% of the employees of Debtors who are employed in the Business (whether salaried or hourly, union or non-union, and full-time or part-time), whether or not actively employed on the Closing Date (e.g., including employees on vacation and leave of absence, including maternity, family, sick or short-term disability leave, and leave under the Family Medical Leave Act) at substantially the same location where such employee was employed immediately prior to the Closing Date on at least the same compensation and levels of responsibility, and on such other terms and conditions (including premium pay, shift differentials, and benefit plan and incentive plan coverages but excluding any equity-based compensation) that are in the aggregate not less favorable than those in effect immediately prior to the Closing Date. Each such employee who accepts Purchaser’s offer of employment is hereinafter referred to as a “Transferred Employee.” Notwithstanding the foregoing, Purchaser shall not be prohibited by this Section 5.9 from terminating the employment of any Transferred Employee following the Closing Date. For avoidance of doubt, nothing in this Agreement shall create a contract of employment or alter the at-will status of any employee of the Business.

(b)           Continuing Benefit Plans. Purchaser shall assume, honor and continue to perform all obligations of any Debtor under any Benefit Plan listed on Schedule 2.1(g) and will cause Acquired Subsidiaries to fund and continue to perform obligations under any Foreign Plan, subject to the terms of the plans.

(c)           Pursuant to Sections 3121(a), 3302(e) and 3306(b) of the Code, for the period beginning January 1, 2003 and ending on the Closing Date, Debtors shall transfer to Purchaser and Purchaser shall accept (as successor to Debtors solely with respect to this Section 5.9(c)) with respect to the employees, (i) the obligation of Debtors to file Forms W-2, Wage and Tax Statement and (ii) credit for Social Security and Medicare wage Taxes (FICA payments), federal unemployment Taxes (FUTA payments) and applicable state unemployment Taxes.

(d)           Effective on or immediately after the Closing Date, Purchaser shall cover Transferred Employees in one or more employee welfare benefit plans which shall provide welfare benefits (including, but not limited to, medical, dental, vision, prescription drug, disability and life benefits) to the Transferred Employees and their dependents, which are substantially comparable to the welfare benefits which were provided to such Transferred Employees and their dependents by the plans covering them immediately prior to the Closing Date, excluding any post-employment welfare benefits including but not limited to, retiree medical or retiree life insurance benefits and, medical, dental and vision benefits provided to disabled former employees. Transferred Employees shall be entitled to participate in such Purchaser welfare benefit plans by applying their service with Seller and its Subsidiaries to any eligibility service period required under Purchaser’s plans. Transferred Employees shall receive credit under Purchaser’s plans for deductibles paid by them for the plan year coinciding with the Closing Date current plan year while they were covered under Seller’s welfare benefit plans. Debtors (or their designees) shall provide continuation coverage under COBRA to all “M& A Qualified Beneficiaries” for so long as the Debtor or its Subsidiaries maintain a group health plan. Thereafter, the Purchaser shall provide COBRA coverage in accordance with applicable Law. During the period that Debtors (or their designee) or the Purchaser provide continuation coverage pursuant to COBRA, Debtors (or their designees) or the Purchaser shall charge persons who elect such coverage the maximum premium permitted under COBRA.

(e)           Effective on or immediately after the Closing Date, the Purchaser shall maintain a defined contribution plan for the benefit of Transferred Employees (the “Purchaser Savings Plan”) that is substantially comparable to the defined contribution plan provided by the Seller. The Purchaser Savings Plan shall provide the Transferred Employees with the opportunity to defer compensation pursuant to Section 401(k) of the Code and the Purchaser shall make matching contributions to the Purchaser Savings Plan, in each case, in such amounts as the ANC Rental Corporation 401(k) Plan provided immediately prior to the Closing Date. Transferred Employees shall be entitled to participate in such Purchaser Savings Plan by applying their service with Seller and its Subsidiaries to any eligibility service period or vesting service period required under Purchaser Savings Plan and the Purchaser Savings Plan will accept direct rollover contributions, including loans from Transferred Employees, in accordance with the terms of the Purchaser Savings Plan and applicable Law.

(f)            Transferred Employee and M & A Qualified Beneficiary Information. Seller shall provide to Purchaser in a format reasonably acceptable to the Purchaser and as permitted under applicable Law, the name, social security number and years of service, most recent job position, seniority and most recent annual salary or wage rate of each Transferred Employee and each M & A Qualified Beneficiary. Debtors shall provide to Purchaser additional information with regard to employees, former employees and retirees of

Debtors as Purchaser may reasonably request in connection with any obligation Purchaser may have to such employees, former employees and retirees of the Debtors after the Closing Date.

(g)           Bonus Programs.

(i)            On the first payroll date following the Closing Date, Purchaser shall pay each non-union Transferred Employee (other than a general manager) below grade level 14 with a bonus equal to one week’s salary, and Seller shall pay to (and Purchaser shall reimburse Seller for) each non-union employee of the Debtors below grade level 14 who is in good standing and employed in the Business on the Closing Date who is not a Transferred Employee with a bonus equal to one week’s salary (whether or not such person is employed by any Debtor on the date of payment.)

(ii)           The Purchaser shall establish a bonus pool (the “Bonus Pool”) all salaried employees of Debtors who are grade level 14 or higher or who are general managers determined in accordance with Exhibit L. As promptly as practicable following the determination of the Purchase Price pursuant to Section 2.5(e), the Purchaser shall determine the amount of the bonus pool and shall pay to each Transferred Employee who, immediately prior to the Closing was a salaried employee of grade level 14 or higher, such Transferred Employee’s allocated share of such Bonus Pool (as determined below), and Seller shall pay (and Purchaser shall reimburse Seller for) to each employee of the Debtors who is in good standing and employed in the Business on the Closing Date who is not a Transferred Employee with a bonus equal to such employee’s allocated share of such Bonus Pool (whether or not such person is employed by any Debtor or Purchaser on the date of payment). The allocated share of the Bonus Pool of any Transferred Employee or other employee eligible to receive a bonus pursuant to this Section shall be equal to the base salary immediately prior to the Closing of such Transferred Employee or other employee, annualized, as a percentage of the aggregate base salary immediately prior to the Closing Date of all of such Transferred Employees and other employees eligible to receive the bonus annualized. All payments to Transferred Employees and other employees pursuant to this Section 5.9(g) shall be net of applicable withholding Taxes.

(h)           WARN. In the event that the termination of employees who are not Transferred Employees under Section 5.9(a) results in an event that is subject to the WARN Act, Purchaser shall reimburse the Debtors for the payment of amounts due under the WARN Act in the event there is not sufficient time to give the required notice of such terminations of employees under the WARN Act; provided, however, that, subject to the receipt of the necessary information from Purchaser, the Debtors, if the Debtors are responsible for delivery of notice, have made all reasonable efforts to comply with the delivery of notice to the affected employees and the appropriate Governmental Bodies.

(i)            New Severance Plan. On the date of this Agreement, the Seller shall adopt the New Severance Plan and such New Severance Plan shall completely supersede and replace any severance provisions offered to non-union employees and non-union former employees of the Debtors under any Benefit Plan or under any other severance plan, program or agreement, whether written or oral. The Debtors shall take appropriate action to terminate any severance plan, program or agreement, whether written or oral, applicable to non-union employees and non-union former employees of the Debtors prior to the date of this Agreement;

provided that, any non-union former employee who became entitled to severance under the Debtors’ severance plan or program prior to the date of this Agreement, shall continue to receive any owed payments of severance in accordance with the terms of such severance plan or program. The Debtors shall not amend, suspend or terminate the New Severance Plan, without the express written consent of Purchaser, unless this Agreement is terminated pursuant to Article VII hereby.

Section 5.10           National and Alamo Names. From and after the Closing Date, Seller and each Subsidiary (other than the Acquired Subsidiaries) shall discontinue the use of Seller Intellectual Property in any manner whatsoever; provided, however, that Seller and Subsidiaries may use Seller Intellectual Property for purposes of filings required by applicable Law, including, but not limited to, (i) filings with the SEC, (ii) with the Bankruptcy Court or (iii) for a period not to exceed 60 days following the Closing Date, in connection with effecting an orderly transition for such period.

Section 5.11           Transfers Not Effected as of Closing. Nothing herein shall be deemed to require the conveyance, assignment or transfer of any Acquired Asset that by its terms or by operation of applicable Law cannot freely be conveyed, assigned, transferred or assumed. To the extent the parties hereto have been unable to obtain any Third Party consents or approvals required for the transfer of any Acquired Asset and to the extent not otherwise prohibited by the terms of any Acquired Asset, to the extent requested by Purchaser, Seller or the relevant Subsidiary shall continue to be bound by the terms of such applicable Acquired Asset, and Purchaser shall pay, perform and discharge fully all of the obligations of Seller or the relevant Subsidiary, and Purchaser shall pay, perform and discharge fully all of the obligations of Seller or the relevant Subsidiary under such Acquired Asset from and after the Closing to the extent that the corresponding benefit is received by Purchaser. Seller shall, and shall cause the Subsidiaries to, without consideration therefor, pay, assign and remit to Purchaser all monies, rights and other consideration received in respect of such performance. Seller shall, and shall cause the Subsidiaries to, exercise or exploit their rights in respect of such Acquired Assets only as reasonably directed by Purchaser and at Purchaser’s expense. For so long as Seller and the Subsidiaries continue to exist as legal entities following the Closing Date, the parties hereto shall continue to use their commercially reasonable efforts to obtain, at the earliest practicable date, all such consents or approvals that have not been obtained at the Closing Date but were required to be obtained. If and when any such consents or approvals shall be obtained, Seller shall, or shall cause the Subsidiaries to, promptly assign their rights and obligations thereunder to Purchaser without payment of consideration and Purchaser shall, without payment of any consideration therefor, assume such rights and obligations. The parties shall execute such good and sufficient instruments as may be necessary to evidence such assignment and assumption.

Section 5.12           Assigned Contracts; Negotiation of Cure Costs. Purchaser shall notify Seller in writing no later than five Business Days prior to the date scheduled for the Bankruptcy Court hearing on the Sale Approval Order of all Commitments entered into prior to the Petition Date which have not been assumed by any Debtor as of the date hereof (or after the date hereof with the consent of Purchaser) that Purchaser does not intend to assume. Purchaser may enter into agreements to settle Cure Costs with respect to any Assigned Contract with the consent of Seller (not to be unreasonably withheld or delayed). Any such settlement agreement shall become an Assigned Contract. Debtors and Purchaser shall cooperate with each other in arranging and entering into such settlement agreements. Purchaser shall negotiate Cure Costs in good faith with a view towards mitigating Cure Costs, consistent with the ongoing requirements of the Business.

Section 5.13           Inter-Company Debt. At Closing, Debtors shall assign to Purchaser the indebtedness then owed by the Acquired Subsidiaries (or the direct or indirect subsidiaries thereof) to Debtors or one or more of their Affiliates (excluding the Acquired Subsidiaries and the direct or indirect subsidiaries thereof). At Closing, Purchaser shall assume any indebtedness owed by Debtors or one or more of their Affiliates (excluding the Acquired Subsidiaries and the direct or indirect subsidiaries thereof) to one or more of the Acquired Subsidiaries (or the direct or indirect subsidiaries thereof) that Purchaser elects to assume. Purchaser shall notify Seller, in writing no later than five Business Days prior to the date scheduled for the Bankruptcy Court hearing on the Sale Approval Order, of the indebtedness that Purchaser intends to assume. Except as otherwise provided in this Section 5.13, Seller and Subsidiaries shall satisfy or terminate (by a contribution to capital or in such other manner as determined in Sellers’ and Subsidiaries’ sole discretion), at no expense to the Acquired Subsidiaries or Purchaser, all other Related Party Agreements (not constituting Assigned Contracts) in existence at Closing. Notwithstanding anything to the contrary in Section 3.17(o) or Section 5.15 regarding the reduction of any Tax Asset, the parties acknowledge that the satisfaction or termination of any indebtedness as provided in this Section 5.13 may reduce the availability of net operating losses (as described in Section 3.17(o)) for the 2003 Year. This Section 5.13 shall not otherwise affect the applicability of Section 5.15.

Section 5.14           Vehicle Return Pursuant To Repurchase Programs; Disposition Of Vehicles. Seller and each Subsidiary shall:  (a) sell or return each vehicle subject to a Repurchase Program (other than a vehicle that has been the subject of theft, loss, casualty or destruction) to the nearest related manufacturer official auction or other facility designated by the relevant Vehicle Manufacturer or Affiliate thereof at the relevant lessee’s sole expense after the minimum term or mileage limit under such Repurchase Program for such vehicle is achieved, but prior to the expiration of the maximum term and/or prior to reaching the maximum mileage limit under such Repurchase Program for such vehicle, other than (i) isolated cases not exceeding 50 vehicles in any calendar month on average or (ii) vehicles designated as “non-program” vehicles in accordance with the Securitization Documents; and (b) sell or dispose of all vehicles not subject to a Repurchase Program in accordance with the provisions of the applicable lease or agreement. Each such lessee agrees that the vehicles submitted for turn-in will be (other than immaterial instances of non-compliance) in vehicle turn-in condition as specified in the applicable Repurchase Program.

Section 5.15           Tax Matters. Without the prior written consent of Purchaser (including consent provided pursuant to Section 5.22, neither Seller (or any Affiliate of Seller) nor any Subsidiary (or any Affiliate of a Subsidiary) shall, to the extent it may adversely affect or relate to any Acquired Subsidiary, any Subsidiary of an Acquired Subsidiary, the Acquired Assets or the Business, make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return (except as required under the AutoNation Settlement Agreement and AutoNation Side Letter), enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability or reducing any Tax Asset of any (direct or indirect) Acquired Subsidiary, any subsidiary of an Acquired Subsidiary, Purchaser or any Affiliate of Purchaser. For purposes of this Agreement, “Tax Asset” shall mean any net operating loss, net capital loss, Tax credit or other Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes). Seller shall also make or cause the relevant Acquired Subsidiary to make or cooperate with Purchaser in making any lawful Tax election or application with respect to any Acquired Subsidiary (or any subsidiary of an Acquired Subsidiary) as reasonably requested by Purchaser.

Section 5.16           Indemnification and Tax Returns.

(a)           Seller shall indemnify and hold harmless Purchaser, each Acquired Subsidiary, each direct and indirect subsidiary of an Acquired Subsidiary and their respective directors, officers, employees, agents and Affiliates (each, a “Purchaser Tax Indemnitee”) with respect to any and all Taxes that may be imposed on any Purchaser Tax Indemnitee or in respect of the business or assets of any Purchaser Tax Indemnitee (i) with respect to any taxable period of any Acquired Subsidiary, any direct or indirect subsidiary of an Acquired Subsidiary or any Affiliated Group ending on or prior to the Closing Date or allocated to Seller pursuant to Section 5.8 and the following paragraph of this Section 5.16, (ii) to the extent such Taxes arise as a result of a breach or inaccuracy of any representation contained in Section 3.17, (iii) under Treasury Regulation Section 1.1502-6 or any comparable state, local or foreign Tax provision and (iv) as a result of making any Section 338 Election; provided, however, that Seller shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes on the Final Closing Working Capital Statement. Purchaser shall indemnify and hold harmless Seller, the Subsidiaries that are not Acquired Subsidiaries and each direct and indirect subsidiary of such Subsidiaries and their respective directors, officers, employees, agents and Affiliates (each, a “Seller Tax Indemnitee”) with respect to any and all Taxes that may be imposed on (and have not been refunded to) any Seller Tax Indemnitee or in respect of the Business or assets of any Seller Tax Indemnitee (i) with respect to any taxable period of any Acquired Subsidiary and any direct or indirect subsidiary of an Acquired Subsidiary beginning after the Closing Date or allocated to Purchaser pursuant to Section 5.8 and the following paragraph of this Section 5.16; and (ii) with respect to liability for Taxes of any Acquired Subsidiary and any direct or indirect subsidiary of an Acquired Subsidiary resulting from any transaction involving such entities that occurs on the Closing Date but after the Closing that is not pursuant to this Agreement.

(b)           If, for any federal, state, local or foreign Tax purposes, the taxable period of an Acquired Subsidiary or a direct or indirect subsidiary of an Acquired Subsidiary does not terminate on the Closing Date (any such period, a “Straddle Period”), Taxes, if any, attributable to such Straddle Period shall be allocated to (i) Seller for the portion of such Straddle Period up to and including the Closing Date and (ii) Purchaser (or its designated Affiliate) for the portion of such Straddle Period subsequent to the Closing Date. For purposes of the preceding sentence, Taxes for the portion of each Straddle Period up to and including the Closing Date and for the portion of such Straddle Period subsequent to the Closing Date shall be determined on the basis of an interim closing of the books as of the close of business on the Closing Date as if such Straddle Period consisted of one taxable period ending on the Closing Date followed by a taxable period beginning on the day following the Closing Date or under such other reasonable method as the parties may agree. For purposes of this Section 5.16(b), exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis. For purposes of this Section 5.16 and the representations contained in Section 3.17, any Tax that is based in whole or in part on income earned during a particular taxable period shall be deemed to be a Tax attributable to and imposed in respect of such taxable period; provided, that for purposes of this sentence, the term “taxable period” shall include any portion of a taxable period that ends on and includes the Closing Date.

(c)           Seller shall prepare and file all Tax Returns of each Acquired Subsidiary and each direct and indirect subsidiary of an Acquired Subsidiary for all taxable periods of each Acquired Subsidiary and each direct and indirect subsidiary of an Acquired Subsidiary that end on or prior to the Closing Date; provided, however, that with respect to such Tax Returns (not including, for the avoidance of doubt, Tax Returns of any Affiliated Group of which an Acquired Subsidiary or a direct or indirect subsidiary of an Acquired Subsidiary is a member) that have due dates, including all applicable extensions, after the Closing Date (any such return, a “2002 Extended Return”), Seller shall use its reasonable best efforts to prepare and file such 2002 Extended Returns before the Closing Date. If, after using its reasonable best efforts, Seller is unable to file any 2002 Extended Return, then Seller shall notify Purchaser in writing and Purchaser shall be responsible for filing such 2002 Extended Return. All such Tax Returns shall be prepared on a basis that is consistent with the manner in which Seller prepared or filed such Tax Returns for prior periods. Purchaser (or its designated Affiliate) shall be responsible for filing all Tax Returns required to be filed by or on behalf of each Acquired Subsidiary and each direct and indirect subsidiary of an Acquired Subsidiary for taxable periods ending after the Closing Date. With respect to any Tax Return required to be filed by Purchaser (or its designated Affiliate) pursuant to this Section 5.16(c) for a Straddle Period of any Acquired Subsidiary or any direct or indirect subsidiary of an Acquired Subsidiary, Purchaser (or its designated Affiliate) shall provide Seller with copies of such completed Tax Return and a statement setting forth the amount of Tax shown on such Tax Return that is allocable to Debtors pursuant to Section 5.16(b) (the “Statement”) at least 30 days prior to the due date for the filing of such Tax Return for Seller’s review, comment and consent, which consent shall not be unreasonably withheld or delayed. Seller and Purchaser agree to consult and to attempt to resolve in good faith any disputes with respect to such Tax Return and the Statement. Not later than five days before the due date for the payment of Taxes with respect to such Tax Return, Seller shall pay to Purchaser (or its designated Affiliate) an amount equal to the Taxes shown on the Statement as being allocable to Seller pursuant to Section 5.16(b). If Seller and Purchaser cannot agree on the amount of Taxes owed by Seller as reflected on the Statement, Seller shall pay to Purchaser the amount of Taxes shown as due on the Statement. Within 10 days after such payment, Purchaser and Seller shall refer the matter to the Accountants. Purchaser and Seller shall equally share the fees and expenses of the Accountants. The determination of the Accountants with respect to such Tax Return and Statement shall be final, conclusive, and binding on all parties to this Agreement. Within five days after the determination by the Accountants, if necessary, either Purchaser or Seller shall pay the other any amount which is determined by the Accountants to be owed.

Section 5.17           Tax Cooperation.

(a)           Seller and Purchaser agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Acquired Assets and the Acquired Subsidiaries (and any of their direct and indirect subsidiaries) as is reasonably requested for the filing of Tax Returns and for the preparation for any audit, inquiry or judicial proceeding related to Taxes or any Tax Return, or to otherwise understand the Tax Liabilities or potential Tax Liabilities of the Acquired Subsidiaries and their direct and indirect subsidiaries for all periods (or portions thereof) ending on or before the Closing.

(b)           Seller shall deliver to Purchaser as promptly as practicable the following information (including supporting documentation when requested):  (i) the adjusted tax basis of each asset owned by any Acquired Subsidiary (and any direct or indirect subsidiary of an Acquired Subsidiary) and Seller’s (and any affiliate of Seller’s) adjusted tax basis in the stock of each Acquired Subsidiary (and each direct and indirect subsidiary of an Acquired Subsidiary); and (ii) any and all information reasonably requested by Purchaser in connection with determining the expected Tax consequences under the Treasury Regulations promulgated under Section 1502 of the Code resulting from the transactions contemplated by this Agreement. Any and all information provided pursuant to this Section 5.17(b) shall be provided at Seller’s expense and shall be the most current information available.

Section 5.18           Section 338(h)(10) Election. If Purchaser so requests by written notice delivered not later than 90 days after the Closing Date, then Seller and each appropriate affiliate of Seller shall join with Purchaser in making a timely election under Section 338(h)(10) of the Code and any analogous provision of state, local or foreign Tax Law (each such election, a “Section 338 Election”) with respect to the purchase of the stock of each Acquired Subsidiary and any deemed purchase of any direct or indirect subsidiary of any Acquired Subsidiary (it being understood that Purchaser may make such requests separately with respect to Section 338 Elections under the Code and under state, local and foreign Tax law and with respect to any Acquired Subsidiary and any direct or indirect subsidiary of an Acquired Subsidiary). If Purchaser requests that one or more Section 338 Elections be made with respect to any Acquired Subsidiary or any direct or indirect subsidiary of an Acquired Subsidiary, then Purchaser shall determine the allocation of the Purchase Price and other relevant items among the assets of the Acquired Subsidiary and, if applicable, one or more of its direct or indirect subsidiaries.

Section 5.19           Treatment of Tax Indemnity Payments. For United States federal income Tax purposes, Purchaser and Seller shall treat any payments made pursuant to Section 5.16 as adjustments to the Purchase Price.

Section 5.20           ARG II Consent Procedures. The parties agree to use commercially reasonable efforts on and after the date hereof and prior to the Closing Date to obtain the consent of all of the Noteholders of the Series 2002-2 Notes issued by ARG II to the sale of the Equity Securities of ARG II to Purchaser; provided, that if the parties are unable to obtain such consents Purchaser will seek to effect a re-financing of the Series 2002-2 Notes immediately following the Closing, and Seller and its Subsidiaries will cooperate with Purchaser in connection with such re-financing in accordance with the provisions of Section 5.2(b).

Section 5.21           Transitional Services Agreement. Purchaser and Seller shall as promptly as practicable, negotiate in good faith an agreement for the provision after the Closing, on an arm’s length basis, of transitional services to each other in order to facilitate an orderly separation from Seller and transition to ownership by Purchaser of the Acquired Assets, and for the administration of the Seller’s remaining assets and estate following the Closing Date.

Section 5.22           Internal Restructuring Transactions. Purchaser acknowledges that Seller and the Subsidiaries desire to engage in a series of transactions prior to the Closing (including making or changing Tax elections, adopting a plan of complete or partial liquidation, dissolving, merging, consolidating, restructuring, recapitalizing, reorganizing or any comparable transaction) (collectively, the “Internal Restructuring Transactions”) designed in part to reduce or minimize Seller’s or the Subsidiaries’ Tax liability in connection with the Bankruptcy Case. Seller shall provide to Purchaser, no later than fourteen (14) days prior to engaging in an Internal Restructuring Transaction (or any portion thereof), a written notice that includes a description of the Internal Restructuring Transaction (or such portion thereof) contemplated and its proposed effective date. Neither Seller nor any Subsidiary shall engage in any Internal Restructuring Transaction (or any portion thereof) without the prior written consent of Purchaser, in its sole discretion. If Purchaser approves any Internal Restructuring Transaction (or any portion thereof), then Seller shall provide Purchaser with written confirmation that such transaction (or such portion thereof) has occurred promptly after its completion (including all documentation related to such transaction (or such portion thereof)).

Section 5.23           Certain Subsidiaries. (a)   Purchaser sha1l have the right to designate the Equity Securities of each of (i) Republic Industries Automotive Rental Group (Belgium) Inc. and (ii) National Car Rental Hawaii as an Excluded Asset by written notice to Seller not later than five Business Days prior to the date scheduled for the Bankruptcy Court hearing on the Sale Approval Order.

(b)   If the Purchaser so elects in writing, Purchaser and Seller shall negotiate in good faith to make Alamo Rent-A-Car (Canada) Inc. (“ARAC”), a party to this agreement for the sale and assumption of its assets and liabilities (it being understood that the failure to so include ARAC as a party to the Agreement shall not be a condition to Purchaser or CCM to close the transactions contemplated by this Agreement or give rise to a right for Purchaser or CCM to terminate this Agreement).

Section 5.24           Payment of Interest. Immediately prior to the Closing Date, Debtors shall pay all interest accrued during the month in which the Closing occurs on the following facilities:  (a) Amended and Restated Credit Agreement dated as of June 30, 2000 , among ANC Rental Corporation, the several banks and other financial institutions or entities from time to time parties thereto, Lehman Brothers Inc. and Lehman as syndication agent and administrative agent; (b) Amended and Restated Senior Loan Agreement, dated as of June 30, 2000, among ANC Rental Corporation, Lehman Brothers Inc. and Lehman Commercial Paper Inc., as syndication agent and administrative agent and (c) Amended and Restated Credit Agreement, dated as of June 30, 2000, among ANC Rental Corporation, the several banks and other financial institutions or entities from time to time parties thereto, Lehman Brothers Inc., Lehman, as syndication agent, Bankers Trust Company, as documentation agent, and Congress Financial Corporation (Florida), as administrative agent and collateral agent.

ARTICLE VI

CONDITIONS

Section 6.1             General Conditions. The respective obligations of Purchaser and CCM, on the one hand, and Debtors, on the other hand, to effect the Closing are subject to the satisfaction or waiver by each of the parties, as the case may be, prior to or at the Closing, of each of the following conditions:

(a)           No statute, rule or regulation or order, judgment or decree of any Governmental Body shall be in effect that stays, enjoins, prevents or prohibits consummation of the transactions contemplated by this Agreement; and

(b)           The waiting period under the HSR Act relating to the consummation of the transactions contemplated by this Agreement, shall have expired or been terminated and all other Competition Approvals shall have been obtained.

Section 6.2             Conditions to Obligations of Purchaser and CCM. The obligation of Purchaser and CCM to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of Purchaser and CCM unless waived by Purchaser or CCM at or prior to the Closing of each of the following conditions:

(a)           The representations and warranties of Debtors contained in this Agreement shall be true and correct in all respects (with respect to representations and warranties qualified by materiality or Material Adverse Effect, disregarding any such qualifications) as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date) unless, with respect to any failure of a representation or warranty to be true and correct as of the Closing Date (or such other particular date), such failure, together with all other failures, would not result in or would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect; and Purchaser shall have received at Closing a certificate to the foregoing effect, dated as of the Closing Date and executed by the Chief Executive Officer of Seller on behalf of Debtors.

(b)           Debtors shall have performed, satisfied and complied in all material respects with each of its respective covenants and agreements set forth in this Agreement to be performed, satisfied and complied with on or after the date hereof and prior to or at the Closing, and Debtors and the Acquired Subsidiaries (or their direct or indirect Subsidiaries) shall have obtained all those consents for the assignment to Purchaser of the Assigned Contracts, and with respect to Commitments to which any Acquired Subsidiary (or any Subsidiary thereof) is a party, for the change in control of the Acquired Subsidiary (or such Subsidiary thereof) contemplated hereby (other than the consent of the Noteholders of the Series 2002-2 Notes, the obtaining of which shall not be deemed a closing condition), in each case the absence of which individually or in the aggregate with any such absences, in the good faith determination of Purchaser, could result in or could reasonably be likely to result in, individually or in the aggregate, a Material Adverse Effect (without taking into account the failure to obtain the consent of the Noteholders of the Series 2002–2 Notes). The consents required by this

Section 6.2(b) shall include, without limitation, the consents listed on Schedule 6.2(b) (without regard to whether the failure to obtain any such consent could result in a Material Adverse Effect).

(c)           The Sale Approval Order shall have been entered and shall have become a Final Order provided, however, that, in the event an appeal of the Sale Approval Order has been filed which results in the failure of this condition to be met but no stay of the Sale Approval Order has been granted, this condition shall be irrevocably waived if Purchaser does not exercise its termination right under Section 7.1(a)(viii)(3) within 20 days from the date the notice of appeal of the Sale Approval Order is filed.

(d)           Between the date hereof and the Closing Date, no event or condition of any character shall have occurred which, individually or in the aggregate, could reasonably be likely to result in a Material Adverse Effect; and Purchaser shall have received at Closing a certificate to the foregoing effect, dated the Closing Date and executed by the Chief Executive Officer of Seller on behalf of Debtors.

(e)           Other than the Amortization Events caused by the commencement of the Bankruptcy Case by Debtors or the transactions contemplated hereby or set forth on Schedule 3.25(c), no Amortization Event (or event which, due to the giving of notice or the passage of time, would become an Amortization Event) shall have occurred and be continuing with respect to any Securitization Transaction.

(f)            Each Debtor shall furnish to Purchaser a copy of a statement, dated not more than 30 days prior to the Closing Date, issued pursuant to Section 1445 of the Code and the Treasury Regulations thereunder, certifying as to such Debtor’s non-foreign status.

(g)           The combined revenues of the Debtors from fees from rentals, sale of related insurance products and franchise fees for the period May 1, 2003 through the Closing Date shall exceed the amount set forth on Exhibit J.

Section 6.3             Conditions to Obligation of Debtors. The obligation of Debtors to consummate the transactions contemplated hereby shall be subject to the fulfillment to the satisfaction of Debtors unless waived by Debtors at or prior to the Closing of each of the following conditions:

(a)           The representations and warranties of Purchaser and CCM contained in this Agreement shall be true and correct in all respects (with respect to representations and warranties qualified by materiality or material adverse effect disregarding any such qualifications) as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall have been true and correct as of such date) unless, with respect to any failure of a representation or warranty to be true and correct as of the Closing Date (or such other particular date), such failure together with all other failures would not result in or would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby; and Seller shall have received at

Closing a certificate to the foregoing effect, dated as of the Closing Date and executed by an officer of Purchaser.

(b)           Purchaser and CCM shall have performed, satisfied and complied in all material respects with each of its respective covenants and agreements set forth in this Agreement to be performed, satisfied and complied with on or after the date hereof and prior to or at the Closing.

(c)           The Sale Approval Order shall have been entered and shall not have been stayed, vacated or reversed.

ARTICLE VII

TERMINATION

Section 7.1             Termination.

(a)           This Agreement may be terminated at any time prior to the Closing:

(i)            by mutual written agreement of Purchaser and Seller;

(ii)           by either party, in the event that Seller accepts a Qualified Bid, other than that of Purchaser, as the highest and best offer;

(iii)          by Debtors, (A) upon a breach of any covenant or agreement on the part of Purchaser or CCM set forth in this Agreement or if any representation or warranty of Purchaser or CCM set forth in this Agreement shall not be true and correct, in either case such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied or the representations and warranties of Purchaser and CCM shall not have been true and correct in all material respects on the date hereof (a “Terminating Purchaser Breach”); provided, that such Terminating Purchaser Breach shall not have been waived by Debtors or, to the extent curable, cured within the earlier of 30 days after written notice of such Terminating Purchaser Breach is given to Purchaser and CCM by Debtors or the Drop Dead Date; or (B) if any condition to Debtors’ obligations to close at the Closing set forth in Article VI is or becomes impossible to fulfill (other than because of the failure of Debtors to comply with its obligations under this Agreement or any Related Documents), and Debtors have not waived such condition;

(iv)          by Purchaser, (A) upon a breach of any covenant or agreement on the part of Debtors set forth in this Agreement or if any representation or warranty of Debtors set forth in this Agreement shall not be true and correct, in either case such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied or the representations and warranties of Seller shall not be true and correct in all material respects on the date hereof (a “Terminating Seller Breach”); provided, that such Terminating Seller Breach shall not have been waived by Purchaser or, to the extent curable, cured within 30 days after written notice of such Terminating Seller Breach is given to Seller by Purchaser or the Drop Dead Date; or (B) if any condition to the obligations of Purchaser and CCM to close set forth in Article VI is or becomes impossible to fulfill (other than because of the failure of Purchaser and CCM to comply with their obligations under this Agreement), and Purchaser and CCM has not waived such condition;

(v)           by Purchaser, (A) upon the commencement of any action to liquidate Seller of any or its Subsidiaries or any of their respective assets under Chapter 7 of the Bankruptcy Code or otherwise, or (B) upon the approval of the Bankruptcy Court or the comparable provisions of Law applicable to any Foreign Subsidiary of any action commenced by any other Person to liquidate Seller or any of the Subsidiaries or any of their respective assets or for the appointment of a trustee or examiner with managerial powers under Bankruptcy Code or comparable provisions of Law applicable to any Foreign Subsidiary;

(vi)          by Purchaser, so long as Purchaser and CCM are not then in breach of their obligations under this Agreement, if the Bidding Procedures Order substantially in the form attached as Exhibit G and otherwise in form and substance reasonably satisfactory to Purchaser shall not have been entered by the Bankruptcy Court by June 30, 2003; provided, however, that if the Bankruptcy Court has not entered the Bidding Procedures Order within such time, and Purchaser does not exercise its right to terminate this Agreement pursuant to this Section 7.1(a)(vi) within 10 days after June 30, 2003, then Purchaser shall be deemed to have irrevocably waived its right to terminate this Agreement pursuant to this Section 7.1(a)(vi);

(vii)         by either Debtors or Purchaser, if the Closing Date has not occurred by December 31, 2003 (the “Drop Dead Date”);

(viii)        by Purchaser, if

(1)           any event or condition of any character shall have occurred which would result in or would reasonably be likely to result in, individually or in the aggregate, a Material Adverse Effect;

(2)           the Bankruptcy Court has not entered the Sale Approval Order by August 31, 2003;

(3)           the Sale Approval Order has not become a Final Order by September 10, 2003 (provided, however, that, in the event an appeal of the Sale Approval Order has been filed which results in the failure of this condition to be met but no stay of the Sale Approval Order has been granted and remains in effect, Purchaser shall be deemed to have irrevocably waived its rights to terminate this Agreement pursuant to this Section 7.1(a)(viii)(3) if it does not exercise its right to terminate this Agreement pursuant to Section 7.1(a)(viii)(3) within 30 days from the date notice of appeal of the Sale Approval Order is filed), or if the Sale Approval Order has been revoked, rescinded or modified in any material respect;

(4)           if the Bankruptcy Court enters an order that authorizes an Alternative Transaction;

(5)           if Debtors become a proponent or co-proponent of any plan of reorganization under the Bankruptcy Code filed with the Bankruptcy Court which does not contemplate the acquisition of the Acquired Assets by Purchaser on substantially the terms set forth herein; or

(6)           if the Bankruptcy Case is converted from a case under Chapter 11 of the Bankruptcy Code to a case under Chapter 7 of the Bankruptcy Code or is dismissed, if a trustee is appointed in the Bankruptcy Case, or if the periods of exclusivity under Sections 1121(b) and 1121(c) of the Bankruptcy Code are terminated or reduced by the Bankruptcy Court pursuant to Section 1121(d) in the Bankruptcy Case;

(ix)           by Purchaser on or prior to June 30, 2003 (or such later date, not later than July 11, 2003, as Seller shall agree to in writing), if (1) MBIA shall not have permanently waived the Amortization Event resulting from the Bankruptcy Case and the transactions contemplated hereby and shall not have entered into a commitment relating to additional fleet financing, in each case on terms and conditions satisfactory to Purchaser in its sole discretion, (2) the Perot Agreement, in form and substance satisfactory to Purchaser in its sole discretion has not been executed and delivered by Perot, or (3) General Motors Corporation and Chrysler Corporation have not each executed and delivered multi-year Commitments for fleet supply and repurchase programs for the Business, to become effective on the Closing Date in form and substance satisfactory to Purchaser; provided, however, that if Purchaser shall not exercise its right to terminate this Agreement pursuant to this Section 7.1(a)(ix) on or prior to 5:00 p.m., New York City time on such date, then Purchaser shall be deemed to have irrevocably waived its right to terminate this Agreement pursuant to this Section 7.1(a)(ix);

(x)            by Purchaser on or prior to 5:00 p.m., New York City time on June 17, 2003, if Debtors shall have not delivered to Purchaser on or prior to 5:00 p.m., New York City time on June 14, 2003, Schedules to this Agreement in form and substance satisfactory to Purchaser in its sole discretion; or

(xi)           by Seller (after consultation with Lehman), if the amounts determined by Purchaser pursuant to clause (ii) of Section 2.5(b) would result in a reduction of the Purchase Price by more than $25,000,000; provided that Seller may not terminate this Agreement pursuant to this clause (xi) unless (A) Seller shall have first given Purchaser written notice not later than 5:00 p.m. on the Business Day immediately preceding the Closing Date of its intention to terminate this Agreement pursuant to this clause (xi) and (B) Purchaser shall have not delivered to Seller not later than 9:00 a.m. on the Business Day on which the Closing Date is to occur a written notice fixing the amount of the reduction of the Purchase Price pursuant to clause (ii) of Section 2.5(b) at $25,000,000.

Section 7.2             Effect of Termination. If this Agreement is terminated by any party pursuant to Section 7.1 and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect and there shall be no liability on the part of any party hereto (or any shareholder, director, officer, partner, employee, agent, consultant or representative of such party), except as set forth in Section 5.7 and this Section 7.2; provided, any termination of this Agreement shall not relieve any party hereto from any liability for any breach of any provisions of this Agreement (including the right to receive the Deposit). The parties agree that Debtor’s right to damages from Purchaser and CCM hereunder shall not be limited to the Deposit (or appropriate percentage thereof). The Confidentiality Agreement, this Section 7.2 and the Termination Fee provided for in Section 5.7 shall survive termination of this Agreement in accordance with its terms.

Section 7.3             Non-Survival of Representations and Warranties; Survival of Covenants and Agreements. The representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing. The covenants and agreements of the parties set forth in Article V that require performance by a party after the Closing Date shall survive the Closing for the period set forth therein.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1             Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by Federal Express or other express carrier, fee prepaid, (iii) sent via facsimile with receipt confirmed, (iv) sent by e-mail to the e-mail address indicated below (flagged as urgent) or (v) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

(a)           If to Debtors, to:

ANC Rental Corporation
200 South Andrews Avenue
Fort Lauderdale, Florida 33301
Attention: Howard Schwartz, Esq.
Facsimile: (954) 320-4158
E-mail: schwartzh@ancrental.com

With copies to:

Fried, Frank, Harris, Shriver & Jacobson
One New York Plaza
New York, New York 10004
Attention: Jeffrey Bagner, Esq.
Facsimile: (212) 859-4000
E-mail: jeffrey.bagner@ffhsj.com

(b)           If to CCM or Purchaser to:

CAR Acquisition Company LLC c/o Cerberus Capital Management, L.P. 450 Park Avenue New York, New York 10022
Attention: Lenard Tessler
Facsimile: (212) 755-3009
E-mail: ltessler@cerberuspartners.com
or William Lobeck
Email: wmlobeck@aol.com

With copies to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Stuart D. Freedman, Esq.
Facsimile: (212) 593-5955
E-mail: stuart.freedman@srz.com

(c)

Lehman Commercial Paper Inc.
745 7th Avenue
New York, New York 10019
Attention:	James P. Seery,
Senior Vice President
Facsimile: (646) 758-2209
E-mail: jseery@lehman.com

With copies to:

Simpson Thatcher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Mark Thompson, Esq.
Facsimile: (212) 455-2502
E-mail: mthompson@stblaw.com

Section 8.2             Fees and Expenses. Except for the payment of the Expense Reimbursement of $250,000 by Debtors to Purchaser, receipt of which is acknowledged by Purchaser, and the release of the Deposit from the Escrow Holder in accordance with the terms of the Escrow Agreement, and subject in all respects to the payment by Debtors to Purchaser of the Termination Fee in accordance with Section 5.7, each party to this Agreement shall bear its own respective, expenses, costs and fees incurred in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions hereby shall be consummated.

Section 8.3             Waiver of Provisions. Any term or condition hereof may be waived at any time by the party hereto which is entitled to the benefits thereof, whether before or after the action of such party; provided, however, that such action shall be evidenced by a written instrument duly executed on behalf of such party by its duly authorized officer or employee. The failure of any party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 8.4             Amendment of Agreement. This Agreement may be modified or amended with respect to any term or provision contained herein at any time by action of the parties hereto; provided, however, that such amendment shall be evidenced by a written instrument duly executed on behalf of each party by its duly authorized officer or employee.

Section 8.5             Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Confidentiality Agreement set forth the entire agreement and understanding between the parties and supersede any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

Section 8.6             Successors and Assigns; Binding Effect. This Agreement shall bind and inure to the benefit of Debtors, on one hand, and to CCM and Purchaser, on the other hand, and their respective successors, transferees and assigns. Purchaser, without the consent of Debtors, may assign all or any portion of its rights and obligations hereunder, in whole or in part, to any one or more of its wholly-owned subsidiaries or Affiliates.

Section 8.7             Severability. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed invalid, illegal or unenforceable by any rule of law or public policy the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become adverse to any party.

Section 8.8             Governing Law. This Agreement shall be governed by and construed, interpreted and enforced first in accordance with and governed by the Bankruptcy Code and the applicable case law under the Bankruptcy Code and, to the extent that the Bankruptcy Code and the applicable case law under the Bankruptcy Code do not address the matter at hand, then this Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware applicable to contracts entirely made and performed there.

Section 8.9             Consent to Jurisdiction. The parties hereby agree that without limitation of any party’s right to appeal any order of the Bankruptcy Court, (a) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes that may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated herein, and (b) any and all claims, causes of action, suits and proceedings relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent and submit to jurisdiction of the Bankruptcy Court.

Section 8.10           Waiver of Jury Trial. Each of the parties hereto hereby waives any right they may have to a trial by jury in respect of any action, proceeding or litigation directly or indirectly arising out of, under or in connection with this Agreement.

Section 8.11           Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.12           No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the parties hereto (and their respective successors, assigns and legal representatives), not intended (nor shall it be construed) to give any other Person any legal or equitable right, benefit, remedy or claim hereunder (including to bring a suit at law or equity).

Section 8.13           No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Notwithstanding anything to the contrary, any representation or warranty by Seller as to delivery or making available documents or information shall be deemed to be satisfied if such document or information has been made available or delivered prior to 5:00 p.m. New York City time on June 14, 2003.

IN WITNESS WHEREOF, each party has caused this Asset Purchase Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

PURCHASER:

CAR ACQUISITION COMPANY LLC

By:	/s/ Lenard B. Tessler
Name:	Lenard B. Tessler
Title:

CERBERUS CAPITAL MANAGEMENT, L.P.

By:	/s/ Lenard B. Tessler
Name:	Lenard B. Tessler
Title:	Managing Director

SELLER:

ANC RENTAL CORPORATION

By:	/s/ Howard D. Schwartz
Name:	Howard D. Schwartz
Title:	Sr. Vice President

OTHER DEBTORS:

Alamo International Sales, Inc.
Alamo Rent-A-Car Management, LP
Alamo Rent-A-Car, LLC
ANC Aviation, Inc.
ANC Collector Corporation
ANC Financial Corporation
ANC Financial GP Corporation
ANC Financial Properties LLC
ANC Financial LP
ANC-GP, Inc.
ANC Information Technology, Inc.
ANC Information Technology Holding, Inc.
ANC Information Technology, L.P.
ANC IT Collector Corporation
ANC Management Services Corporation
ANC Management Services LP
ANC Payroll Administration, LLC
ANC-TM Management LP
ARC-GP. Inc.
ARC-TM. Inc.
ARC-TM Properties LLC
ARG Reservation Services, LLC
ARI Fleet Services, Inc.
Auto Rental Inc.
Car Rental Claims, Inc.
Claims Management Center, Inc.
Guy Salmon USA, Inc.
Liability Management Companies Holding, Inc.
National Car Rental Licensing, Inc.
National Car Rental System, Inc.
NCR Affiliate Servicer Properties LLC
NCR Affiliate Servicer, Inc.
NCRAS Management, LP
NCRAS-GP, Inc.
NCRS Insurance Agency, Inc.
Post Retirement Liability Management, Inc.
Rental Liability Management Holdings, LLC
Rental Liability Management, Inc.
Republic Fiduciary, Inc.
Republic Guy Salmon Partner, Inc.
Spirit Leasing, Inc.
Spirit Rent-A-Car
SRAC Management, LP
SRAC-GP, Inc.
SRAC-TM, Inc.

By:	/s/ Howard D. Schwartz
Name:	Howard D. Schwartz
Title:	Secretary

LEHMAN:

As to Section 2.5 Only
LEHMAN COMMERCIAL PAPER INC.

By:	/s/ James P. Seery, Jr.
Name:	James P. Seery, Jr.
Title:	Authorized Signatory